Exhibit 10.70

Execution Version

CREDIT AGREEMENT

among

SOLAR STAR CALIFORNIA XIII, LLC
as Borrower,

The Several Lenders from Time to Time Parties Hereto, SANTANDER BANK, N.A., as Coordinating Lead Arranger and Joint Lead Arranger,

MIZUHO BANK LTD.,
and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Joint Lead Arrangers

MIZUHO BANK LTD.,
as Administrative Agent,

SANTANDER BANK, N.A.,
MIZUHO BANK LTD.,
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Issuing Banks

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Syndication Agent

SANTANDER BANK, N.A.,
as Documentation Agent

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Interest Rate Hedge Coordinating Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

Dated as of October 17, 2014

A 108 MWac Solar Photovoltaic Generation Facility

Page

ARTICLE 1. DEFINITIONS		1

1.1	Definitions	1
1.2	Rules of Interpretation	32

ARTICLE 2. THE CREDIT FACILITIES		33

2.1	Construction Loan Commitments	33
2.2	Procedures for Construction Loan Borrowing and Repayment of Construction Loans	33
2.3	Term Loans and LC Commitments	33
2.4	Term Loan Conversion	34
2.5	Repayment of Term Loans and LC Loans	35
2.6	Fees	. 35
2.7	Optional Prepayments	36
2.8	Mandatory Prepayments	36
2.9	Terms of All Prepayments	37
2.10	Termination or Reduction of Commitments	38
2.11	Conversion and Continuation Options	38
2.12	Limitations on LIBOR Rate Tranches	39
2.13	Interest Rates and Payment Dates	39
2.14	Computation of Interest and Fees	40
2.15	Promissory Notes	40
2.16	Letters of Credit	40
2.17	General Loan Funding Terms; Pro Rata Treatment and Payments	45
2.18	Inability to Determine Interest Rate	47
2.19	Legal Requirements	47
2.20	Taxes	48
2.21	Indemnity	51
2.22	Change of Lending Office	52
2.23	Replacement of Lenders	52
2.24	Defaulting Lender	52

ARTICLE 3. CONDITIONS PRECEDENT		54

3.1	Conditions Precedent to the Closing Date	54
3.2	Conditions Precedent to the Construction Loans	60
3.3	Conditions Precedent to the Issuance of Letters of Credit	62
3.4	Conditions Precedent to the Term Conversion Date	62
3.5	Confirmation	65

ARTICLE 4. REPRESENTATIONS AND WARRANTIES		65

4.1	Existence; Compliance with Laws	65
4.2	Ownership of Capital Stock	65
4.3	Power; Authorization; Enforceable Obligations; No Legal Bar	65
4.4	Governmental Approvals	66
4.5	ERISA and Labor Matters	66
4.6	Taxes	67
4.7	Business, Debt, Contracts, Etc.	67
4.8	Filings	67
4.9	Investment Company; Holding Company Act; EWG	67

4.10	Governmental Regulation	68
4.11	Federal Reserve Requirements	68
4.12	Litigation	68
4.13	Compliance with Legal Requirements	69
4.14	No Default	70
4.15	Permits	70
4.16	Use of Proceeds	70
4.17	Insurance	71
4.18	Environmental Matters	71
4.19	Title to Properties; Possession Under Leases	71
4.20	Utilities	72
4.21	Roads/Feeder Lines	72
4.22	Sufficiency of Material Project Documents	72
4.23	Material Project Documents	73
4.24	Disclosure	73
4.25	Construction Budget; Projection	73
4.26	Intellectual Property	73
4.27	Land Not in Flood Zone	74
4.28	Partnerships and Joint Ventures; Separateness	74
4.29	Financial Statements; Material Adverse Effect	74
4.30	Accounts	74
4.31	Construction of the Project	74
4.32	Sanctions and Anti-Corruption Laws	74
4.33	Security Documents	75
4.34	Solvency	75
4.35	Sales Tax Exemption; Resale Certificate	75

ARTICLE 5. AFFIRMATIVE COVENANTS OF BORROWER		75

5.1	Reporting Requirements	76
5.2	Maintenance of Existence, Properties; Etc	79
5.3	Compliance with Legal Requirements; Etc.	79
5.4	Insurance; Events of Loss	80
5.5	Taxes; Assessments and Utility Charges	80
5.6	Properties, Books and Records	81
5.7	Use of Proceeds	81
5.8	Payment of Obligations	82
5.9	Construction and Operating Reports	82
5.10	Material Project Documents	83
5.11	Completion; Acceptance Tests	83
5.12	EWG Status; Market-Based Rate Authority	84
5.13	Interest Rate Protection	84
5.14	Power Purchase Arrangement	85
5.15	Sanctions and Anti-Corruption Laws	85
5.16	Operation of Project and Annual Operating Budget	85
5.17	Final Completion	86
5.18	Debt Service Coverage Ratio	86
5.19	Separateness Provisions	87
5.20	Further Assurances	87
5.21	Additional Collateral	87
5.22	Construction Contracts	88
5.23	COD	88

5.24	Participating Intermittent Resource Status	88
5.25	Equity Commitment	88
5.26	Consultants	89
5.27	Compliance with General Order 167	89
5.28	SLTP Project	89

ARTICLE 6. NEGATIVE COVENANTS OF BORROWER		89

6.1	Indebtedness	89
6.2	Liens	89
6.3	Investments	90
6.4	Prohibition of Fundamental Changes; Sale of Assets, Fiscal Year, Etc.	90
6.5	Nature of Business	90
6.6	Transactions With Affiliates	90
6.7	No Distributions	91
6.8	Material Project Documents	91
6.9	Budget; Change Orders	92
6.10	Additional Project Agreements	92
6.11	Swap Agreements	92
6.12	ERISA	92
6.13	Subsidiaries	92
6.14	Accounts	93
6.15	Capital Expenditures	93
6.16	Lease Transactions	93
6.17	Hazardous Substances	93
6.18	Regulations	93
6.19	Prepayment of Permitted Affiliate Subordinated Indebtedness	93
6.20	Modification of Additional Documents	93
6.21	Fiscal Year	93
6.22	Permitted Tax Equity Investment	93
6.23	Network Upgrades	95

ARTICLE 7. EVENTS OF DEFAULT; REMEDIES		95

7.1	Failure to Make Payments	95
7.2	Misrepresentations	95
7.3	Breach of Terms of This Agreement, Other Loan Documents	95
7.4	Cross Default	96
7.5	Bankruptcy; Insolvency	96
7.6	ERISA Events	97
7.7	Judgments	97
7.8	Security	97
7.9	Loss of Applicable Permits	97
7.10	Holdings	97
7.11	Equity Commitment	98
7.12	Change of Control	98
7.13	Abandonment of Project	98
7.14	Breach of Material Project Documents	98
7.15	Loss of Material Project Document	98
7.16	Loss of Collateral	99
7.17	Term Conversion	99
7.18	Remedies	99

ARTICLE 8. ADMINISTRATIVE AGENT AND COLLATERAL AGENT; OTHER AGENTS		100

8.1	Appointment	100
8.2	Delegation of Duties	100
8.3	Exculpatory Provisions	101
8.4	Reliance by Agents	101
8.5	Notice of Default	101
8.6	Non-Reliance on the Agents and Other Lenders	102
8.7	Indemnification	102
8.8	Agents in Their Individual Capacity	102
8.9	Successor Agents	102
8.10	Agents under Security Documents	103
8.11	Collateral Agent’s Duties	103
8.12	Right to Realize on Collateral	105
8.13	Other Agents	105
8.14	Financial Liability	105

ARTICLE 9. MISCELLANEOUS		105

9.1	Amendments	105
9.2	Addresses	107
9.3	No Waiver; Cumulative Remedies	108
9.4	Survival of Representations and Warranties	108
9.5	Payment of Expenses and Taxes	108
9.6	Attorney In Fact	109
9.7	Successors and Assigns; Participations and Assignments	110
9.8	Adjustments; Set-off	113
9.9	Independent Consultants	114
9.10	Entire Agreement	115
9.11	Governing Law	115
9.12	Submission To Jurisdiction; Waivers	115
9.13	Severability	115
9.14	Headings	115
9.15	Acknowledgements	115
9.16	Deed of Trust/Security Documents	116
9.17	Limitation on Liability	116
9.18	Waiver of Jury Trial	116
9.19	Usury	116
9.20	Confidentiality	116
9.21	Counterparts	117
9.22	Third Party Beneficiaries	117
9.23	Patriot Act Compliance	117
9.24	Limited Recourse	117

INDEX OF EXHIBITS
EXHIBIT A-1	Form of Construction Loan Notice of Borrowing
EXHIBIT A-2	Form of Notice of Term Conversion
EXHIBIT A-3	Form of Notice of Conversion or Continuation
EXHIBIT B	Closing Date Base Case Model
EXHIBIT C-1	Form of Construction Loan Note
EXHIBIT C-2	Form of Term Loan Note

v

EXHIBIT C-3	Form of LC Loan Note
EXHIBIT D	Form of Assignment and Assumption
EXHIBIT E	Form of Construction Budget and Schedule
EXHIBIT F	Form of Annual Operating Budget
EXHIBIT G	Form of LC Issuance Notice
EXHIBIT H	Form of Exemption Certificate
EXHIBIT I	Form of Closing Date Certificate
EXHIBIT J	Form of Pledge Agreement
EXHIBIT K	Form of Security Agreement
EXHIBIT L	Form of Summary Operating Report
EXHIBIT M	Form of Interest Rate Agreement
EXHIBIT N-1	Form of DSR Letter of Credit
EXHIBIT O	Form of Second Interconnection Agreement Amendment
EXHIBIT P	Form of CCSF Mitigation Agreement
EXHIBIT Q	Form of Monthly Independent Engineer Report

INDEX OF SCHEDULES

Schedule 1.1A	Commitments
Schedule 1.1B	Amortization Schedule
Schedule 1.1C	Environmental Site Assessments
Schedule 1.1D	Knowledge
Schedule 4.13	Legal Requirements
Schedule 4.15	Permits
Schedule 4.18	Environmental Matters
Schedule 4.19(a), (c) and (e)	Mortgaged Property; Condemnation Proceedings / Changes in Zoning; Site Lease Agreements
Schedule 4.21	Roads and Feeder Lines
Schedule 4.34(a) and (b)	UCC Filing Jurisdictions; Deed of Trust Filing Jurisdictions
Schedule 5.4	Insurance
Schedule 5.2(d)	Authorized Post-Closing Conveyances

INDEX OF ANNEXES

Annex 1	Lenders; Lending Offices
Annex 2	Acceptable Tax Equity Forbearance Terms

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of October 17, 2014, by and among SOLAR STAR CALIFORNIA XIII, LLC a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as Lenders, MIZUHO BANK, LTD., as Administrative Agent, SANTANDER BANK, N.A., MIZUHO BANK, LTD., and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Letter of Credit Issuing Banks (in such capacities, the “Issuing Banks”), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,  as syndication agent (in such capacity, the “Syndication Agent”), SANTANDER BANK, N.A., as documentation agent (in such capacity, the “Documentation Agent”), CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as coordinating agent for the Interest Rate Hedge Counterparties (in such capacity, the “Interest Rate Hedge Coordinating Agent”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, solely in its capacity as Collateral Agent.

The Borrower has, subject to the terms and conditions set forth in this Agreement, requested that (a) the Lenders make loans to the Borrower to fund, among other things, (i) certain Project Costs, and, under certain circumstances, certain Operating Costs and Debt Service requirements, in each case, up to the amounts specified in this Agreement, and (ii) any Drawings on the Letters of Credit, and (b) the Issuing Banks issue the Letters of Credit.  The Lenders are willing to make such loans and the Issuing Banks are willing to issue the Letters of Credit, in each case upon the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the agreements herein and in the other Loan Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1        Definitions.  Except as otherwise expressly provided, capitalized terms used in this Agreement (including in the preamble hereto) and its exhibits shall have the meanings given in this Section 1.1.

“Acceptable Credit Support” has the meaning given to such term in the Equity Contribution Agreement.

“Acceptable Letter of Credit Provider” has the meaning given to such term in the Depositary Agreement.

“Additional Project Agreements” means, collectively, any contract or agreement entered into by the Borrower subsequent to the Closing Date that either (a) replaces or is entered into in substitution of an existing Material Project Document, and any further replacement or substitution thereof or (b) obligates the Borrower to make payments in an aggregate amount exceeding $1,000,000 in any fiscal year or $2,000,000 in the aggregate over the term of such contract or provides for payments to the Borrower in an aggregate amount exceeding $1,000,000 in any fiscal year or $2,000,000 in the aggregate over the term of such contract, provided that in the case of this clause (b), no Required Lender consent shall be required pursuant to Section 6.10 for contracts or agreements relating to the purchase of materials, equipment, insurance, parts or other personal property of any nature necessary or useful to the operation, maintenance, service or repair of the Project that are expressly included in the Construction

Budget and Schedule or the then-current Annual Operating Budget and the Annual Operating Plan (if applicable), provided further, for the avoidance of doubt, that Swap Agreements will not be Additional Project Documents.

“Administrative Agent” means Mizuho Bank, Ltd., in its capacity as administrative agent for the Lenders, or its successors or assigns appointed pursuant to the terms of this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote more than 10% of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Fee Agreements” means, collectively, (i) the Fee Letter Agreement, dated as of October 17, 2014, by and between the Borrower and Mizuho Bank, Ltd., as Administrative Agent, and (ii) the Fee Schedule, dated as of October 17, 2014, by and between the Borrower and Deutsche Bank Trust Company Americas, as Depositary Bank and Collateral Agent.

“Agent Indemnitee” has the meaning given to such term in Section 8.7.

“Agents” means, collectively or individually, depending on the context, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agents, the Interest Rate Hedge Coordinating Agents and the Joint Lead Arrangers.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Amortization Schedule” means the Amortization Schedule set forth as Schedule 1.1B to this Agreement, which shall be updated on the Term Conversion Date and as further updated from time to time as necessary to reflect certain prepayments made by or on behalf of the Borrower in accordance with Section 2.7 or Section 2.8, as applicable.

“Annual Operating Budget” means a budget detailed by month of anticipated revenues and anticipated expenditures of the Borrower with respect to the Project, such budget to include Debt Service, proposed distributions, maintenance, repair and operation expenses (including reasonable allowance for contingencies), costs and expenses related to the purchase of parts or other personal property of any nature necessary or useful to the operation, maintenance, service or repair of the Project, management expenses and fees, taxes, insurance premiums, reserves and all other anticipated Operating Costs for each applicable fiscal year of Borrower substantially in the form of Exhibit F to this Agreement.

“Annual Operating Plan” means the annual operating plan that shall contain a reasonably detailed narrative description of (a) the categories of revenues and costs set forth in the Annual Operating Budget; (b) maintenance and repair activities expected or planned for the upcoming year with respect to the Project; (c) the planned purchases of parts or other personal property of any nature necessary or useful to the operation, maintenance, service or repair of the Project; and (d) any event or condition forecasted for the relevant year that is likely to require the incurrence of major maintenance expense items with respect to the Project in an amount that is at least 10% higher than the corresponding amount set forth with respect to such category in the Base Case Model for such year.

“Applicable Margin” means for each Type of Loan during each applicable period set forth in the table shown below, the applicable per annum percentage under the relevant column heading below:

Applicable Period	Base Rate Loans	LIBOR Loans
From the Closing Date until but not including December 31, 2019:	0.625%	1.625%
On December 31, 2019 and thereafter:	0.875%	1.875%

“Applicable Permit” means, at any time, any Permit to be obtained by or on behalf of the Borrower, including any such Permit relating to zoning, environmental or natural resource protection, pollution, sanitation, CPUC, ERO, CAISO, FERC, PUHCA 2005, safety, siting or building, importation of technology, equipment and materials, that is (a) material and necessary at such time in light of the stage of development, construction or operation of the Project to construct, test, operate, maintain, repair, own or use the Project as contemplated by the Operative Documents, to sell electricity therefrom, to enter into any Operative Document or to consummate any transaction contemplated thereby; (b) necessary so that (i) none of the Agents, the Lenders, the Issuing Banks or any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under the FPA or PUHCA 2005 or under the California Public Utilities Code, as amended, respecting the regulation of electrical corporations solely as a result of the Borrower’s construction, operation, ownership or control of the Project or the sale of electricity therefrom by Borrower (except in the event that any of the Agents, the Lenders, or any Affiliate of any of them exercises remedies under the Operative Documents or otherwise becomes the owner or operator of the Project or directs the sale of electricity therefrom), or (ii) none of the Borrower nor any Affiliate of the Borrower that is a party to an Operative Document may be deemed by any Governmental Authority to be subject to, or not exempt from, regulation under the federal access to books and records provisions of PUHCA 2005, or under any financial, organizational or rate regulation as a “public utility” or “electric utility” under the California Public Utilities Code, as amended, or (c) listed as such on Schedule 4.15.

“Approved Fund” has the meaning given to such term in Section 9.7(b).

“Asset Management Agreement” means that certain Asset Management and Administration Agreement dated as of October 6, 2014 by and between SunPower Capital Services, LLC and the Borrower.

“Assignee” has the meaning given to such term in Section 9.7(b)(i).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit D to this Agreement.

“Available Amount” has the meaning given to such term in Section 2.16(a)(ii).

“Base Case Model” means the Closing Date Base Case Model and the Term Conversion Date Base Case Model, as applicable.

“Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 0.50% and (c) the LIBOR Rate for a LIBOR Loan with a one-month interest period commencing on such day plus 1%.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

“Base Rate Loans” means Loans that bear interest at rates based upon the Base Rate.

“Benefited Lender” has the meaning given to such term in Section 9.8(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrowing” means a borrowing or advance of credit under this Agreement.

“Breakage Costs” has the meaning given to such term in Section 2.21.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in either New York City or London are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“CAISO” means the  California Independent System Operator Corporation, or successor entity which dispatches certain generating units and loads and controls the transmission grid in California.

“CAISO Tariff” means the CAISO Fifth Replacement FERC Electric Tariff, as it may be amended, supplemented or replaced (in whole or in part) from time to time.

“Capital Lease Obligations” means,  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CCSF” means the City and County of San Francisco acting through its Public Utilities Commission.

“CCSF Mitigation Agreement” means the proposed System Impact Mitigation Agreement which may be executed between the Borrower and CCSF substantially in the form of attached Exhibit P.

“Change of Control” means (a) prior to the Term Conversion Date, (i) the Sponsor and any Permitted Transferees failing, on a combined basis, to beneficially own (within the meaning of Rule 13d-5 of the 1934 Act) directly or indirectly 100% of the aggregate voting and economic interests in the Borrower (other than any voting and economic interests owned by a Permitted Tax Equity Investor), (ii) SunPower Corporation failing to have the power, directly or indirectly, to direct or cause the direction of the management, operation and policies of the Borrower and the construction, operation and management of the Project, whether through the ownership of voting interests, by contract or otherwise or (iii) Holdings failing to directly own 100% of the equity interest in the Borrower and (b) after the Term Conversion Date, (i) the Sponsor and any Permitted Transferees failing, on a combined basis, to beneficially own (within the meaning of Rule 13d-5 of the 1934 Act) directly or indirectly at least 50% of the aggregate voting and economic interests in the Borrower (other than any voting and economic interests owned by a Permitted Tax Equity Investor) (ii) neither SunPower Corporation nor any Permitted Transferees has the power, directly or indirectly, to direct or cause the direction of the management, operation and policies of the Borrower and the construction, operation and management of the Project, whether through the ownership of voting interests, by contract or otherwise, or (iii) Holdings ceases to directly own one hundred percent (100%) of the equity interest of Borrower, unless otherwise consented in writing by the Required Lenders.

“Class” means, when used in reference to any Loan, whether such Loan is a Construction Loan, Term Loan, DSR LC Loan or Project LC Loan and, when used in reference to any Commitment, whether such Commitment is a Construction Loan Commitment, Term Loan Commitment, DSR LC Commitment or Project LC Commitment.

“Closing Date” means the date when each of the conditions to the initial Borrowing set forth in Sections 3.1 and 3.2 has been satisfied (or waived in writing by the Administrative Agent and the Lenders).

“Closing Date Base Case Model” means the “Closing Date Base Case Model” containing financial projections for the Borrower and the Project as of the Closing Date, prepared by the Borrower and containing assumptions satisfactory to the Administrative Agent, the Issuing Banks and the Lenders, attached as Exhibit B to this Agreement.

“Closing Date Equity Contribution” means any development costs incurred by the Borrower or any Affiliate of the Borrower prior to the Closing Date as confirmed by the Independent Engineer on the Closing Date not to exceed $40,000,000.

“COD” means each of “Substantial Completion” under the EPC Agreement, the “Commercial Operation Date” under the SCE Power Purchase Agreement and the “Commercial Operation Date” under the Interconnection Agreement has occurred.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property of the Loan Parties, now owned, leased, or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Accounts” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Collateral Agent” means Deutsche Bank Trust Company Americas, as collateral agent for the Secured Parties, together with any of its successors appointed pursuant to the Loan Documents.

“Commitment Fee Rate” means 0.50% per annum.

“Commitments” means the Construction Loan Commitments, the Term Loan Commitments and the LC Commitments.

“Conduit Lender” means  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.19, 2.20, 2.21 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consents” has the meaning given to such term in Section 3.1(n).

“Construction Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Construction Budget and Schedule” means a detailed schedule of the development and construction of the Project, a detailed total Project budget and an indicative monthly draw-down schedule, each as prepared by the Borrower and approved by the Administrative Agent (in consultation with the Independent Engineer) as of the Closing Date, in the form of Exhibit E to this Agreement (as modified in accordance with Section 6.9(a)), and containing a detailed description of Project Costs incurred and expected to be incurred with respect to the development and construction of the Project, in each case for the period commencing on the date of the Construction Budget and Schedule through the expected date of Final Completion.

“Construction Completion Subaccount” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Construction Loan” has the meaning given to such term in Section 2.1.

“Construction Loan Availability Period” means the period commencing on the first date upon which the Borrower satisfies the conditions precedent set forth in Sections 3.1 and 3.2 (or such conditions precedent are waived in accordance therewith) and ending on the earlier of (a) the Construction Loan Maturity Date and (b) the date the Construction Loan Commitments are earlier cancelled or expire pursuant to this Agreement.

“Construction Loan Commitments” means, with respect to any Lender, the commitment of such Lender, if any, to make Construction Loans in an aggregate principal amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Construction Loan Commitment” opposite such Lender’s name on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Construction Loan Commitment, as applicable, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender under

Section 9.7.  The aggregate amount of the Construction Loan Commitments on the Closing Date is $317,973,487.16.

“Construction Loan Maturity Date” means the earliest of (a) the Date Certain, (b) the Term Conversion Date and (c) the date of acceleration of the Construction Loans under Section 7.18(a) or Section 7.18(b)(ii).

“Construction Loan Notes” means the notes provided for under Section 2.15(a).
“Construction Loan Notice of Borrowing” has the meaning given to such term in Section 2.2.

“Construction Status Report” has the meaning given to such term in Section 5.17.

“Consumer Price Index” means the Consumer Price Index, “All Urban Consumers; U.S. City Average,” as published by the U.S. Department of Labor, Bureau of Labor Statistics, or if such index shall cease to be published, such other index as shall be reasonably selected by the Administrative Agent and the Borrower.

“Contractual Obligation” means,  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Counterparty” has the meaning set forth in Section 5.13.

“CPUC” means the California Public Utilities Commission and its successors.

“Crédit Agricole” means Crédit Agricole Corporate and Investment Bank.

“Date Certain” means January 16, 2016.

“Debt Service” means, for any period,  an amount equal to all principal including, without duplication, all amounts overdue and not paid from any prior period and all Scheduled Repayment Amounts of the unpaid principal amount of the Loans for the relevant period, and any interest and fees accrued with respect to the Loans and the Letters of Credit, then scheduled to be due and payable by the Borrower under any Loan Document (including, without duplication of interest amounts payable under this Agreement, ordinary course settlement amounts payable by the Borrower under the Interest Rate Agreements, net of ordinary course settlement amounts received by the Borrower thereunder during the relevant period).

“Debt Service Coverage Ratio” or “DSCR” means for each Repayment Date beginning on the first Repayment Date after the Term Conversion Date, the ratio of (i) Operating Cash Flow Available for Debt Service for the preceding twelve-month period (or, for any DSCR calculation performed prior to the first anniversary of the Term Conversion Date, the period commencing on the Term Conversion Date and ending on such Repayment Date) to (ii) the amount of Debt Service for such period.

“Debt Service Reserve Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Decommissioning Issuing Bank” means Santander Bank, N.A. in its capacity as issuing bank of the Decommissioning Letter of Credit.

“Decommissioning Letter of Credit” means an irrevocable standby letter of credit acceptable in form and substance to the Decommissioning Issuing Bank and the Administrative Agent that is issued pursuant to Section 14.5 of the Site Lease for the account of the Borrower in favor of Merced County by the Decommissioning Issuing Bank, and in the maximum stated amount provided in Section 2.16(a)(i)(B) but in any event not to exceed the Project LC Commitment of the Decommissioning Issuing Bank.

“Deed of Trust” means the Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement, Fixture Filing and Request for Notice made by the Borrower in favor of First American Title Insurance Company, as trustee for the benefit of the Collateral Agent for the benefit of the Secured Parties.

“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Default Rate” has the meaning given to such term in Section 2.13(c).

“Defaulting Lender” means, subject to Section 2.24(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Construction Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Construction Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent to confirm in writing that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deferred Development Fee” means the  “Service Fee” due to the Developer under Section 3.1 of the Development Services Agreement that is payable only on the Term Conversion Date.

“Delay Liquated Damages” has the meaning given to such term in the Depositary Agreement.

“Depositary Agreement” means that certain Depositary Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank.

“Depositary Bank” means Deutsche Bank Company Trust Americas, in its capacity as Depositary Bank as defined in and as acting under the Depositary Agreement, or its successor or assign appointed pursuant to the terms of the Depositary Agreement.

“Developer” means SunPower DevCo, LLC, a Delaware limited liability company.

“Development Services Agreement” means the Development Services Agreement, dated as of October 6, 2014 between the Developer and the Borrower.

“Discharge Date” means the date when all Obligations (excluding contingent indemnification and other provisions, that, by their express terms, survive the repayment of the Loans, interest, fees and other amounts owed under this Agreement) of the Borrower under this Agreement and the other Loan Documents have been indefeasibly paid in full in immediately available funds, no Commitments remain outstanding, the Interest Rate Agreements have been terminated and the Letters of Credit have expired by their terms or been terminated by their beneficiaries (pursuant to documentation reasonably acceptable to the Administrative Agent and the Issuing Banks).

“Distribution Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Distribution Reserve Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“District Mitigation Agreement” means the Mitigation of Impacts Agreement, dated as of April 18, 2013, among the Borrower, Modesto Irrigation District and Turlock Irrigation District.

“Documentation Agent” has the meaning given to such term in the preamble of this Agreement.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Drawing” means a drawing by the applicable beneficiary on a Letter of Credit.

“DSR Issuing Banks” means (a) Santander Bank, N.A., Mizuho Bank, Ltd., and Crédit Agricole Corporate and Investment Bank in their respective capacities as issuing bank of a DSR Letter of Credit and (b) each other Lender so designated by the Borrower with the written consent of such Lender in accordance with Section 2.16(o), in each case, in its capacity as an issuer of a DSR Letter of Credit.

“DSR LC Commitment” means the commitment of each DSR Issuing Bank to issue and continue to make available a DSR Letter of Credit and make DSR LC Loans to the Borrower in respect of its Debt Service Reserve Letter of Credit, in an aggregate stated or principal amount at any one time not to exceed the amount, expressed as a Dollar amount, set forth under the heading “DSR LC Commitment” opposite such DSR Issuing Bank’s name on Schedule 1.1A, as such amount may be reduced from time to time pursuant to Section 2.10.  The aggregate amount of the DSR LC Commitments of all DSR Issuing Banks on the Closing Date shall be $17,488,832.59.

“DSR LC Loan” means any loan made to the Borrower by any DSR Issuing Bank as a result of a Drawing on a DSR Letter of Credit issued by such DSR Issuing Bank as set forth in Section 2.16(e).

“DSR Letter of Credit” means an irrevocable standby letter of credit to be issued pursuant to Section 2.16 by an Acceptable Letter of Credit Provider, for the account of the Borrower by any DSR Issuing Bank for the benefit of the Depositary, substantially in the Exhibit N-1 and in a maximum stated amount not to exceed the DSR LC Commitment of such DSR Issuing Bank.

“DSR Requirement” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“ECA Parent Guarantor” means SunPower Corporation, in its capacity as guarantor under the ECA Parent Guaranty.

“ECA Parent Guaranty” has the meaning given to such term in the Equity Contribution Agreement.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface, soil or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Claim” means any and all actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, directives, orders or agreements relating in any way to the Environment, any Environmental Law or the release of or human exposure to any Hazardous Substance.

“Environmental Law” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Legal Requirements (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health, natural resources or the Environment or which give rise to liability based on impermissible exposure to Hazardous Substances, as now or may at any time hereafter be in effect.

“Environmental Site Assessments” means the Environmental Site Assessments identified on Schedule 1.1C, including all exhibits and appendices and all other attachments thereto.

“EPC Agreement” means that certain Engineering, Procurement & Construction Agreement, from the EPC Contractor, dated as of October 6, 2014 by and between the EPC Contractor and the Borrower.

“EPC Contractor” means SunPower Corporation, Systems, a Delaware corporation.

“EPC Parent Guaranty” means the Guaranty, dated as of October 6, 2014 by the EPC Parent Guarantor in favor of the Borrower.

“EPC Parent Guarantor” means SunPower Corporation, in its capacity as guarantor under the EPC Parent Guaranty.

“Equator Principles” means those principles and standards set forth in “The Equator Principles III – 2013”, as currently available at www.equatorprinciples.com,  as amended from time to time.

“Equity Commitment” has the meaning given to such term in the Equity Contribution Agreement.

“Equity Contribution” has the meaning given to such term in the Equity Contribution Agreement.

“Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of the date hereof, among the Equity Investor, the Borrower, the Administrative Agent and the Collateral Agent.

“Equity Contribution Documents” means the Equity Contribution Agreement, the ECA Parent Guaranty and any Acceptable Credit Support.

“Equity Investor” has the meaning given to such term in the Equity Contribution Agreement.

“Equity Requirement” has the meaning given to such term in the Equity Contribution Agreement.

“ERO” means the Electric Reliability Organization, within the meaning of Section 215(a)(2) of the FPA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any ERISA Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan), whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in

Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; and (j) with respect to any Foreign Plan or Foreign Benefit Arrangement, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (C) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan or Foreign Benefit Arrangement.

“ERISA Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, (whether or not subject to ERISA) including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Event of Default” and “Events of Default” have the meanings given in Article 7.

“Event of Loss” means a single insured event or a related series of insured events causing any loss of, destruction of or damage to, or any condemnation or other taking of (including by eminent domain), of all or any portion of the property or assets of the Borrower.

“EWG” means an “exempt wholesale generator,” as such term is defined in Section 16451(6) of PUHCA 2005 and the FERC’s implementing regulations at 18 C.F.R. § 366.1.

“Facilities” means each of (a) the Construction Loan Commitments and the Construction Loans made thereunder (the “Construction Loan Facility”), (b) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”), (c) the DSR LC Commitments and the DSR Letters of Credit and DSR LC Loans made thereunder (the “DSR LC Facility”), and (d) the Project LC Commitments and the Project Letters of Credit and Project LC Loans made thereunder (the “Project LC Facility”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, published guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any inter-governmental agreement (together with any law implementing such agreement including any U.S. or non-U.S. regulations or guidance notes).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Payment Date” means (a) the last day of each June and December of each year falling after the date hereof and (b) as applicable, the Construction Loan Maturity Date, the Term Loan Maturity Date and the LC Loan Maturity Date.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“Final Completion” means the later of the date of Final Completion (as defined in the EPC Agreement) and the date that all items on the Punch List (as defined in the EPC Agreement) have been completed.

“First Repayment Date” means June 30, 2016.

“Fitch”  means  Fitch  Ratings,  Ltd.,  or  any  successor  to  the  ratings  agency  business thereof.

“Forbearance Agreement” has the meaning given to such term in Section 6.22(c).

“Forbearance  Start  Date”  means  a date  to  be agreed  between  the  Borrower  and  the Lenders that will be   the date on which a minimum threshold investment  has been made by the Tax Equity Investor, provided certain other conditions have been satisfied relating to the anticipated COD, the Equity Investor’s remaining equity commitment and the nonexistence of Defaults or Events of Default.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Loan Party, or by any ERISA Affiliate.

“Foreign Plan” means  each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Loan Party, or by any ERISA Affiliate.

“FPA” means the Federal Power Act, as amended.

“Funds Flow Memorandum” shall mean the memorandum, dated as of October 17, 2014, delivered by the Borrower to the Administrative Agent with respect to the disbursement of funds on the Closing Date.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.

“Ground Lessor” means AKT Santa Nella Solar Investors II, LLC, a California limited liability company.

“Guarantee” as to any Person (the “guaranteeing person”), means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any Letters of Credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third

Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Substances” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, which in each case is or becomes subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” means Solar Star California XIII Parent, LLC, a Delaware limited liability company.

“Improvements” has the meaning given to such term in the Deed of Trust.

“Indebtedness” of any Person at any date, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7.4 only, all obligations of such Person in respect of Interest Rate Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning given to such term in Section 9.5.

“Indemnitee” has the meaning given to such term in Section 9.5.

“Independent Consultants” means, collectively, the Insurance Consultant, the Independent Engineer, the Transmission Consultant, the Environmental Consultant and the Solar Resource Consultant or their successors appointed pursuant to Section 9.9.

“Independent Engineer” means Leidos or its successor appointed pursuant to Section 9.9.

“Insolvent” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insurance Consultant” means Moore-McNeil, LLC, or its successor appointed pursuant to Section 9.9.

“Intellectual Property” means  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interconnection Agreement” means the Large Generator Interconnection Agreement, dated as of March 28, 2013, among the Borrower, the Transmission Utility and the CAISO, as amended by that certain First Amendment dated October 6, 2013.

“Interest Fix Fees” means all costs, fees, expenses and other amounts due and payable by the Borrower under the Interest Rate Agreements (as calculated by the relevant Counterparty), including any costs, fees, expenses or other amounts (including increased interest payments) due and payable in connection with any unwinding, breach or termination of such Interest Rate Agreements as required under such Interest Rate Agreements.

“Interest Payment Date” means, (a)  prior to the Term Conversion Date, (i) as to any Base Rate Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (ii) as to any LIBOR Loan, the last day of such Interest Period, and (iii) as to any Loan, the date of any repayment or prepayment made in respect thereof (including Term Conversion in respect of Construction Loans) and (b) after the Term Conversion Date, (i) each Repayment Date, and (ii) the date of any repayment or prepayment made in respect of a Loan.

“Interest Period” means as to any LIBOR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period (i) commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan (if such day occurs prior to the Term Loan Conversion Date) and ending one (1), two (2), three (3) or six (6) months thereafter and (ii) commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan (if such day occurs on or after the Term Loan Conversion Date) and ending three (3) or six (6) months thereafter, in the case of either (i) or (ii) as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., New York time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)         if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)        if the Borrower selects an Interest Period with respect to Construction Loans, Term Loans or LC Loans that would extend beyond the Construction Loan Maturity Date, the Term Loan Maturity Date or the applicable LC Loan Maturity Date, such Interest Period will end on the Construction Loan Maturity Date, Term Loan Maturity Date or LC Loan Maturity Date, as applicable;

(iii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)       except as described in item (ii) above, the Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such Loan; and

(v)        the Borrower shall select Interest Periods with respect to Term Loans that will result in Interest Periods that match corresponding interest periods under the Interest Rate Agreements.

“Interest Rate Agreement Termination Amount” means, as of any date and with respect to any Interest Rate Agreement that has been terminated, the termination amount due to the applicable Counterparty (as determined in the reasonable good faith judgment of such Counterparty, consistent with the prevailing market practice, under and in accordance with the terms of such Interest Rate Agreement) that remains outstanding on such date.

“Interest Rate Agreements” has the meaning given to such term in Section 5.13(a).

“Interest Rate Hedge Coordinating Agent” means Credit Agricole Corporate and Investment Bank, as coordinating agent for the Interest Rate Hedge Counterparties.

“Investment” has the meaning given to such term in Section 6.3.

“Issuing Banks” means collectively, the Project LC Issuing Banks and the DSR Issuing Banks.

“Joint Lead Arrangers” means Santander Bank, N.A., Mizuho Bank, Ltd., and Credit Agricole Corporate and Investment Bank in their capacities as joint lead arrangers.

“Knowledge” means the actual knowledge of any Responsible Officer or any person listed on Schedule 1.1D.

“LC Commitment” means, collectively, the Project LC Commitments and the DSR LC Commitments.  The aggregate amount of the LC Commitments on the Closing Date is $59,475,614.74.

“LC Commitment Termination Date” means the Term Loan Maturity Date.

“LC Issuance Notice” means a written request by the Borrower to the Issuing Banks requesting the issuance of a Letter of Credit, substantially in the form of Exhibit G to this Agreement.

“LC Loan Maturity Date” means with respect to any LC Loan, the earliest of (a) the date that is the third anniversary of the date such LC Loan is made or deemed made, (b) the LC Commitment Termination Date and (c) the date of acceleration of any Loans under Section 7.18(a) or Section 7.18(b)(ii).

“LC Loans” means the DSR LC Loans and the Project LC Loans.

“LC Loan Note” has the meaning given to such term in Section 2.15(c).

“Legal Requirements” means, as to any Person, the certificate of incorporation and by- laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person, any law, treaty, rule or regulation, including any Governmental Rule, or determination of an arbitrator or a court or other Governmental Authority, or any requirement under a Permit, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lenders” means the banks and other financial institutions or entities party to this Agreement from time to time, other than the Collateral Agent.

“Lending Office” means the office designated as such beneath the name of a Lender set forth on Annex 1 of this Agreement or such other office of such Lender as such Lender may specify in writing from time to time to the Administrative Agent and the Borrower.

“Letters of Credit” means the DSR Letters of Credit and the Project Letters of Credit.

“LIBOR Base Rate” means, with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “LIBOR Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“LIBOR Loans” means Loans that bear interest at rates based upon the LIBOR Rate.

“LIBOR Rate” means, with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula:

LIBOR Base Rate
1.00 - LIBOR Reserve Requirements

“LIBOR Rate Tranche” means the collective reference to LIBOR Loans under a particular Facility with respect to which all then current Interest Periods (i) begin on the same date and (ii) end on the same later date (whether or not such Loans shall originally have been made on the same day).

“LIBOR Reserve Requirements” means, for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“LIBOR Term Loan” means any LIBOR Loan that is a Term Loan.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), whether or not filed, recorded or otherwise perfected or effective under applicable law.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Equity Contribution Documents, the Agent Fee Agreements, the Interest Rate Agreements and any other documents, agreements or instruments entered into in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrower, Holdings, the Equity Investor and the ECA Parent Guarantor.

“Loans” means the loans made by the Lenders and the Issuing Banks under this Agreement, including Construction Loans, Term Loans and LC Loans.

“Local Deposit Account” means a deposit account to be held by the Borrower with a financial institution reasonably satisfactory to the Administrative Agent and subject to a deposit account control agreement in favor of the Collateral Agent on terms reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Loss Proceeds” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Loss Proceeds Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Major Maintenance Reserve Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, or condition (financial or otherwise) of the Borrower or the Project, (b) the validity, legality, binding effect or enforceability (i) against any Loan Party of this Agreement or any of the other Loan Documents to which it is a party or (ii) of the rights or remedies of the Agents or the Lenders under this Agreement or any of the other Loan Documents, (c) the validity, perfection or enforceability of the Liens granted under the Loan Documents or (d) the ability of any Loan Party to perform its obligations under any Loan Documents to which it is a party.

“Material Project Documents” means the collective reference to (a) the SCE Power Purchase Agreement, (b) the Interconnection Agreement, (c) the Site Lease Agreements, (d) the O&M Agreement, (e) the O&M Parent Guaranty, (f) the EPC Agreement, (g) the EPC Parent Guaranty, (h) the Performance Guaranty Agreement, (i) the Asset Management Agreement, (j) the Districts Mitigation Agreement, (k) the CCSF Mitigation Agreement (when executed), (l) the Interconnection Agreement and (m) any Additional Project Agreements, as of the applicable time of determination, then in force and effect.

“Material Project Participants” means the Power Purchaser, CAISO, the Transmission Utility, the Operator, the Operator Parent Guarantor, the EPC Contractor, the EPC Parent Guarantor and the Ground Lessor; provided, however, that any Person shall cease to be a Material Project Participant when all obligations of such Person under all Operative Documents to which it is a party have been indefeasibly performed and/or paid in full or have expired and all warranty periods if applicable have expired.

“Minimum Debt Service Coverage Ratios” means a Debt Service Coverage Ratio of at least (i) 1.30:1.00 in each individual semi-annual period assuming P50 Production (as adjusted pursuant to the Term Conversion Date Base Case Model and based on the 19-year amortization schedule reflected therein); and (ii) 1.00:1.00 in each individual semi-annual period assuming P99 Production (as adjusted pursuant to the Term Conversion Date Base Case Model and based on the 19-year amortization schedule reflected therein), in each case, calculated on and following the Closing Date, the Term Conversion Date or the applicable prepayment date pursuant to Section 2.8, as the case may be, until the end of such 19 year period.

“Mitigation Agreements” means, collectively, the Districts Mitigation Agreement and the CCSF Mitigation Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” means the Real Property listed on Schedule 4.19(a), as to which the Collateral Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Deed of Trust, and any other property that becomes subject to the Liens of the Deed of Trust pursuant to Section 5.21 (which shall be deemed Mortgaged Property when it so becomes subject thereto).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

“1934 Act” means the Securities Exchange Act of 1934, as in effect on the Closing Date.

“Non-Excluded Taxes” has the meaning given to such term in Section 2.20(a).

“Nonrecourse Parties” has the meaning given to such term in Section 9.24.

“Non-U.S. Lender” has the meaning given to such term in Section 2.20(e).

“Notes” means, collectively, the Construction Loan Notes, the LC Loan Note and the Term Loan Notes, substantially in the form of Exhibit C-1, Exhibit C-2, and Exhibit C-3, as applicable.

“Notice of Conversion or Continuation” has the meaning given to such term in Section 2.11.

“Notice of Term Conversion” has the meaning given to such term in Section 2.5(a).

“O&M Agreement” means that certain Operation and Maintenance Agreement dated as of October 6, 2014, by and between the Operator and the Borrower.

“O&M Parent Guaranty” means the Guaranty dated as of October 6, 2014, made by the Operator Parent Guarantor in favor of the Borrower.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Agents, the Issuing Banks or to any Lender or Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Reimbursement Obligations, Breakage Costs, Interest Fix Fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise (whether or not evidenced by any note or instrument and whether or not for the payment of money).

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“Operating Cash Flow Available for Debt Service” means, for any period, the excess of (a) Project Revenues over (b) Operating Costs.

“Operating Costs” means, for any period, the sum, computed without duplication among any of the following categories or from period to period, of the following actual cash operating and maintenance costs:  (a) general and administrative expenses and ordinary course fees, royalties and costs, including those paid to the counterparties to the Site Lease Agreements pursuant to the Site Lease Agreements, plus (b) expenses for operating the Project and maintaining the Project in good repair and operating condition in accordance with Prudent Industry Practices paid during such period, including payments to the counterparties to the Material Project Documents as required pursuant to the Material Project Documents (including (w) capital expenditures incurred in connection with normal maintenance of the Project, (x) capital expenditures required by applicable Legal Requirements or any Applicable Permit and (y) capital expenditures which the Borrower is required to make pursuant to the terms of the Operative Documents (collectively, “Permitted Capex”)), plus (c) management and other fees payable under the O&M Agreement and the Asset Management Agreement, plus (d) insurance costs paid in respect of insurance maintained or required to be maintained in respect of the Project during such period, plus (e) applicable sales and excise taxes (if any) paid or reimbursable by the Borrower during such period, plus (f) franchise taxes paid by the Borrower during such period, plus (g) property taxes paid by the Borrower during such period, plus (h) any other direct taxes (if any) paid by the Borrower during such period, plus (i) costs and fees attendant to the obtaining and maintaining in effect the Permits paid during such period, plus (j) legal, accounting and other professional fees attendant to any of the foregoing items paid during such period, plus (k) expenses incurred as necessary to prevent or mitigate an emergency situation.  Operating Costs shall exclude, to the extent included above: (i) payments into any of the Collateral Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation and other non-cash charges for such period, (iv) payments of any kind with respect to Debt Service, (v) any payments of any kind with respect to any restoration of the Project during such period and (vi) capital expenditures (other than Permitted Capex).

“Operative Documents” means the Loan Documents and the Material Project Documents.

“Operator” means SunPower Corporation, Systems, a Delaware corporation.

“Operator Parent Guarantor” means SunPower Corporation, in its capacity as guarantor under the O&M Parent Guaranty.

“Other Fee Agreements” has the meaning given to such term in Section 3.1(bb).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“P50 Production” means the production volume based on the P50 one (1) year confidence levels for the Project determined by the Independent Engineer pursuant to the report delivered under Section 3.1(q).

“P99 Production” means the production volume based on the P99 one (1) year confidence levels for the Project determined by the Independent Engineer pursuant to the report delivered under Section 3.1(q).

“Participant” has the meaning given to such term in Section 9.7(c).

“Participant Register” has the meaning given to such term in Section 9.7(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), Pub. L. 107-56 and all other United States laws and regulations relating to money-laundering and terrorist activities.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means  any ERISA Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such ERISA Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Performance Guaranty Agreement” means that certain Performance Guaranty Agreement, dated as of October 6, 2014, between the Borrower and the Operator.

“Performance Liquidated Damages” has the meaning given to such term in the Depositary Agreement.

“Permit” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from or provided to a Governmental Authority under any Legal Requirement.

“Permitted Affiliate Subordinated Indebtedness” means Indebtedness of the Borrower to the Equity Investor or any Affiliate of the Equity Investor that (a) is unsecured, (b) is fully and completely subordinated (and collaterally assigned) for the benefit of, and to, the Lenders pursuant to a subordination and security agreement, which shall, in each case, be in form and substance satisfactory to the Required Lenders, (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is one (1) year after the Term Loan Maturity Date and (d) provides for payments of interest solely in-kind (and not in cash) until the date that is one (1) year after the Term Loan Maturity Date.

“Permitted Indebtedness” means:

(a)        Indebtedness under or in respect of the Loan Documents;

(b)        obligations incurred under the Material Project Documents;

(c)        trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of the Borrower’s business operation so long as such trade accounts are not more than ninety (90) days past due;

(d)        purchase money or Capital Lease Obligations to the extent incurred in the ordinary course of business to finance items of equipment not comprising an integral part of the Project; provided that (A) if such obligations are secured, they are secured only by Liens upon the equipment being financed and (B) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $1,500,000;

(e)        the Deferred Development Fee;

(f)         Permitted Affiliate Subordinated Indebtedness not to exceed $10,000,000 in the aggregate; and

(g)        other unsecured Indebtedness not to exceed in the aggregate $250,000.

“Permitted Investments” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and rated at least A by S&P or A2 by Moody’s; (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (d) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth, or territory, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (e) securities with maturities of six (6)

months or less from the date acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (f) money market, mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition; or (g) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means:

(a)        the Liens created pursuant to the Security Documents;

(b)        Liens imposed by any Governmental Authority for any tax, assessment or other charge to the extent not yet past due or being contested in good faith and by appropriate proceedings, so long as (a) reserves consistent with GAAP have been established on the Borrower’s books in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other provision for the payment thereof reasonably satisfactory to the Administrative Agent shall have been made bonded, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is immediately paid after resolution of such contest;

(c)        materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or in the restoration, repair or replacement of the Project in accordance with this Agreement or, prior to Final Completion, in connection with the construction of the Project, in each case for amounts not yet due or which are being contested in good faith by appropriate proceedings and which have been bonded in an amount sufficient to repay the underlying obligations and cover any penalties and enforcement costs with respect thereto or in respect of which adequate cash reserves are in place in form and substance reasonably acceptable to the Administrative Agent;

(d)        Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves in accordance with GAAP, bonds or other security acceptable to the Administrative Agent in its reasonable discretion have been provided or are fully covered by insurance;

(e)        Liens, deposits or pledges to secure (i) performance of bids, tenders, Borrower’s obligations under the Material Project Documents (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $500,000 in the aggregate at any time, and with any such Lien to be released within 270 days of its attachment or (ii) mandatory statutory obligations;

(f)        Liens incurred in connection with Indebtedness permitted under clause (d) of the definition of “Permitted Indebtedness”;  provided that no such Lien shall extend to cover any property other than the property or equipment being financed;

(g)       the exceptions to title listed on Schedule B of the Title Policy;

(h)       encumbrances created in connection with any Safe Harbor Agreement (but only if such encumbrance was created in the course of incidental take authorizations pursuant to the Federal Endangered Species Act, such as onsite conservation easements);

(i)         easements, rights of way restrictions, title imperfections, encroachments, minor defects or irregularities in title and similar matters, in each case, that, in the aggregate, are not substantial in amount and do not or would not reasonably be expected to materially detract from the value of the Project or materially impair the construction or use of the Project;

(j)         liens not incurred in connection with the incurrence of Indebtedness, in an amount not in excess of $250,000; and

(k)        zoning and other land use and environmental Governmental Rules of any municipality or Governmental Authority that do not secure any monetary obligations and which do not materially interfere with the use of any asset in the conduct of the business of the Borrower or the construction, development, operation or maintenance of the Project or materially detract from the value of the Project;

(l)         Liens expressly permitted or expressly contemplated by the Loan Documents; and

(m)       Liens created by or pursuant to the Stockton Terminal Conservation Easement.

“Permitted Tax Equity Investor” means an entity that (a) has provided all documentation and information requested by the Administrative Agent and the Lenders that is necessary (including names and addresses of such Person) for the Administrative Agent and the Lenders to identify such Person in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder) and otherwise complete their review to their satisfaction; (b) is not currently involved in any pending or threatened litigation with any of the Lenders and (c) is rated at least BBB- by S&P and at least Baa3 by Moody’s (or whose obligations under the tax equity investment documents are guaranteed by an Affiliate with such ratings pursuant to a guarantee applicable in form and substance reasonably satisfactory to the Administrative Agent), and in the case of entities rated BBB- by S&P or Baa3 by Moody’s, not on “negative watch”.

“Permitted Transferee” means a Person that:

(a)        (i) has owned or operated for a period of at least two years at least 200 MW of renewable energy assets, including at least 50 MW of solar energy assets (or is a direct or indirect subsidiary of a Person that meets such requirement); and (ii) (A) has a long-term senior unsecured debt rating of at least BBB+ by S&P or Baa1 by Moody’s) (or BBB- by S&P or Baa3 by Moody’s if such Person is a major United States regulated public utility company providing retail electric utility service in the reasonable determination of the Required Lenders) (or is a direct or indirect subsidiary of a Person that meets such requirement) or (B) has a consolidated net worth of $100,000,000 or (or is a direct or indirect subsidiary of a Person that meets such requirements); or

(b)        is an entity formed by SunPower Corporation or one of its wholly-owned Subsidiaries which (x) is wholly or partially owned, directly or indirectly, by SunPower Corporation, (y) intends to issue shares to the public in a securities offering, and (z) intends to acquire, among other assets, projects owned by SunPower Corporation or its Affiliates.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Plans and Specifications” means the plans and specifications for the construction and design of the Project, including any document describing the scope of work performed by any contractor under the EPC Agreement and/or any other material contract or subcontract for the construction of the

Project and any feeder lines and interconnections, all work drawings, engineering and construction schedules, Project schedules, Project monitoring systems, specifications status lists, material and procurement ledgers, drawings and drawing lists, manpower allocation documents, management and Project procedures documents, Project design criteria, and any other document referred to in the relevant Material Project Documents or any of the documents referred to in this definition, as the same may be amended to the extent permitted by this Agreement.

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, executed and delivered by Holdings, substantially in the form of Exhibit J to this Agreement.

“Pledged Stock” has the meaning given to such term in the Pledge Agreement.

“Potential Wetlands Area” has the meaning given to such term in the ECA Parent Guaranty.

“Power Purchaser” means Southern California Edison Company, a California corporation.

“Prepayment Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York, New York (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).

“Power Blocks” has the meaning given to such term in the definition of “Project”.

“PPA Issuing Bank” means Mizuho Bank, Ltd. in its capacity as issuing bank of the PPA Development Letter of Credit and the PPA Performance Letter of Credit.

“PPA Development Letter of Credit” means an irrevocable standby letter of credit acceptable in form and substance to the PPA Issuing Bank and the Administrative Agent that is issued pursuant to Section 3.06 of the SCE Power Purchase Agreement for the account of the Borrower in favor of the Power Purchaser by the PPA Issuing Bank, and in the maximum stated amount provided in Section 2.16(a)(i)(C) but in any event not to exceed the Project LC Commitment of the PPA Issuing Bank.

“PPA Performance Letter of Credit” means an irrevocable standby letter of credit acceptable in form and substance to the PPA Issuing Bank and the Administrative Agent that is issued pursuant to Section 8.02(a) of the SCE Power Purchase Agreement for the account of the Borrower in favor of the Power Purchaser by the PPA Issuing Bank, and in the maximum stated amount provided in Section 2.16(a)(i)(D) but in any event not to exceed the Project LC Commitment of the PPA Issuing Bank.

“Prohibited Transaction” has the meaning given to such term in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Project” means the 108 Megawatt nameplate capacity solar power project, consisting of 74 of SunPower Corporation’s proprietary Oasis power blocks (68 blocks at 1.5 MWac capacity and 6 blocks at 1 MWac capacity) (the “Power Blocks”), which will be located in Merced County, California, together with all buildings, structures or improvements erected on the Mortgaged Property, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all parts which may from time to time be incorporated or installed in or attached thereto, all contracts related thereto, all leases of real or personal property related thereto, all other real and tangible and intangible personal property owned by the Borrower and placed upon the Mortgaged Property (or used in connection with the Power Blocks located thereon), the Mortgaged Property, the Permits required in connection with (or otherwise related to) the Project, any electrical interconnections and, to the extent not included in the foregoing, all Collateral.

“Project Costs” means (a) the cost of developing, designing, engineering, equipping, procuring, constructing, starting up, commissioning, acquiring and testing the Project, including the cost of all labor, services, materials, supplies, equipment, tools, transportation, supervision, storage, training, balance of plant contingency, demolition, site preparation, civil works, and remediation in connection therewith, (b) the cost to the Borrower of constructing the switching station and feeder lines and substation interconnecting the Project to the applicable transmission system and interconnecting and synchronizing the Project to such system, including the costs incurred by the “Interconnection Customer” under the Interconnection Agreement for the “Interconnection Customer’s Interconnection Facilities”, the “Participating TO’s Interconnection Facilities”, the “Network Upgrades” and the “Distribution Upgrades” (each as defined in the Interconnection Agreement) (c) the cost of acquiring and using any lease, easement and any other necessary interest in the Project Site, (d) real and personal property taxes, ad valorem taxes, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to the Project during the period prior to the Term Conversion Date (the “Construction Period”), (e) interest payable on any Loans and financing-related fees and costs during the Construction Period (including any and all fees, interest and other amounts payable by the Borrower under this Agreement and Interest Rate Agreements), (f)  the costs of acquiring Permits for the Project during the Construction Period, (g) all Operating Costs and all general and administrative costs of the Borrower, in each case attributable to the Project during the Construction Period and in accordance with the Construction Budget and Schedule, including the permitted variances thereto, (h) the cost of establishing a spare parts inventory for the Project (if any), (i) the costs of funding the Construction Account for the purpose of making the payments, applications and distributions pursuant to Section 3.1(b)(ii) of the Depositary Agreement prior to the Term Conversion Date, (j) other fees (but only fees payable to third parties) and expenses relating to the construction, acquisition and closing of financing of the Project, including financial, legal and consulting fees, costs and expenses in accordance with the Construction Budget and Schedule, including the permitted variances thereto and (k) the Reimbursable Development Costs; provided that Project Costs shall not include the Deferred Development Fee and the Closing Date Equity Contribution; provided, however, that the total aggregate amount of such Project Costs shall not exceed $457,345,603.00 as set forth in respect of the Project Costs in the Construction Budget and Schedule, including the permitted variances thereto, unless such excess is funded with additional equity contributions from one or more Affiliates of the Borrower .

“Project LC Commitment” means the commitment of each Project LC Issuing Bank to issue and continue to make available a Project Letter of Credit and make Project LC Loans to the Borrower in respect of its Project Letter of Credit, in an aggregate stated or principal amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Project LC Commitment” opposite such Issuing Bank’s name on Schedule 1.1A.  The aggregate amount of the Project LC Commitments of all Project LC Issuing Banks on the Closing Date shall be $41,986,782.15.

“Project LC Issuing Banks” means (a) the Decommissioning Issuing Bank and the PPA Issuing Bank, in their respective capacities as issuing bank of the applicable Project Letters of Credit and (b) each other Lender so designated by the Borrower with the written consent of such Lender in accordance with Section 2.16(o), in each case, in its capacity as an issuer of a Project Letter of Credit.

“Project LC Loans” means any loan made to the Borrower by any Project LC Issuing Bank as a result of a Drawing on a Project Letter of Credit issued by such Issuing Bank as set forth in Section 2.16(e).

“Project Letters of Credit” means the Decommissioning Letter of Credit, the PPA Development Letter of Credit and the PPA Performance Letter of Credit.

“Project Revenues” means all income and cash revenues received by the Borrower from the ownership or operation of the Project, including (a) any payments due to the Borrower under the SCE Power Purchase Agreement and all other income derived from the sale or use of electric energy, capacity and ancillary services generated by the Project, (b) all interest earned on Permitted Investments held in the Collateral Accounts, (c) payments due to the Borrower (or refunds received by the Borrower) under any Material Project Document (including any proceeds from renewable resource credit sales, liquidated damages (excluding Delay Liquidated Damages and Performance Liquidated Damages) and warranty payments due to the Borrower under any Material Project Document and any reimbursement of costs provided for under the Interconnection Agreement), (d) Loss Proceeds of any business interruption, delay in startup or other similar insurance maintained by or on behalf of Borrower and (e) all other operating income, however earned or received, by the Borrower during such period, provided that Project Revenues shall not include (i) any funds of the Borrower, whether contributed to the Borrower by Holdings or an Affiliate thereof or any other Person, (ii) the proceeds of the Loans and (iii) Loss Proceeds (other than proceeds of any business interruption, delay in startup or other similar insurance as set forth above).

“Project Site” means the Real Property located in Merced County, California on which the Project will be located, which includes, among other things, the real property estates created by the Site Lease Agreements.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proportionate Share” means, with respect to any Facility, and with respect to any Lender under such Facility, the proportion that such Lender’s Commitment with respect to such Facility then constitutes of the total Commitments with respect to such Facility (or, at any time after the Commitments with respect to such Facility shall have expired or terminated, the proportion which the aggregate principal amount of such Lender’s outstanding Loans with respect to such Facility constitutes of the aggregate outstanding principal amount of the Loans with respect to such Facility).

“Prudent Industry Practices” means, with respect to any Person, those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by solar power generation facilities in the United States of America of a type and size similar to the Project, as good, safe and prudent practices in connection with operation, maintenance, repair, improvement and use of electrical and other equipment, facilities and improvements of such solar power generation facilities, with commensurate standards of safety, performance, dependability, efficiency and economy.  Prudent Industry Practices does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PUHCA 2005” means the Public Utility Holding Company Act of 2005.

“Real Property” means all right, title and interest of the Borrower in and to any and all parcels of real property owned, leased or operated by the Borrower together with all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof, including the real property estates created by the Site Lease Agreements.

“Register” has the meaning given to such term in Section 9.7(b)(iv).

“Regulation D, H, T, U or X” means Regulation D, H, T, U or X of the Board as in effect from time to time.

“Reimbursement Obligation” means the Borrower’s obligation to repay Drawings under the Letters of Credit as provided in Sections 2.16(e) and (f).

“Reimbursable Development Costs” means the positive difference if any between any development costs incurred by the Borrower or any Affiliate of the Borrower prior to the Closing Date and the Closing Date Equity Contribution in an amount equal to $5,877,365.15, as certified by the Independent Engineer.

“Release” means any placing, spilling, leaking, seepage, migration, intrusion, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing into or onto the indoor or outdoor Environment.

“Repayment Date” means the First Repayment Date and each six (6) month anniversary thereof.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Required DSCR” means, with respect to the applicable period covered at the time of calculation, a Debt Service Coverage Ratio of 1.20:1.00.

“Required Lenders” means at any time (a) prior to the Term Conversion Date, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Construction Loans then outstanding and (ii) the aggregate unused amount of the Commitments (other than the Term Loan Commitments) then in effect and (b) on or after the Term Conversion Date, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans and LC Loans then outstanding and (ii) the aggregate unused amount of the Commitments (other than the Construction Loan Commitments) then in effect.

“Required Secured Parties” means, at any time, the holders of more than 50% of the sum of:

(1)           (a) prior to the Term Conversion Date, the sum of (i) the aggregate unpaid principal amount of the Construction Loans then outstanding and (ii) the aggregate unused amount of the Commitments (other than the Term Loan Commitments) then in effect and (b) on or after the Term Conversion Date, the sum of (i) the aggregate unpaid principal amount of the Term Loans and LC Loans then outstanding and (ii) the aggregate unused amount of the Commitments (other than the Construction Loan Commitments); and

(2)           the aggregate of the Interest Rate Agreement Termination Amounts of the Interest Rate Agreements.

“Responsible Officer” means a manager, the president, a vice president or the secretary of the Borrower, but in any event, with respect to financial matters, a manager of the Borrower.

“Restricted Payment” has the meaning given to such term in Section 6.7.

“Revenue Account” has the meaning given to such term in Section 1.1 of the Depositary Agreement.

“SCE Power Purchase Agreement” means the Renewable Energy Power Purchase and Sale Agreement, dated as of January 11, 2011, between the Power Purchaser and the Borrower , as amended by that certain Amendment No. 1 to Renewable Power Purchase and Sale Agreement, dated as of February 15, 2011, that certain Amendment No. 2 to Renewable Power Purchase and Sale Agreement, dated as of September 4, 2014 and as updated by that certain letter from Project Company to SCE dated as of June 18, 2013, acknowledged by SCE on June 28, 2013 and that certain Amendment No. 3 to Renewable Power Purchase and Sale Agreement, dated as of October 17, 2014.

“Scheduled Repayment Amount” means the repayment amounts corresponding to each Repayment Date, as identified in the Amortization Schedule.

“Second Interconnection Agreement Amendment” means an amendment to the Interconnection Agreement substantially in the form of attached Exhibit O.

“Secured Parties” means the Agents, the Issuing Banks, the Lenders, the Depositary Bank and any Counterparty to an Interest Rate Agreement.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, by and between Borrower and the Collateral Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit K to this Agreement.

“Security Documents” means the Deed of Trust, the Security Agreement, the Pledge Agreement, the Depositary Agreement, the Consents and any other security documents, financing statements and the other instruments filed or recorded in connection with the foregoing.

“Site Lease” means the Lease Agreement between the Borrower and the Ground Lessor dated June 17, 2014, as amended by the First Amendment, dated October 3, 2014.

“SLTP Project” means the San Luis Transmission Project proposed by the Western Area Power Administration for the development of a new 230-kilovolt transmission line approximately 62 miles in length between Western’s Tracy Substation and Western’s San Luis Substation and a new 70-kV transmission line about 5 miles in length between the San Luis and O’Neill Substations.

“Site Lease Agreements” has the meaning given to such term in Section 4.19(e).

“Solar Resource Consultant” means AWS Truepower, or any successor appointed pursuant to Section 9.9.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“S&P” means Standard and Poor’s Rating Services.

“Sponsor” means SunPower AssetCo, LLC, a Delaware limited liability company.

“Sponsor Member” has the meaning given to such term in Section 6.22(a).

“Stockton Terminal Conservation Easement” means has the meaning set forth in the Site Lease.

“Subject Persons” has the meaning given to such term in Section 7.5.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substantial Completion” has the meaning given to such term in the EPC Agreement.

“Substantial Completion Date” means the date when Substantial Completion occurs.

“SunPower Corporation” means SunPower Corporation, a Delaware corporation.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower shall be a “Swap Agreement”.

“Syndication Agent” has the meaning given to such term in the preamble to this Agreement.

“Tax Equity JV” has the meaning given to such term in Section 6.22(a).

“Tax Equity Investor” has the meaning given to such term in Section 6.22(a).

“Taxes” has the meaning given to such term in Section 2.20(a).

“Term Conversion” means the satisfaction (or waiver by Administrative Agent (with the consent of the Required Lenders)) of the conditions set forth in Section 3.4.

“Term Conversion Date” means the date of Term Conversion.

“Term Conversion Date Base Case Model” means the revised Closing Date Base Case Model prepared by the Borrower as of the Term Conversion Date pursuant to Section 3.4(m).

“Term Convert” is the verb form of “Term Conversion.”

“Term Loan” has the meaning given to such term in Section 2.3(a).

“Term Loan Commitments” means, with respect to any Lender, the commitment of such Lender, if any, to make Term Loans in an aggregate principal amount not to exceed the amount, expressed as a Dollar amount, set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.7.  The aggregate amount of the Term Loan Commitments on the Closing Date is $317,973,487.16.

“Term Loan Maturity Date” means the earliest of (a) the seventh anniversary of the Term Conversion Date or (b) the date of acceleration of any  Loans under Section 7.18(a)  or Section 7.18(b)(ii).

“Term Loan Resizing Prepayment Amount” has the meaning given to such term in Section 2.4(c).

“Term Loan Notes” has the meaning given to such term in Section 2.15(b).

“Title Company” means First American Title Insurance Company.

“Title Policy” means that certain policy of extended coverage ALTA mortgagee’s title insurance (2006 form) issued by the Title Company dated as of the Closing Date in an amount at least equal to the Commitments, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Transferee”  any Assignee or Participant.

“Transmission Consultant” means MRW & Associates, or any successor appointed pursuant to Section 9.9.

“Transmission Utility” means Pacific Gas & Electric Company, a California corporation.

“Type” means LIBOR Loans or Base Rate Loans, as applicable, each of which constitutes a Type of Loan.

“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.

“U.S. Lender” has the meaning given to such term in Section 2.20(e).

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2        Rules of Interpretation.  Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Loan Documents:

(a)        The singular includes the plural and the plural includes the singular.

(b)        The word “or” is not exclusive.  Thus, if a party “may do (a) or (b)”, then the party may do either or both.  The party is not limited to a mutually exclusive choice between the two alternatives.

(c)        A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

(d)        A reference to a Person includes its successors and permitted assigns.

(e)        Accounting terms have the meanings given to them by GAAP, as applied by the accounting entity to which they refer.  For purposes of determining compliance with any financial covenants contained in this Agreement, any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(f)        The words “include,” “includes” and “including” are not limiting.

(g)        A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.  Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(h)        References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(i)        The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j)        References to “days” means calendar days, unless the term “Business Days” shall be used.  References to a time of day means such time in Los Angeles, California, unless otherwise specified.  If the Borrower or any Affiliate of the Borrower is required to perform an action, deliver a document or take such other action by a calendar day and such day is not a Business Day, then the Borrower or such Affiliate shall take such action by the next succeeding “Business Day”.

(k)        The Loan Documents are the result of negotiations between, and have been reviewed by the Borrower, the Agents, the Issuing Banks, the Depositary Bank and each Lender and their respective counsel.  Accordingly, the Loan Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, the Agents, the Issuing Banks, the Depositary Bank or any Lender.

ARTICLE 2.

THE CREDIT FACILITIES

2.1           Construction Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make loans to the Borrower (such loans individually, a “Construction Loan” and collectively, the “Construction Loans”) from time to time during the Construction Loan Availability Period, but not more often than three times in a calendar month (except for Borrowings of Construction Loans made solely with respect to the payment of the interest under Section 2.13 and the fees under Section 2.6), in an aggregate principal amount that will not result in such Lender’s Construction Loans exceeding such Lender’s Construction Loan Commitment.  Each Lender’s remaining Construction Loan Commitment shall be reduced to zero on the earlier of (i) the last Business Day of the Construction Loan Availability Period and (ii) the Construction Loan Maturity Date.  The Construction Loans may from time to time be LIBOR Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11.

2.2           Procedures for Construction Loan Borrowing and Repayment of Construction Loans.

(a)           Procedures for Construction Loan Borrowing. The Borrower may borrow under the Construction Loan Commitments during the Construction Loan Availability Period on any Business Day (subject to the limitations in Section 2.1) provided that the Borrower shall give the Administrative Agent an irrevocable appropriately completed written notice in the form of Exhibit A-1 (a “Construction Loan Notice of Borrowing”), as applicable, which notice must be received by the Administrative Agent prior to 10:00 A.M., New York time, (a) three (3) Business Days prior to the requested Borrowing date, in the case of LIBOR Loans, or (b) one (1) Business Day prior to the requested Borrowing date, in the case of Base Rate Loans), specifying, among other things: (a) the amount of the requested Borrowing, which shall be in the minimum amount of $1,000,000 (except for the amount made on the Borrower’s final requested Borrowing) and in whole multiples of $500,000 in excess thereof; (b) the date of the requested Borrowing, which shall be a Business Day, and whether such Borrowing shall consist of Base Rate Loans and/or LIBOR Loans; and (c) in the case of LIBOR Loans, the initial Interest Period(s) selected by the Borrower.  The Construction Loans made on the Closing Date shall be Base Rate Loans.  If the Borrower elects a LIBOR Loan and changes the date of a Borrowing by 10:00 A.M. New York time within three (3) Business Days of the date of such Borrowing, the Borrower shall reimburse the Lenders for Breakage Costs, if any, incurred as a result thereof in accordance with Section 2.21.  The Administrative Agent shall promptly, and in any event within two (2) Business Days prior to the requested Borrowing date in the case of LIBOR Loans, notify each Lender of the contents of such notice.

(b)           Repayment of Construction Loans.  The Borrower shall repay to the Lenders on the Construction Loan Maturity Date all outstanding Construction Loans that have not been Term Converted to Term Loans in accordance with Section 2.3(a) and Section 2.4.

2.3           Term Loans and LC Commitments.

(a)           Term Loans.  Subject to the terms and conditions hereof, each Lender severally agrees to make to the Borrower on the Term Conversion Date only such Loans as the Borrower may request under Section 2.5 (individually, a “Term Loan” and, collectively, the “Term Loans”), in an aggregate principal amount not to exceed such Lender’s Term Loan Commitment.  Each Lender shall make its Term Loan by converting to a Term Loan the unpaid principal amount of its Construction Loans then outstanding, in an amount not to exceed its available Term Loan Commitment.  Each Lender’s Term Loan Commitment shall be irrevocably terminated upon the making of such Term Loan by such Lender.  Unless terminated on or before such date in connection with Term Conversion, the Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Date Certain.  Subject to Sections 2.11 and 2.18, the Term Loans shall be LIBOR Loans.

(b)           LC Loans.  Subject to the terms and conditions hereof, (a) each DSR Issuing Bank agrees to make DSR LC Loans to the Borrower in respect of the DSR Letter of Credit issued by it in an aggregate principal amount at any one time outstanding which does not exceed an amount equal to the DSR LC Commitment of such DSR LC Issuing Bank (less the Available Amount with respect to, and any unreimbursed Drawings under, such DSR Letters of Credit issued by such DSR LC Issuing Bank), and (b) each Project LC Issuing Bank agrees to make Project LC Loans to the Borrower in respect of the Project Letters of Credit issued by it in an aggregate principal amount at any one time outstanding which does not exceed an amount equal to the Project LC Commitment of such Project LC Issuing Bank (less the Available Amount with respect to, and any unreimbursed Drawings under, such Project Letters of Credit issued by such Project LC Issuing Bank), in each case deemed made in accordance with Section 2.16(e).  Each Issuing Bank’s LC Commitments shall be reduced to zero on the LC Commitment Termination Date.

2.4           Term Loan Conversion.

(a)           The Borrower shall request the Term Loans by delivering to the Administrative Agent a written notice in the form of Exhibit A-2 (the “Notice of Term Conversion”), which shall include: (i) the aggregate principal amount of the requested Term Loans (calculated in accordance with paragraphs (b) and (c) below); (ii) the proposed Term Conversion Date, which shall be a Business Day; and (iii) the initial Interest Period(s) applicable thereto.  The Borrower shall give the Notice of Term Conversion to the Administrative Agent by 10:00 A.M. New York time at least seven (7) Business Days before the proposed Term Conversion Date; provided, however, that the Borrower may not provide a Notice of Term Conversion more than thirty (30) Business Days prior to the proposed Term Conversion Date.  The Borrower may not, at any one time, deliver more than one Notice of Term Conversion with respect to Construction Loans; provided, however that the Borrower may retract a previously provided Notice of Term Conversion at any time, but in no event less than three (3) Business Days prior to the proposed Term Conversion Date, and resubmit at a later date a new Notice of Term Conversion in accordance with this Section 2.4(a) as long as the giving or retraction of the Notice of Term Conversion by the Borrower is in good faith and the Borrower has exercised commercially reasonable efforts to achieve the Term Conversion Date.

(b)           On the Term Conversion Date the Administrative Agent shall determine (i) the aggregate principal amount of the Construction Loans that are outstanding as of the Term Conversion Date before giving effect to the prepayment of the Construction Loans in accordance with Section 2.4(c) and (ii) the maximum principal amount of Term Loans that allows the Borrower to maintain the Minimum Debt Service Coverage Ratios in accordance with the Term Conversion Date Base Case Model delivered to Administrative Agent pursuant to Section 3.4(m).  Such maximum principal amount of Term Loans shall be determined by the Administrative Agent (acting at the direction of, or with the consent of, the Required Lenders, which direction or consent will not be unreasonably withheld, conditioned or delayed) using the Term Conversion Date Base Case Model updated to reflect the final capacity of the Project, the date that COD occurred and any other technical information that is known or becomes known and that is relevant for, and has a material impact on, the operation of the Project, as reasonably requested by the Required Lenders.

(c)           If the amount set forth in clause (ii) of Section 2.4(b) is less than the amount set forth in clause (i) of Section 2.4(b) (such deficiency amount, the “Term Loan Resizing Prepayment Amount”), the Borrower shall prepay on the Term Conversion Date the Construction Loans in an amount equal to the Term Loan Resizing Prepayment Amount.

(d)           If the conditions to Term Conversion set forth herein have been met, including the conditions precedent set forth in Section 3.4 (or waived in accordance with the terms hereof), and if the Borrower has not retracted the Notice of Term Conversion, then, on the Term Conversion Date specified in the Notice of Term Conversion, all Construction Loans being Term Converted shall be deemed repaid and the Construction Lenders shall be deemed to have made Term Loans to the Borrower, in each case in an amount equal to the amount of the Construction Loans deemed paid off.

2.5           Repayment of Term Loans and LC Loans.

(a)           The Borrower shall repay (i) a principal amount of the Term Loans on each Repayment Date in an amount equal to the Scheduled Repayment Amount and (ii) all outstanding Term Loans on the Term Loan Maturity Date.

(b)           The Borrower shall repay all outstanding LC Loans on the LC Loan Maturity Date of such LC Loan.

2.6           Fees.

(a)           Agent Fees.

(i)           On the Closing Date, the Borrower shall pay to the Administrative Agent (for the benefit of the applicable parties to each Agent Fee Agreement and each Other Fee Agreement) the up-front, arranging, participation and structuring fees, in each such case, in the amount set forth in each Agent Fee Agreement and each Other Fee Agreement.  Such fees may be paid out of the proceeds of the Construction Loans.

(ii)           The Borrower shall pay to the Administrative Agent on the Closing Date and on each other date as specified in the Agent Fee Agreement entered into by and between the Administrative Agent and the Borrower, solely for the account of Administrative Agent, an agency fee payable at the times and in the amounts set forth in such Agent Fee Agreement.

(iii)           The Borrower shall pay to Depositary Bank and the Collateral Agent on the Closing Date and on each other date specified in the Agent Fee Agreement entered into by and between the Collateral Agent, the Depositary Bank and the Borrower, solely for the account of Depositary Bank and the Collateral Agent, as applicable, the fees payable at the times and in the amounts set forth in such Agent Fee Agreement.

(b)           Loan Commitment Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee for  the period from and including the date hereof to the last day of the Construction Loan Availability Period, computed at the Commitment Fee Rate on the unused amount of the Construction Loan Commitment of such Lender for each day during the period for which payment is made, payable in arrears on each Fee Payment Date during the Construction Loan Availability Period and on the Construction Loan Maturity Date (or, if the Construction Loan Commitments are cancelled or expire prior to such date, on the date of such cancellation or expiration).

(c)        Letter of Credit Commitment Fees.  The Borrower shall pay to the Administrative Agent, for the account of each Issuing Bank, a letter of credit commitment fee for the period from and including the date hereof until the LC Commitment Termination Date, computed at the Commitment Fee Rate on the unused amount of the LC Commitment of such Issuing Bank during the period for which payment is made, payable in arrears on each Fee Payment Date during such period and on the LC Commitment Termination Date (or, if the LC Commitment of the Issuing Banks are cancelled or expires prior to such date, on the date of such cancellation or expiration).

(d)        Other Letter of Credit Fees.  The Borrower shall pay in arrears to the Administrative Agent, for the account of each Issuing Bank, on each Fee Payment Date occurring during the period from and including the date of issuance of each Letter of Credit issued by such Issuing Bank to the LC Commitment Termination Date, a letters of credit fee on the daily aggregate Available Amount with respect to such Letter of Credit outstanding during the period for which payment is made at a rate per annum equal to the Applicable Margin in effect for LIBOR Loans effective for each day in such period.

2.7        Optional Prepayments.  Subject to Section 2.9, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except for any Breakage Costs or Interest Fix Fees, as applicable), upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., New York time, three (3) Business Days prior thereto, in the case of LIBOR Loans, and no later than 10:00 A.M., New York time, one (1) Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Loans or Base Rate Loans and the amount of the estimated Interest Fix Fees, which shall be calculated by the Counterparties in consultation with the Borrower (in accordance with the Interest Rate Agreements described in Section 5.13) due in connection with such optional prepayment, if applicable (calculated as if the date of such notice were the date of the optional prepayment) setting forth the details of such computation.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

2.8        Mandatory Prepayments.  The Borrower shall make the following mandatory prepayments, without premium or penalty (except for any Breakage Costs or Interest Fix Fees, as applicable).

(a)        The Borrower shall apply all funds disbursed from the Distribution Reserve Account to the extent provided in Section 3.10(b)(i) of the Depositary Agreement, promptly upon receipt thereof, to the prepayment of the Term Loans in accordance with Section 2.9;

(b)        [Reserved]

(c)        [Reserved]

(d)        [Reserved]

(e)        Except as otherwise provided in Section 3.9(b) of the Depositary Agreement, the Borrower shall apply all  funds disbursed from the Prepayment Account pursuant to Section 3.9(b) of the Depositary Agreement, promptly upon receipt thereof, to the prepayment of the Loans, in accordance with Section 2.9;

(f)           The Borrower shall apply all amounts disbursed from the Revenue Account pursuant to Section 3.2(c)(v) of the Depositary Agreement, promptly upon receipt thereof, to the prepayment of LC Loans in accordance with Section 2.9 (and, if such disbursed amount is less than the aggregate outstanding amount of LC Loans, such amount shall be applied pro rata to the prepayment of the LC Loans);

(g)           If the Equity Investor shall be required to make an Equity Contribution pursuant to Section 2.1(a)(ii) of the Equity Contribution Agreement, the Borrower shall prepay Construction Loans with any and all proceeds thereof, promptly upon receipt thereof, in accordance with Section 2.9 and Section 2.1(b)(ii) of the Equity Contribution Agreement;

(h)           The Borrower shall prepay Construction Loans on the Term Conversion Date to the extent required by the terms of Section 2.4(c), in accordance with Section 2.9; and

(i)           In the event of the termination of all of the Commitments in accordance with Section 2.10(a)(i), the Borrower shall on the date of such termination, terminate the Letters of Credit and/or cash collateralize the Letters of Credit in accordance with Section 2.16(n).

2.9           Terms of All Prepayments.

(a)           Except as otherwise provided in this Agreement (including Section 2.8 and this Section 2.9), amounts to be applied in connection with mandatory prepayments made pursuant to Section 2.8 shall be applied (i) first, to the prepayment of Construction Loans or Term Loans, as the case may be, in accordance with Section 2.9(b), (ii) second, to the prepayment of LC Loans and (iii) third, to permanently reduce the then remaining LC Commitments on a pro rata basis and terminate or cash collateralize any issued Letters of Credit, if applicable, on a pro rata basis in accordance with Section 2.16(n).  Amounts prepaid as mandatory prepayments of Loans may not be re-borrowed.  The application of any prepayment pursuant to Section 2.8 shall be made first to Base Rate Loans and second to LIBOR Loans, in each case pro rata among such Base Rate Loans or LIBOR Loans, as applicable.

(b)           Term Loans prepaid in accordance with Section 2.8 shall, subject to the last sentence of Section 2.9(a), be applied pro rata to each Scheduled Repayment Amount then provided for in the Amortization Schedule, excluding the final Scheduled Repayment Amount unless all other Scheduled Repayment Amounts have been paid.

(c)           All prepayments of Loans shall be applied among the Lenders according to their respective Proportionate Shares of the Loans being repaid at the time of the applicable prepayment.

(d)           Amounts to be applied in connection with voluntary prepayments made pursuant to Section 2.7 shall be applied, in the case of the Term Loans, in inverse order of maturity against the remaining Scheduled Repayment Amounts then provided for in the Amortization Schedule, including the final Scheduled Repayment Amount.  The application of any prepayment pursuant to Section 2.7 shall be made, first, to Base Rate Loans and, second, to LIBOR Loans.

(e)           Upon the prepayment of any Loan (whether such prepayment is an optional prepayment or a mandatory prepayment), the Borrower shall pay to the Administrative Agent for the account of each Lender which made such Loan (i) all accrued interest to the date of such prepayment owed pursuant to the terms of this Agreement on the amount prepaid; (ii) all accrued fees to the date of such prepayment owed pursuant to the terms of this Agreement corresponding to the amount being prepaid; and (iii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Breakage Costs incurred by such Lender as a result of such prepayment.  Subject to the making of new LC Loans pursuant to Sections 2.3(b) and 2.16(e), Loans prepaid or repaid may not be re-borrowed.

(f)           In the event of any prepayment of Term Loans under this Agreement, such prepayment shall be accompanied by a concurrent reduction by the Borrower of the notional amount of the Interest Rate Agreements (including the payment of any Interest Fix Fees that become due and payable as a result thereof) then in effect, pro rata, to the extent that such a reduction is necessary so that after such prepayment the aggregate notional amounts under such Interest Rate Agreements would not exceed one hundred percent (100%) of all Term Loans outstanding.

(g)           Except for Construction Loans that are Term Converted pursuant to the terms of this Agreement, in no event shall any mandatory or optional prepayments be funded from the proceeds of any Loan.

2.10        Termination or Reduction of Commitments.

(a)           (i)  The Borrower shall have the right to terminate the Commitments in full in connection with a prepayment of all the outstanding Loans in accordance with Sections 2.7 or 2.8.

(ii)           The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate, or from time to time reduce, any of the Construction Loan Commitments (and correspondingly terminate or reduce the Term Loan Commitments in the same amount); provided that (i) each reduction of such Construction Loan Commitments (other than a Construction Loan Commitment reduction to zero) shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 (or if less, the remaining amount of such Construction Loan Commitments), (ii) the Borrower shall not terminate or reduce the Construction Loan Commitments unless, after giving effect thereto, the remaining unused amount of the Construction Loan Commitments, the amount of the Equity Commitment and any other cash in the Construction Account or the Loss Proceeds Account is sufficient to fund all Project Costs (together with Punch List Items) projected to be incurred from the date of termination or reduction of Construction Loan Commitments through the Term Loan Conversion Date, as certified to the Lenders by the Borrower and confirmed by the Independent Engineer and (iii) no such termination or reduction would reasonably be expected to cause a Default or Event of Default.  Any such termination or reduction of the Construction Loan Commitments (and corresponding reduction of the Term Loan Commitments) shall permanently reduce the Construction Loan Commitments and the Term Loan Commitments.

(b)           The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent and the applicable Issuing Banks, to terminate, or from time to time reduce, any of the LC Commitments; provided that (i) each reduction of the LC Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 (or, if less, the remaining amount of the applicable LC Commitments), (ii) the Borrower shall not terminate or reduce the DSR LC Commitments unless, after giving effect thereto, the DSR Requirement shall be satisfied in accordance with the Depositary Agreement and (iii) the Borrower shall not terminate or reduce the Project LC Commitments unless it has demonstrated to the satisfaction of the Administrative Agent that, after giving effect to such termination or reduction, all of the collateral, support and similar requirements then in effect under the Material Project Documents are satisfied.  Any such termination or reduction in the LC Commitments shall permanently reduce the applicable LC Commitments then in effect.

2.11          Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans by delivering to the Administrative Agent an irrevocable written notice in the form of Exhibit A-3 (a “Notice of Conversion or Continuation”) no later than 10:00 A.M., New York time, on the Business Day preceding the proposed conversion date, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by delivering to the Administrative Agent an irrevocable Notice of Conversion or Continuation no later than 10:00 A.M., New York time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower delivering to the Administrative Agent an irrevocable Notice of Conversion or Continuation, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no LIBOR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.12          Limitations on LIBOR Rate Tranches.  Notwithstanding anything to the contrary in this Agreement, absent the consent of the Administrative Agent all borrowings, conversions and continuations of LIBOR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the LIBOR Loans comprising each LIBOR Rate Tranche shall be equal to $5,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than six (6) LIBOR Rate Tranches shall be outstanding at any one time.

2.13         Interest Rates and Payment Dates.

(a)           Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin.

(b)           Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)           (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (as well after as before judgment) (such applicable rate, the “Default Rate”).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.14         Computation of Interest and Fees.  (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a LIBOR Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the LIBOR Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

2.15         Promissory Notes.

(a)           The obligation of the Borrower to repay the Construction Loans made by each Lender and to pay interest thereon at the rates provided herein shall if requested by such Lender be evidenced by Construction Loan promissory notes in the form of Exhibit C-1 (individually, a “Construction Loan Note” and, collectively, the “Construction Loan Notes”), each payable to such Lender or its registered successors or assigns and in the principal amount of such Lender’s Construction Loan Commitment.

(b)           The obligation of the Borrower to repay the Term Loans made by each Lender and to pay all interest thereon at the rates provided herein shall if requested by such Lender be evidenced by Term Loan promissory notes substantially in the form of Exhibit C-2 (individually, a “Term Loan Note” and, collectively, the “Term Loan Notes”), each payable to such Lender or its registered successors or assigns and in the principal amount of such Lender’s Term Loan Commitment.  Such Term Loan Notes shall be delivered to each applicable Lender on or prior to the Term Conversion Date.

(c)           The obligation of the Borrower to repay the LC Loans made by each Issuing Bank and to pay all interest thereon at the rates provided herein shall if requested by such Issuing Bank be evidenced by an LC Loan promissory note substantially in the form of Exhibit C-3 (the, “LC Loan Note”), payable to such Issuing Bank or its registered successors or assigns and in the principal amount of such Lender’s LC Commitment.  The LC Loan Notes shall be delivered to each applicable Issuing Bank on or prior to the date of issuance of the applicable Letter of Credit.

2.16         Letters of Credit.

(a)           LC Commitment.  (i)  Subject to the terms and conditions hereof,

(A)           each DSR Issuing Bank agrees to issue a DSR Letter of Credit for the account of the Borrower on the Term Loan Conversion Date, in the maximum stated amount equal to the DSR LC Commitment of the DSR Issuing Bank issuing such DSR Letter of Credit;

(B)           the Decommissioning Issuing Bank agrees to issue the Decommissioning Letter of Credit for the account of the Borrower in favor of Merced County on the Commercial Operation Date under the SCE Power Purchase Agreement, in the maximum stated amount equal to $3,335,742.15;

(C)       the PPA Issuing Bank agrees to issue the PPA Development Letter of Credit for the account of the Borrower in favor of the Power Purchaser on the Closing Date, in the maximum stated amount equal to $3,240,000.00; and

(D)           provided the Commercial Operation Date under the SCE Power Purchase Agreement has occurred (or will occur contemporaneously with the issuance of the PPA Performance Letter of Credit), the PPA Performance Issuing Bank agrees to issue the PPA Performance Letter of Credit for the account of the Borrower in favor of the Power Purchaser under the SCE Power Purchase Agreement, in the maximum stated amount equal to $38,651,040.00.

(ii)           Each Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the earlier of (1) twelve (12) months from the date of issuance of such Letter of Credit and (2) the date that is five (5) Business Days prior to the LC Commitment Termination Date; provided that each Letter of Credit shall provide for renewal for one or more additional 12 month periods (which in no event shall extend beyond the LC Commitment Termination Date).  Each Letter of Credit shall provide that the available amount thereunder shall be reduced by each Drawing made by the applicable beneficiary pursuant to such Letter of Credit (such amount for each such Letter of Credit, as so reduced from time to time, outstanding at any time, the “Available Amount”) subject to Section 2.16(m) in the case of DSR Letters of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Lenders, of any changes in the Available Amount of the Letter of Credit issued by it or the expiration date of any Letter of Credit; provided, however, that the failure to give such notice, or notice of a Drawing, shall not limit or impair the rights of such Issuing Bank hereunder and under the Loan Documents.

(iii)           No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any applicable Governmental Rule.

(b)           Procedure for Issuance of Letters of Credit.  The Borrower may request that an Issuing Bank issue the applicable Letter of Credit to the extent not issued prior to the date hereof by delivering to such Issuing Bank and the Administrative Agent, at the applicable addresses for notices specified herein, a LC Issuance Notice, substantially in the form of Exhibit G, and a letter of credit application in such Issuing Bank’s standard form in connection with any request for a letter of credit, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may request.  Upon receipt of such LC Issuance Notice and such application and the reasonable satisfaction of the conditions precedent in Section 3.3, such Issuing Bank will process such application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue such Letter of Credit requested thereby (but in no event shall such Issuing Bank be required to issue such Letter of Credit earlier than three (3) Business Days after its receipt of the LC Issuance Notice and application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Bank and the Borrower.  Each Issuing Bank shall furnish a copy of the Letter of Credit issued by it to the Borrower and the Administrative Agent promptly following the issuance thereof.  Such Issuing

Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of such Letter of Credit.

(c)           Fees and Other Charges.  In addition to the fees payable pursuant to Section 2.6, the Borrower shall pay or reimburse each Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering the Letter of Credit issued by it.

(d)           Drawings.  In the event that a Drawing is made on any Letter of Credit on or prior to the LC Commitment Termination Date, (i) the applicable Issuing Bank shall promptly notify the Borrower and the Administrative Agent, and the Administrative Agent shall notify the Lenders, of such Drawing, and (ii) any payment by such Issuing Bank of such Drawing shall, to the extent provided in Section
2.16(e) below, constitute the making by such Issuing Bank of a LC Loan to the Borrower in the amount of such Drawing.  In such event, any Issuing Bank making a LC Loan shall be entitled to the same rights and remedies (on a pro rata basis) in respect of such LC Loans as any Lender that has made a Construction Loan has in respect of such Construction Loans hereunder.  All such LC Loans made with respect to Drawings under the related Letter of Credit under this Section 2.16 shall be secured by the Security Documents as if made directly to the Borrower.

(e)           Reimbursement Obligation of the Borrower.

(i)           If a Drawing is paid under any Letter of Credit, the Borrower shall reimburse the applicable Issuing Bank for the amount of such Drawing so paid by paying to the Administrative Agent an amount equal to such Drawing in Dollars, no later than 3:00 p.m., New York City time, on the Business Day immediately following the date the Borrower receives notice thereof, subject to this Section 2.16(e).  So long as no Event of Default has occurred and is continuing, if any Drawing is paid under any Letter of Credit issued by the related Issuing Bank, the payment by such Issuing Bank of such Drawing shall constitute the making of a DSR LC Loan or Project LC Loan, as applicable, by such Issuing Bank to the Borrower in the amount of such Drawing, and to the extent so financed, the Borrower’ Reimbursement Obligations shall be discharged and replaced by the resulting LC Loans.  In addition, the Borrower shall reimburse such Issuing Bank for any taxes, fees, charges or other costs or expenses incurred by such Issuing Bank in connection with the payment of any such Drawing not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receive notice of such Drawing, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receive such notice. Each such payment shall be made to the applicable Issuing Bank at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any LC Loans made by any Issuing Bank as a result of any Drawing from the date on which the relevant Drawing is paid until payment in full.

(ii)           Any payment made by any Issuing Bank for any Drawing (other than the funding of such Drawing with LC Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its Reimbursement Obligations with respect to such Drawing except to the extent such Drawing is funded with an LC Loan.

(f)           Obligations Absolute.  The Borrower’s obligations under this Section 2.16 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Bank, the beneficiary of any Letter of Credit or any other Person.  The Borrower also agree with the Issuing Banks that the Issuing Banks shall not be responsible for, and the Borrower’s Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which any Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of any Letter of Credit or any such transferee.  No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the related Letters of Credit, except for errors or omissions found by a final and non- appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Bank.  The Borrower agrees that any action taken or omitted by any Issuing Bank under or in connection with the related Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of any Issuing Bank to the Borrower.

(g)           Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of any Issuing Bank to the Borrower in connection with any draft presented for payment under the applicable Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under the such Letter of Credit in connection with such presentment are substantially in conformity with the such Letter of Credit.

(h)           Applications.  To the extent that any provision of any letter of credit application or other agreement submitted by the Borrower to, or entered into with, any Issuing Bank related to the applicable Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.

(i)            LC Loan Interest.  The Borrower shall pay interest with respect to all LC Loans resulting from all Drawings pursuant to Section 2.13; provided, however, upon the occurrence of any Drawing, the Borrower shall be deemed to have elected the interest rate based on then-applicable Base Rate. Thereafter, LC Loans may from time to time be LIBOR Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.11.

(j)           Interim Interest.  If any Issuing Bank shall make any payment in respect of a Drawing, then, unless the Borrower shall reimburse such Drawing in full on the date such Drawing is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Drawing is made to but excluding the date that the Borrower reimburses such Drawing (including by the making of an LC Loan), at the rate per annum then applicable to Base Rate Loans; provided that if such Drawing is not reimbursed by the Borrower when due pursuant to Section 2.16(e), then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank.

(k)           Return of Letters of Credit.  On the day that any Letter of Credit expires by its terms, the Borrower shall use commercially reasonable efforts to cause the original of such Letter of Credit to be returned by the applicable beneficiary to such Issuing Bank.

(l)           Modifications and Supplements.  The issuance by an Issuing Bank of any modification or supplement to any Letter of Credit (other than a reduction or release thereof or as contemplated by Section 2.16(m)) in accordance with this Agreement shall be subject to the same conditions as are applicable under this Section 2.16 and Section 3.3 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (ii) the applicable Issuing Bank shall have consented thereto.

(m)           Reinstatement of Amounts Available for Drawing and other Adjustments to Amounts Available for Drawing.  In the case of the DSR Letters of Credit only, in the event that any such DSR Letter of Credit provides that the amounts available for Drawing under such DSR Letter of Credit shall be reinstated (in whole or in part) upon delivery by the DSR Issuing Bank of such DSR Letter of Credit to the beneficiary of such DSR Letter of Credit of a certificate to the effect that amounts drawn under such DSR Letter of Credit have been reimbursed by the Borrower, such DSR Issuing Bank shall deliver such certificate so long as such DSR Issuing Bank shall have been advised in writing by the Administrative Agent that (A) the Available Amount of such DSR Letter of Credit does not exceed the applicable DSR LC Commitment of the applicable DSR Issuing Bank after giving effect to the reinstatement and (B)(1) the Reimbursement Obligation relating to such Drawing has been paid in full, together with interest thereon and all other amounts payable with respect thereto and/or (2) the related DSR LC Loan of such DSR Letter of Credit relating to such Reimbursement Obligation has been paid (in whole or in part), together with interest due and payable thereon and all other amounts payable with respect thereto; provided, that in the event that any such DSR LC Loan is paid in part the amount available for Drawing under the related DSR Letter of Credit shall be subject to reinstatement in an amount not exceeding the amount of such payment and provided, further, that the delivery of such certificate shall be subject to the same conditions as are applicable under this Section 2.16 and Section 3.3 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (1) the respective DSR Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (2) the applicable DSR Issuing Bank shall have consented thereto.

(n)           Cash Collateralization. In the event that:

(i)           any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.5 on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, following the date on which the Borrower receive notice from the Administrative Agent on behalf of the Required Lenders demanding the deposit of cash collateral pursuant to Section 7, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks, an amount in cash equal to the sum of (A) 105% of the total Available Amounts of the Letters of Credit as of such date plus (B) any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.5, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.8(i).  Each such deposit pursuant to this paragraph or pursuant to Section 2.8(i) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Banks for payments in respect of Drawings for which such Issuing Banks has not been repaid and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower in respect of the applicable Letters of Credit at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders in accordance with Section 7.18), be applied to satisfy other obligations of the Borrower under this

Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral pursuant to Section 2.8(i), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.8(i) and no Event of Default shall have occurred and be continuing.

(o)           Addition, Replacement and Resignation of Issuing Banks.  Any Lender (or an Affiliate of a Lender) may become an Issuing Bank at any time by written agreement between the Borrower, the Administrative Agent, and such Lender; provided that such Person shall be an Acceptable Letter of Credit Provider if it will be a DSR Issuing Bank.  The Borrower may replace any Issuing Bank with a Lender (or an Affiliate of a Lender) or other Person that agrees to issue a replacement Letter of Credit that is consented to by the Administrative Agent and becomes party to this Agreement in accordance with Section 9.7(b) (provided that in the case of a DSR Issuing Bank such replacement Lender, Affiliate or other Person shall be an Acceptable Letter of Credit Provider) at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and such Lender (and, if applicable, its Affiliate).  The Administrative Agent shall notify the Lenders of any such change of an Issuing Bank. At the time any such change shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Bank.  From and after the effective date of any such change, (a) the Lender becoming an Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “Issuing Bank” shall be deemed to refer to such new or to any previous Issuing Bank, or to such new and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement (and any related Reimbursement Obligations), but shall not be required to issue additional Letters of Credit; provided that at the request of the replaced Issuing Bank the Borrower shall arrange to substitute Letters of Credit issued by such replaced Issuing Bank with Letters of Credit issued by one or more of the other Issuing Banks.  Notwithstanding the above, in the case of the Project Letter of Credit, the Issuing Bank of such Letter of Credit must comply with the requirements of the applicable Material Project Document.

2.17           General Loan Funding Terms; Pro Rata Treatment and Payments.

(a)           (i)           Each Notice of Borrowing, the Notice of Term Conversion and notice of conversion of Loans shall be delivered to the Administrative Agent in accordance with the notice provisions of Section 9.2.  The Administrative Agent shall promptly notify each Lender, and, if applicable, the Issuing Banks, of the contents of such notices.

(ii)           No later than 1:00 P.M., New York time, on a date of a requested Borrowing set forth in a timely delivered Notice of Borrowing, if the applicable conditions precedent listed in Section 3.1, Section 3.2 and Section 3.4 have been satisfied or waived, each Lender shall make available the Loans, as applicable, requested in the Notice of Borrowing in Dollars and in immediately available funds, and shall deposit such funds into the Construction Account for immediate application pursuant to the Depositary Agreement.

(iii)       Subject to the satisfaction of the conditions precedent set forth in Section 3.4, no later than 1:00 P.M., New York time, on the date of the requested Term Conversion set forth in a timely delivered Notice of Term Conversion, each Lender shall make available its Proportionate

Share of the Term Loans in the amount equal to the aggregate amount of the Construction Loans being Term Converted, as requested in the relevant Notice of Term Conversion, in Dollars in immediately available funds.  The making of such Term Loans shall be effected by each Lender converting to a Term Loan the unpaid principal amount of its Construction Loans in accordance with Section 2.3(a) and Section 2.4.

(b)           Each Borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any commitment fee shall be made pro rata according to the respective Proportionate Shares of such Loans, as the case may be, of the relevant Lenders.

(c)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Construction Loans shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. Each payment by the Borrower on account of principal of and interest on the LC Loans shall be made pro rata according to the respective outstanding principal amounts of such LC Loans then held by the Issuing Banks.  Amounts prepaid on account of the Construction Loans and Term Loans may not be reborrowed.

All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 A.M., New York time, on the due date thereof to the Administrative Agent for the account of each Agent, each Lender and each Issuing Bank (as the case may be) at its account identified in Annex 1 from time to time, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to each relevant Person promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.8.  If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence or the definition of Interest Period, interest thereon shall be payable at the then applicable rate during such extension.

(d)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.17(d), 2.17(e) or 9.8, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent or the Issuing Banks for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, provided, for the avoidance of doubt, notwithstanding the application of amounts received from the Borrower (including in respect of Debt Service, interest payments, fee payments or other obligations) to satisfy such Lender’s obligations,  the receipt of payments from the Borrower will credit the obligations of the Borrower so paid.

2.18        Inability to Determine Interest Rate.

If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Required Lenders that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Base Rate Loans and (z) any outstanding LIBOR Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent (at the direction or with the consent of such notifying Lenders), no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Loans.

2.19         Legal Requirements.  (a)  If the adoption of or any change in any Legal Requirement or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)           shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, the Letters of Credit, any application with respect to the Letters of Credit, or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the net income tax rate, franchise tax rate or branch profits tax rate of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR Rate; or

(iii)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or issuing or participating in the Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Legal Requirement regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of the Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate describing in reasonable detail the basis and calculation of any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than nine (9) months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)           For the avoidance of doubt, this Section 2.19 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date adopted, issued, promulgated or implemented and this Section shall apply to all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued or implemented.

2.20         Taxes.

(a)           To the extent permitted by law, payments made by the Loan Parties under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”). If any Taxes, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and branch profits taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document)  (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Loan Parties shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes or Other Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section, (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph, (iii) that are withholding taxes to the extent imposed as a result of the Administrative Agent or any Lender designating a different Lending Office (other than at the request of the Borrower or any of its Affiliates), except to the extent that the Administrative Agent or such Lender was entitled, immediately prior to the designation, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or (iv) that are United States withholding taxes imposed under FATCA.

(b)           In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent, and each Lender, within fifteen (15) days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.22) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower will not be obligated to indemnify the Administrative Agent or Lender for (A) any penalties, interest or expenses directly related to Non-Excluded Taxes or Other Taxes, but only to the extent such penalties, interest or expenses are directly and solely caused by and arise from the indemnitee’s gross negligence, willful misconduct or material breach of its obligations hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) with respect to any taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section, (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph, (iii) that are withholding taxes to the extent imposed as a result of the Administrative Agent or any Lender designating a different Lending Office (other than at the request of the Borrower or any of its Affiliates), except to the extent that the Administrative Agent or such Lender was entitled, immediately prior to the designation, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or (iv) that are United States withholding taxes imposed under FATCA.  The Administrative Agent and each Lender agree to use reasonable efforts to give notice to the Borrower of the assertion of any claim against the Administrative Agent or such Lender, as applicable, relating to such Non-Excluded Taxes or Other Taxes reasonably promptly after the principal officer of the Administrative Agent or such Lender responsible for administering this Agreement has actual knowledge of such claim; provided that the Administrative Agent’s or such Lender’s failure to notify Borrower of such assertion shall not relieve Borrower of its obligation under this Section 2.22(c).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf shall be conclusive absent manifest error.

(d)           Whenever any Non-Excluded Taxes or Other Taxes are payable by any Loan Party, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof, if available, or such other evidence of payment that is reasonably satisfactory to the Administrative Agent or the relevant Lender.  If any Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e)           To the extent required by this paragraph (e), each Lender (or Transferee) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) either (A) if such Lender or Transferee is a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”) (other than exempt holders that so certify), two copies of a U.S. Internal Revenue Service Form W-9 or any successor form, properly completed and duly executed by such U.S. Lender or (B) if such Lender or Transferee is not a U.S. Lender (a “Non-U.S. Lender”), two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying U.S. Internal Revenue Service forms), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H to this Agreement and the applicable U.S. Internal Revenue Service Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each U.S. Lender or Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent.  In addition, each U.S. Lender or Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender, and shall deliver extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent.  Each U.S. Lender or Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a U.S. Lender or Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(f)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not subject such Lender to any material unreimbursed cost or would not materially prejudice the legal position of such Lender.

(g)           If a payment made to a Lender would be subject to United States withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h)           If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(i)           The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21        Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from LIBOR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto (“Breakage Costs”).  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.21 or 2.22(a).

2.23           Replacement of Lenders.  If (a) any Lender requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20(a), (b) any Lender defaults in its obligation to make Loans hereunder, or (c) after the procedures set forth in Section 6.22 have been followed, any Lender fails to confirm to Borrower that an investor identified by the Borrower pursuant to Section 6.22(b)  is a Permitted Tax Equity Investor or enter into a Forbearance Agreement for any reason, the Borrower shall have the right, exercisable on five (5) Business Days prior written notice delivered to the applicable Lender, to replace such Lender; provided that (i) such replacement does not conflict with any Governmental Rule, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.22 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.21 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) such replacement shall be made in accordance with the provisions of Section 9.7 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to in Section 9.7), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (x) in the case of a Lender that is an Issuing Bank, the Letters of Credit issued by such Issuing Bank have expired or have been terminated unless other arrangements satisfactory to the applicable Issuing Bank have been made in connection therewith. Any replaced Lender shall have the right to terminate at its sole discretion any Interest Rate Agreement such Lender is a party to and the Borrower shall reimburse such Lender for any costs and expenses, if any, incurred as a result thereof.

2.24           Defaulting Lender.

(a)            Adjustments.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 9.1.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Construction Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Construction Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Construction Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Construction Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Construction Loans owed to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Construction Loans of such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender shall have no recourse to any Loan Party for the payment of such amounts, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Construction Loans of such Defaulting Lender shall be considered to be overdue for purposes of any Loan Document, if, had such payments been applied without regard to this Section, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Construction Loans of such Defaulting Lender would have been overdue.  Notwithstanding the application of amounts received from the Borrower (including in respect of Debt Service, interest payments, fee payments or other obligations) to satisfy a Defaulting Lender’s obligations under this Section 2.24 , the receipt of payments from the Borrower will credit the obligations of the Borrower so paid.

(iii)           Certain Fees.  Commitment fees under Section 2.6(b) shall cease to accrue on the Commitment of such Defaulting Lender, for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Construction Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the outstanding Construction Loans to be held on a pro rata basis by the Lenders in accordance with their respective Proportionate Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Loan Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           Termination.  Unless an Event of Default or an Additional Termination Event (as each such term is defined in the relevant Interest Rate Agreement) has occurred with respect to the relevant Counterparty, the Borrower shall not terminate any Interest Rate Agreement in whole or in part unless such termination is on a pro rata basis with respect to all relevant Interest Rate Agreements.

(d)           No Waiver.  The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.24 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.

(e)           Duration.  The provisions set forth in this Section 2.24 shall only apply to the period before the Term Conversion Date.

  ARTICLE 3.

CONDITIONS PRECEDENT

3.1           Conditions Precedent to the Closing Date.  The obligation of the Lenders to make the initial Construction Loan and other extensions of credit on the Closing Date is subject to the prior satisfaction of each of the following conditions (unless waived in writing by the Administrative Agent and the Lenders):

(a)           Delivery to the Administrative Agent of (i) duly authorized and executed originals of this Agreement and each other Loan Document entered into on the Closing Date and (ii) any Construction Loan Notes requested by Lenders, each as duly authorized, executed and delivered by the Borrower.

(b)           Delivery to the Administrative Agent of the Construction Budget and Schedule and the Closing Date Base Case Model (each certified as having been prepared in good faith by a Responsible Officer of the Borrower), in form and substance satisfactory to the Administrative Agent, the Issuing Banks, the Lenders and the Independent Engineer; provided, however, that such Base Case Model shall contain pro forma projections for a period of 20 years from the projected Commercial Operation Date under the SCE Power Purchase Agreement and shall demonstrate, based on the assumptions contained therein, that (i) the Borrower is able to maintain the Minimum Debt Service Coverage Ratios and (ii) the Borrower has sufficient funds pursuant to the Construction Loan Commitments and Equity Commitment to achieve COD and Final Completion.

(c)           Each representation and warranty set forth in the Loan Documents is true and correct on the Closing Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).

(d)           No Default or Event of Default has occurred and is continuing or will result from the funding of the initial Construction Loan.

(e)           Receipt by the Administrative Agent of:

(i)           a copy of the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents, including all amendments thereto, of each of the Loan Parties, each certified as of a recent date by the Secretary of State of the state of such Person’s formation or organization, and a certificate as to the good standing of such Person as of a recent date from such Secretary of State;

(ii)           a certificate of a Responsible Officer, Secretary or Assistant Secretary, or, if applicable, a Managing Member, of each of the Loan Parties (certifying as to (B), (C) (D) and (E) below only), dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company operating agreement, bylaws or partnership agreement of such Person (which shall be in form and substance reasonably satisfactory to the Administrative Agent, the other Agents, the Issuing Banks and the Lenders), as in effect on the Closing Date and the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the execution, delivery and performance of the Operative Documents to which such Person is a party and, if applicable, the borrowings hereunder and the granting of the Liens contemplated to be granted by the applicable Loan Party under the Security Documents (if any), and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles of incorporation, certificate of formation, certificate of limited partnership, certificate of registration or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, (D) as to the incumbency and specimen signature of each officer executing any Operative Document or any other document delivered in connection herewith on behalf of such Person and (E) as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the Knowledge of such Secretary or Assistant Secretary, threatening the existence of such Person; and

(iii)           a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(f)           Delivery to the Administrative Agent of a certificate issued by the Secretary of State of the State of California certifying that the Borrower is in good standing and is authorized to transact business in such state.

(g)           Delivery to the Administrative Agent of a true, complete and correct copy of each Material Project Document (other than the CCSF Mitigation Agreement and the Second Interconnection Agreement Amendment) and any existing supplements or amendments thereto, all of which Material Project Documents and supplements or amendments thereto shall be satisfactory in form and substance to the Administrative Agent, the Issuing Banks and the Lenders, shall have been duly authorized, executed and delivered by the parties thereto, and all of which Material Project Documents shall be in full force and effect on the Closing Date and shall be certified by a Responsible Officer of the Borrower as being true, complete and correct copies and in full force and effect pursuant to the certificate referred to in Section 3.1(h), below, and delivery to the Administrative Agent of a certificate of a Responsible Officer of the Borrower, that to the best of the Borrower’s Knowledge no party to any such Material Project

Document is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder which would reasonably be expected to have a Material Adverse Effect.

(h)           Delivery to the Administrative Agent of a closing certificate, dated as of the Closing Date, signed by a Responsible Officer of the Borrower, in substantially the form of Exhibit I to this Agreement.

(i)           Each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Lien of the Collateral Agent) shall be in proper form for filing, registration or recordation.

(j)           Delivery to the Administrative Agent of the Deed of Trust with respect to the Mortgaged Property, executed and delivered by a duly authorized officer of Borrower as trustor and:

(i)           Deliver to the Administrative Agent and the Title Company an ALTA/ACSM survey of the land and improvements constituting the Mortgaged Property certified to the Administrative Agent and the Title Company in a manner satisfactory to them, dated within (30) days of the Closing Date, prepared by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Company and in form and substance satisfactory to the Administrative Agent and the Title Company.

(ii)           The Administrative Agent shall have received in respect of the Mortgaged Property the Title Policy, which Title Policy shall be in form and substance satisfactory to the Administrative Agent, contain such endorsements as reasonably requested by the Administrative Agent (including forms FA-61, the “Energy Projects – Encroachment Endorsement” (without any exceptions to full encroachments coverage), and “Minerals and Other Subsurface Substance Endorsement” (without any exceptions to full mineral coverage).  The Administrative Agent shall have received evidence satisfactory to the Administrative Agent,  the Issuing Banks and the Lenders that all premiums in respect of the Title Policy, all recording tax charges, and related expenses shall have been paid.

(iii)           The Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of real property upon which is located a building and that is encumbered by the Deed of Trust and which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards, (2) is written in an amount reasonably satisfactory to the Administrative Agent, and (3) has a term ending not later than the maturity of the Indebtedness secured by the Deed of Trust and (B) confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board.

(iv)           The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the Title Policy and a copy of all other material documents affecting the Mortgaged Property of which the Borrower has any Knowledge.

(k)           Delivery to the Collateral Agent of (i) the certificates representing the shares of Capital Stock pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of Holdings and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l)           Delivery to the Administrative Agent of the results of a recent lien search in each of the jurisdictions where assets of the Borrower and Holdings are located, and such searches shall reveal no Liens on any of the assets of the Borrower or Holdings except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent, the Issuing Banks and the Lenders.

(m)         The Collateral Accounts shall have been established in compliance with this Agreement and the Depositary Agreement.

(n)          Delivery to the Administrative Agent of (i) counterparty consents or estoppels (the “Consents”) to collateral assignment of the SCE Power Purchase Agreement, the O&M Agreement, the O&M Parent Guaranty, the EPC Agreement, the EPC Parent Guaranty, the Site Lease Agreements, and the Asset Management Agreement, in each case in form and substance as shall be reasonably satisfactory to the Administrative Agent, the Issuing Banks and the Lenders.  The Borrower shall also have provided notices, in form and substance as shall be reasonably satisfactory to the Administrative Agent, the Issuing Banks and the Lenders, to the Transmission Utility and CAISO of the collateral assignment of the Interconnection Agreement.

(o)          Insurance complying with Schedule 5.4 shall be in full force and effect. Delivery to the Administrative Agent of the Insurance Consultant’s certificate and the Insurance Consultant’s report to the effect that all the Borrower’s insurance policies required for the construction phase of the Project are in full force and effect, are not subject to cancellation without thirty (30) days’ prior notice (ten (10) days for non-payment of premiums) and otherwise materially conform with the insurance requirements set forth in Section 5.4(a) and Schedule 5.4 and the Material Project Documents set forth in  Appendix B of the Insurance Consultant’s report, and otherwise in form and substance satisfactory to the Administrative Agent, the Issuing Banks and the Lenders.

(p)          Delivery to the Administrative Agent of the Environmental Site Assessments (in form and substance acceptable to the Administrative Agent and the Lenders).

(q)          Delivery to the Administrative Agent of the Independent Engineer’s report (in form and substance acceptable to the Administrative Agent, the Issuing Banks and the Lenders) of its satisfactory review of the Project, such review confirming, without limitation, the Closing Date Equity Contribution, the reasonableness of operating cost, major maintenance assumptions, adequacy of the proposed construction contingency and the expectation that the Project can support the assumptions set forth in the Base Case Model pro forma projections, the useful life estimate for the Project, overall design and technical aspects of the Project, including the adequacy of the construction plan, the equipment and the proposed civil, mechanical and electrical works, confirming the adequacy of the Environmental Site Assessments and any remediation programs necessary for the Project, confirming the adequacy of the EPC Agreement and the Project Schedule (under and as defined in the EPC Agreement), the Interconnection Agreement and the other Material Project Documents and the ability of the counterparties to execute the construction schedule in a timely manner and confirming that, upon completion of the Project in accordance with the relevant engineering design documentation and plans, the Project shall be a facility using solar energy to produce electricity.

(r)          Delivery to the Administrative Agent of:

(i)           a solar energy forecast provided by the Solar Resource Consultant as to the adequacy and stability of the solar energy resource of the Project Site, in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Banks and the Lenders, together with a reliance letter with respect to the Solar Resource Consultant’s report that shall entitle the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders to rely upon such report as of the Closing Date, and shall be in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Banks and the Lenders; and

(ii)           the Transmission Consultant’s report as to the adequacy of transmission capacity for the Project to deliver all of its expected electrical output, shall be in form and substance acceptable to the Administrative Agent, the Issuing Banks and the Lenders, together with a reliance letter with respect to the Transmission Consultant’s report that shall entitle the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders to rely upon such report as of the Closing Date, and shall be in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Banks and the Lenders.

(s)           Delivery to the Administrative Agent of the unaudited pro forma balance sheet of the Borrower as at the Closing Date (including the notes thereto), which balance sheet shall have been prepared giving effect (as if such events had occurred on such date) to (i) the Construction Loans to be made hereunder and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing.

(t)           Delivery to the Administrative Agent and the Collateral Agent of opinions, dated the Closing Date, of:

(i)           Akin Gump Strauss Hauer & Feld LLP, special counsel for the Borrower and Holdings in form and substance satisfactory to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders, addressing such matters as the Administrative Agent and the Collateral Agent may request, including a New York law opinion, a California law opinion and an opinion addressing energy and regulatory matters relevant to the Borrower and the Project;

(ii)           Allen Matkins Leck Gamble Mallory & Natsis LLP, special counsel for the Borrower, in form and substance satisfactory to the Administrative Agent, the Issuing Banks and the Lenders, and addressing such matters as the Administrative Agent may request, including environmental and land use permitting matters relevant to the Borrower and the Project; and

(iii)           such other legal opinions as the Administrative Agent may reasonably request. (u)The closing certificate delivered pursuant to Section 3.1(h) shall confirm that all insurance premium payments due and payable as of the Closing Date have been paid or will be paid from proceeds of the initial Construction Loan and that the insurance materially complies with the requirements of Section 5.4 and Schedule 5.4 and the Material Project Documents.  Such insurance shall be in full force and effect and the Administrative Agent shall have received certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer), in form and substance satisfactory to Administrative Agent, the Issuing Banks and the Lenders, and a certificate from the Borrower’s insurance broker(s), dated as of the Closing Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Schedule 5.4, describing the insurance obtained, stating that the insurance materially complies with the requirements of Section 5.4, Schedule 5.4 and the Material Project Documents and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid.

(v)        Delivery to the Administrative Agent of certified true, correct and complete copies of all Applicable Permits required to own, develop, construct or operate the Project that are identified on Part I of Schedule 4.15, in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Banks and the Lenders.

(w)           No action, suit, proceeding or investigation shall have been instituted or threatened, nor shall any rule, regulation, order, judgment or decree have been issued or proposed to be issued by any Governmental Authority that, (i) could, if such action, suit, proceeding or investigation were adversely determined, reasonably be expected to have a Material Adverse Effect on the Project or any Loan Party or (ii) solely as a result of the Borrower’s construction, ownership, leasing or operation of the Project, the sale of electricity therefrom by the Borrower, or the Borrower’s entering into of any Operative Document or any transaction contemplated hereby or thereby, would cause or deem (1) the Administrative Agent or the other Lenders or any Affiliate of any of them to be subject to, or not exempt from, regulation under the FPA, PUHCA 2005 or any financial, organizational or rate regulation as a “public utility” or “electric utility” under California Public Utilities Code, as amended, or under any other state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities, except as set forth in the proviso set forth in Section 4.10(b); or (2) the Borrower or Holdings to be subject to, or not exempt from, regulation (A) under the FPA (other than the Borrower as a “public utility”), the federal access to books and records provisions of PUHCA 2005 or any financial, organizational or rate regulation as a “public utility” or “electric utility” under the California Public Utilities Code, as amended, or (B) under any other state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities except, with respect to an Affiliate of the Borrower, any such state laws or regulations that would not result in a Material Adverse Effect.

(x)           No Material Adverse Effect or event, condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect shall have occurred and be continuing.

(y)           On the Closing Date, the Borrower shall have paid (or shall simultaneously pay with the proceeds of the initial Borrowing of the Construction Loans) all fees, costs and other expenses and all other amounts then due and payable by the Borrower pursuant to this Agreement (including Section 9.5), each Agent Fee Agreement and each other fee agreement between the Sponsor or the Borrower and any Lender or Agent (the “Other Fee Agreements”).

(z)           Delivery to the Administrative Agent of evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been paid in full (to the extent the obligation to make such payment then exists) by or on behalf of the Borrower or are to be paid in full out of the proceeds of the initial Construction Loans on the Closing Date.

(aa)           Delivery to the Administrative Agent of a duly executed copy of the notice to proceed required to be issued under the EPC Agreement.

(bb)           Delivery by the Borrower to the Administrative Agent of all such documentation and information requested by Administrative Agent and the Lenders that are necessary (including the names and addresses of the Borrower) for Administrative Agent and the Lenders to identify the Borrower in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder).

(cc)           Delivery of a notice pursuant to Section 2.11, electing to convert the Construction Loans made on the Closing Date to LIBOR Loans with a three-month Interest Period (and such three-month Interest Period is hereby agreed to by all Lenders).

(dd)           Delivery to the Administrative Agent and the Coordinating Lead Arranger of the Funds Flow Memorandum, in form and substance satisfactory to the Administrative Agent and the Coordinating Lead Arranger.

(ee)           Delivery to the Collateral Agent of the letter of credit required to be provided by the EPC Contractor to the Borrower pursuant to the EPC Agreement.

(ff)           Delivery to the Administrative Agent of evidence of the expiration or termination of the Development Services Agreement as of the Closing Date (subject to the right of the Developer to receive the Deferred Development Service Fee).

3.2           Conditions Precedent to the Construction Loans.  The obligation of the Lenders to make any Construction Loans, including the initial Construction Loan, is subject to the prior satisfaction of each of the following conditions (unless waived in writing by the Administrative Agent and the Required Lenders or, solely with respect to the initial Construction Loan, with the consent of all Lenders):

(a)           Each representation and warranty of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects as of the date of such Borrowing (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date);

(b)           No Default or Event of Default shall have occurred and be continuing or shall occur as a result of the Borrowing of such Construction Loan;

(c)           All Operative Documents in effect on the date of the applicable Construction Loan shall be in full force and effect;

(d)           The Borrower is in compliance with the Construction Budget and Schedule (or if the Borrower is not in compliance with such schedule the Independent Engineer has certified that the Project is reasonably likely to achieve COD by the Construction Loan Maturity Date in compliance with the budget aspect of the Construction Budget and Schedule or, if Project Costs in excess of those contemplated by such budget (including the contingency) are required to be expended to achieve COD by the Construction Loan Maturity Date, the Borrower has certified that sufficient funds are available pursuant to the Construction Loan Commitments and Equity Commitment to so complete the Project (or certifying that sufficient funds are available pursuant to the Construction Loan Commitments, Equity Commitment plus any other irrevocable funding commitment in form and substance acceptable to the Administrative Agent and the Required Lenders for any shortfall), which in each case shall be satisfactory to the Administrative Agent and the Required Lenders (in consultation with the Independent Engineer));

(e)           Delivery to the Administrative Agent of a Notice of Borrowing in accordance with Section 2.2, which Notice of Borrowing shall include a certification as to certain of the matters set forth in this Section 3.2.

(f)           Delivery to the Administrative Agent, no later than six (6) Business Days prior to the requested borrowing date (other than the Closing Date), of a Construction Requisition (as defined in the Depositary Agreement), dated the date such Construction Loans are to be made and signed by the Borrower, as to the amount and purpose(s) of the requested borrowing of Construction Loans accompanied by appropriate invoices or other evidence of payment (or an obligation to make payment)

representing Project Costs then due and payable to third parties (other than subcontractors) and together with, among other things, a certification that the proceeds of such Construction Loans shall be used solely for Project Costs set forth in the Construction Budget and Schedule, or otherwise as permitted under this Agreement, and further certifying that sufficient funds are available pursuant to the Construction Loan Commitments (prior to being fully utilized), Equity Commitment to complete the Project and achieve Substantial Completion (or certifying that sufficient funds are available pursuant to the Construction Loan Commitments (prior to being fully utilized), Equity Commitment plus any other irrevocable funding commitment in form and substance acceptable to the Administrative Agent and the Required Lenders for any shortfall).

(g)           The Independent Engineer shall have reviewed the Borrower’s certificates and supporting invoices or other evidence of payment (or an obligation to make payment) and other information referred to in Section 3.2(f), above, and shall have delivered an IE Requisition Certificate (as defined in the Depositary Agreement) to the Administrative Agent no later than four (4) Business Days prior to the requested borrowing date (other than the Closing Date) approving such Borrower’s certificates and invoices or other evidence of payment.

(h)           Delivery to the Administrative Agent of duly executed acknowledgements of payments and releases of mechanics’ and materialmen’s liens, (i) with respect to any payment to the EPC Contractor and all contractors and materialmen of the Borrower to the extent such payment, either alone or when combined with all payments previously made to such the EPC Contractor or contractor or materialman, exceeds $1,000,000, in a form reasonably satisfactory to the Administrative Agent, from the EPC Contractor or all contractors and materialmen for all work, services and materials, including equipment and fixtures of all kinds, done, previously performed or furnished for the construction of the Project, and (ii) with respect to any payment made to any subcontractor of any contractor referred to in clause (i), to the extent such payment, either alone or when combined with all payments previously made to such subcontractor, exceeds $1,000,000, but only to the extent such acknowledgments of payment and releases of mechanics’ and materialmen’s liens  of such subcontractors are required to be delivered to the Borrower by the relevant counterparty under the subject agreement to which the Borrower is party.

(i)           All Applicable Permits with respect to the construction and operation of the Project required to have been obtained by the date of such Construction Loans from any Governmental Authority shall have been issued and shall be in full force and effect and no appeal of such Applicable Permits shall be pending and all statutorily prescribed appeal or rehearing periods with respect to the issuance of such Applicable Permits have expired, and such Permits shall not be subject to any unsatisfied conditions that would reasonably be expected to allow for material modification or revocation.  The Borrower shall be in material compliance with all Applicable Permits.  With respect to any of the Applicable Permits not yet required, the Administrative Agent shall have concluded (acting reasonably) that there is no reason to believe that any such Applicable Permits will not be obtained by the time required, all of which shall be reasonably satisfactory to the Administrative Agent (in consultation with the Independent Engineer).

(j)           All of the Operative Documents (including the corresponding consents to collateral assignment in the case of any Additional Project Agreement entered into after the date of this Agreement to the extent consents to collateral assignment are required pursuant to Section 6.10) that were not in effect as of the date of any previous Borrowing and that are required, in connection with the development and construction of the Project, to be executed and delivered on or prior to the date of such Construction Loans shall be in full force and effect and in a form, including any change or amendment thereto made since the respective dates of their execution and delivery, approved by the Required Lenders, unless approval of such form, change or amendment was not required in accordance with Section 6.8 or 6.10 or otherwise pursuant to this Agreement.

(k)           If at the time of making the Construction Loans the Project shall have been materially damaged by flood, fire or other casualty, the Administrative Agent shall have received insurance proceeds or money or other assurances sufficient in the reasonable judgment of the Administrative Agent (acting at the direction of the Required Lenders), Insurance Consultant and the Independent Engineer to assure restoration and Substantial Completion on or prior to the Construction Loan Maturity Date.

(l)           There has not been any uncured default under any Material Project Document, Applicable Permit, certificate, insurance policy or any other similar approval or agreement that would reasonably be expected to have a Material Adverse Effect.

(m)           Except in respect of the initial Construction Loan, receipt by the Administrative Agent of a Form FA-61.1 endorsement to the Title Policy after delivery by the Borrower to the Title Company of all deliverables and any other items required by the Title Company to issue such endorsement.  Each Form FA-61.1  endorsement shall (i) show that since the effective date of the Title Policy (or the effective date of the last such endorsement, if any) there has been no change in the status of the Borrower’s title to the Project Site and no new Lien thereon other than matters constituting Permitted Liens, (ii) state the amount of coverage then existing under the FA 61 endorsement to the Title Policy which shall be not less than the total of all disbursements of the Construction Loan, including the disbursement which is being made concurrently with the reissuance of such endorsement and (iii) updating the “Date of Coverage” (as defined in the Form FA 61.1 endorsement) to the date of such disbursement.

(n)           No Material Adverse Effect, or event condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect, shall have occurred and be continuing for which adequate provision reasonably satisfactory to the Administrative Agent has not been made.

3.3           Conditions Precedent to the Issuance of Letters of Credit.  The obligation of an Issuing Bank to issue a Letter of Credit is subject to the prior satisfaction of each of the following conditions (unless waived in writing by the Administrative Agent and the applicable Issuing Bank):

(a)           Each representation and warranty of the Loan Parties set forth in the Loan Documents is true and correct in all material respects as if made on such date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).

(b)           No Default or Event of Default has occurred and is continuing or will result from the issuance of the applicable Letter of Credit.

(c)           No Material Adverse Effect, or event conditions  or circumstance that would reasonably be expected to constitute a Material Adverse Effect, shall have occurred and be continuing for which adequate provision reasonably satisfactory to the Administrative Agent has not been made.

(d)           The Borrower shall have delivered to the Issuing Banks an LC Issuance Notice in respect of the Letters of Credit in accordance with Section 2.16(b) at least three (3) Business Days prior to the requested date of issuance of the Letters of Credit..

3.4           Conditions Precedent to the Term Conversion Date.  The Construction Loans shall Term Convert to Term Loans and the applicable DSR Issuing Bank shall issue the DSR Letters of Credit pursuant to the terms and conditions of, and as otherwise set forth in, Section 2.16 upon the satisfaction of the conditions precedent set forth in this Section 3.4 (unless waived in writing by the Administrative Agent and the Required Lenders):

(a)           Delivery to the Administrative Agent of a certificate from the Borrower dated the date such Construction Loans are proposed to be Term Converted, certifying that:

(i)           Each representation and warranty of the Borrower and Holdings set forth in the Loan Documents is true and correct in all material respects as if made on such date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).

(ii)           No Default or Event of Default has occurred and is continuing or will result from the Term Conversion.

(iii)          Each Operative Document (other than Material Project Documents that have not yet been executed or been fully and finally performed or have terminated in accordance with the terms thereof) and Applicable Permit remains in full force and effect; to the Knowledge of the Borrower, no material defaults have occurred and are continuing under any Material Project Document.

(b)           The Borrower shall have obtained and delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, copies of all Applicable Permits not previously delivered by the Borrower to the Administrative Agent and a certificate executed by a Responsible Officer of the Borrower certifying that all such Applicable Permits are in full force and effect, including the Notice of Self-Certification of Exempt Wholesale Generator Status of Solar Star California XIII, LLC, market-based rate authority under Section 205 of the FPA.

(c)           Evidence reasonably satisfactory to the Administrative Agent shall have been received by the Administrative Agent that all material work in connection with the Project requiring inspection by any Governmental Authorities having jurisdiction has been duly inspected and approved in all material respects by such authorities and that any certificates or notices required by Governmental Rules to be issued in connection therewith have been issued by such Governmental Authorities.  All Performance Liquidated Damages (as defined in the Depositary Agreement) shall have been paid in accordance with the applicable Material Project Contracts.

(d)           The Borrower shall have requested the Term Conversion pursuant to a Notice of Term Conversion delivered to Administrative Agent in the form of Exhibit A-2 to this Agreement.

(e)           No material action, suit, proceeding, or investigation shall have been instituted or, to the Knowledge of the Borrower, threatened against the Borrower or the Project, which in each such case, could, if adversely determined, reasonably be expected to result in a Material Adverse Effect.

(f)           Delivery to the Administrative Agent of a certificate of the Independent Engineer, in form and substance acceptable to the Administrative Agent and the Lenders, confirming that (i) “Substantial Completion” under the EPC Agreement has occurred, including, for the avoidance of doubt, that all Power Blocks have been commissioned and completed in accordance with all acceptance tests required to achieve COD, (ii) the “Commercial Operation Date” has occurred under the SCE Power Purchase Agreement and (iii) the “Commercial Operation Date” has occurred under the Interconnection Agreement and addressing such other matters related to COD and Term Conversion as the Administrative Agent and the Lenders may reasonably request.

(g)           Delivery by the Borrower to the Administrative Agent of a certificate certifying the occurrence of COD.

(h)           Delivery to the Administrative Agent of an as-built ALTA/ACSM survey of the Project Site, showing that the Improvements are located on the Mortgaged Property, in form and substance reasonably satisfactory to the Administrative Agent and Title Company, within thirty (30) days prior to the Term Conversion Date.  Such as-built survey shall show that all Improvements and other elements of the Project are located within the boundaries of the Mortgaged Property.

(i)             Delivery to the Administrative Agent of an endorsement, dating down the Title Policy to the date of Term Conversion, insuring the continuing first priority Lien of the Deed of Trust, setting forth no exceptions other than Permitted Liens and otherwise in form, substance and amount satisfactory to the Administrative Agent, including a Form FA-61.2 endorsement.

(j)           Delivery to the Administrative Agent of the first Annual Operating Budget with respect to the Project in compliance with the Term Conversion Date Base Case Model.

(k)           The Borrower shall have made all the mandatory prepayments required under Section 2.8, to the extent applicable.  The Equity Investor shall have performed all of its obligations under the Equity Contribution Agreement required to be performed as of the Term Conversion Date (including the making of the Equity Contribution pursuant to Section 2.1(a)(iii) of the Equity Contribution Agreement).

(l)           Delivery to the Administrative Agent of a certificate, dated as of the Term Conversion Date, duly executed by the Borrower or its authorized insurance broker, in form and substance reasonably satisfactory to the Administrative Agent, confirming that all insurance premium payments due and payable as of the Term Conversion Date have been paid and that the insurance complies with the requirements of Section 5.4(a) and Schedule 5.4 and the Material Project Documents set forth in Appendix B of the Insurance Consultant’s report delivered pursuant to this Section 3.4(l).  The Administrative Agent shall have received certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer) in effect as of the Term Conversion Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.  The Administrative Agent shall have received a certificate of the Insurance Consultant with the Insurance Consultant’s report, dated as of the Term Conversion Date, attached thereto, in each such case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and confirming that all insurance policies required by such Insurance Consultant’s report are in full force and effect, are not subject to cancellation without thirty (30) days’ prior notice (ten (10) days for non-payment of premiums) and otherwise materially conform with the insurance requirements set forth in Section 5.4(a) and Schedule 5.4 and the Material Project Documents set forth in Appendix B of the Insurance Consultant’s report delivered pursuant to this Section 3.4(l).

(m)           Delivery to the Administrative Agent of the Term Conversion Date Base Case Model in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders which shall be the Closing Date Base Case Model updated to reflect final capacity of the Project, the date that COD occurred and other factors reasonably selected by the Administrative Agent.  The Term Conversion Date Base Case Model shall demonstrate the satisfaction of the Minimum Debt Service Coverage Ratios as of the Term Conversion Date.

(n)           There has not been filed with or served upon the Borrower with respect to the Project or any part thereof any notice of any Lien or claim of any Lien (other than Permitted Liens) that has not been released or for which a bond has not been obtained.

(o)           The Borrower shall have delivered to the Issuing Banks an LC Issuance Notice in respect of the PPA Performance Letter of Credit in accordance with Section 2.16(b) at least three (3) Business Days prior to the requested date of issuance of the Letters of Credit.

(p)           The Borrower shall have made all deposits required to be made to the Debt Service Reserve Account and Major Maintenance Reserve Account and other accounts on or before the Term Conversion Date pursuant to the Depositary Agreement.

(q)           Delivery to the Administrative Agent of an updated Amortization Schedule, reflecting (i) certain prepayments made by or on behalf of the Borrower in accordance with Section 2.7 or Section 2.8, as applicable and (ii) the Term Loan Resizing Prepayment Amount, in form and substance reasonably satisfactory to the Administrative Agent.

(r)           There shall be no LC Loans outstanding.

(s)           The Borrower shall have delivered evidence reasonably satisfactory to the Administrative Agent that the Borrower has submitted the registration application for the Project in the WREGIS, as required under Section 3.01(d)(v) of the Power Purchase Agreement.

3.5           Confirmation.  Each Borrowing by (including Term Conversion) and issuance of the Letters of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the applicable conditions contained in this Article 3 have been satisfied or waived.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to and in favor of the Administrative Agent, the Collateral Agent and the Lenders.  All of such representations and warranties shall survive the Closing Date and the making of the Loans:

4.1           Existence; Compliance with Laws.  Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification (including, with respect to the Borrower, California) and (d) is in compliance with all Legal Requirements except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2           Ownership of Capital Stock.  The Capital Stock of the Borrower has been duly authorized and validly issued and is fully paid and non-assessable.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower, except as created by the Loan Documents.  As of the Closing Date, Holdings owns 100% of all issued and outstanding membership interests in the Borrower.

4.3           Power; Authorization; Enforceable Obligations; No Legal Bar.

(a)           Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Operative Documents to which it is a party and to consummate the transactions contemplated thereby and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the

Operative Documents to which it is a party and to consummate the transactions contemplated thereby and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  Each Operative Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Operative Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)           The execution, delivery and performance of this Agreement and the other Operative Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Legal Requirements applicable to any Loan Party or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Legal Requirement or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.4           Governmental Approvals.  Except as set forth in Schedule 4.15, no action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with (a) the due execution, delivery and performance by any Loan Party of the Operative Documents to which it is a party, (b) the development, construction, ownership and operation of the Project as contemplated by the Operative Documents (to the extent required to be obtained by or on behalf of any Loan Party), (c) the consummation of the transactions contemplated by the Operative Documents by the Loan Parties or (d) the grant by the Loan Parties of the Liens granted under the Security Documents or the validity, perfection and enforceability thereof or for the exercise by the Collateral Agent of its rights and remedies thereunder, except, in each case, (i) the filing of UCC financing statements and the filing and recording of the Deed of Trust, (ii) such as have been made or obtained and are in full force and effect, (iii) such as are required by securities, regulatory or applicable law in connection with an exercise of remedies, (iv) as contemplated by Section 4.15 and (v) in the case of clauses (b) and (c) above, such actions, consents, registrations, filings, notices, actions and approvals where the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

4.5           ERISA and Labor Matters.

(a)           Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to ERISA Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Accounting Standards Codification Topic 715-60.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Financial Accounting Standards Codification Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Financial Accounting Standards Codification topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans.

(b)           Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

(c)           Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Loan Party pending or, to the Knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Legal Requirement dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.

4.6           Taxes.  Each Loan Party has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party); no material Tax Lien has been filed (other than Permitted Liens), and to the Knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.7           Business, Debt, Contracts, Etc.  The Borrower has not conducted any business other than the business contemplated by the Operative Documents or in connection with the Project, has no outstanding Indebtedness or other material liabilities other than pursuant to the Operative Documents (and the Deferred Development Fee) and is not a party to or bound by any material contract other than the Operative Documents to which it is a party.

4.8           Filings.  All filings and recordings, re-filings or re-recordings necessary to perfect and maintain the perfection and priority of the interest, title or Liens of the Collateral Agent (for the benefit of the Secured Parties), subject to Permitted Liens that pursuant to applicable law are entitled to a higher priority than the Liens created by the Security Documents, have been made as required by the Loan Documents.

4.9           Investment Company; Holding Company Act; EWG.  Neither the Borrower nor Holdings is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  Neither the Borrower nor Holdings is subject to regulation under any Legal Requirement (other than Regulation X of the Board and subject to Section 4.10(c)(iii) below) that limits its ability to incur Indebtedness.  The Borrower is an EWG, and Holdings is, or will be upon COD, a “holding company” under Section 16451(8) of PUHCA 2005 and the FERC’s implementing regulations at 18 C.F.R. § 366, et seq. solely with respect to its ownership of one or more EWGs.  Neither the Borrower nor Holdings is or has been determined by the FERC to be subject to, or not exempt from, regulation under the federal access to books and records provisions of PUHCA 2005.

4.10        Governmental Regulation.

(a)           Each of the Borrower and Holdings is in compliance in all material respects with the applicable requirements of the FPA and PUHCA 2005 and all other Legal Requirements with respect to the ownership, operation, control and sale of energy, capacity and ancillary services and environmental attributes from the Project.

(b)           None of any Agent, the Issuing Banks, the Lenders, or any Affiliate of any of them will, solely as a result of the construction, ownership, leasing or operation of the Project by the Borrower, the sale of electricity therefrom by the Borrower or the Borrower’s entering into any Operative Document or any transaction contemplated hereby or thereby, be subject to regulation under the FPA or PUHCA 2005 or rate regulation as an “electrical corporation” under the California Public Utilities Code, as amended; provided, however, that in the event that any Agent, the Issuing Banks or any Lender, upon the exercise of remedies under the Operative Documents or otherwise, becomes the owner or operator of the Project or directs the sale of electricity therefrom, such Agent, the Issuing Banks or any Lender may become subject to regulation as a public utility under the FPA and an “electrical corporation” under the California Public Utilities Code, as amended, and unless EWG status or another exemption from regulation under PUHCA 2005 is obtained, any Agent, the Issuing Banks or a Lender, as the case may be, could become, together with its Affiliates, subject to regulation under the federal access to books and records provisions of PUHCA 2005 and could become subject to CPUC regulation of the operations of the Project and, if any retail sales of electric energy, capacity or ancillary services are made from the Project, financial, organizational or rate regulation as a “public utility” or “electric utility” under the California Public Utilities Code, as amended.

(c)           On and after obtaining the order and approvals required pursuant to Section 5.12(ii), the Borrower shall be (i) subject to regulation as a “public utility” under the FPA; (ii) authorized by FERC to make sales of electric energy, capacity and ancillary services at market-based rates pursuant to Section 205 of the FPA; and (iii) granted blanket authorization by FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA and all other waivers of regulations and blanket authorizations as are customarily granted by FERC to entities with market-based rate authority.  So long as the Project is an EWG and does not make retail sales of electric energy, capacity or ancillary services, the Borrower is not subject to any financial, organizational or rate regulation as a “public utility” or “electric utility” under the California Public Utilities Code law; provided that the Project will be subject to applicable CPUC regulation regarding the operations and maintenance of electric generating facilities located in California.

4.11         Federal Reserve Requirements.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry any Margin Stock or (b) for any purpose that violates any regulation of the Board. No more than 25% of the assets of the Loan Parties consist of Margin Stock.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12         Litigation.  (a) No litigation, action, suit, investigation or proceeding at law or equity of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues (including any Material Project Document or Applicable Permit) (i) with respect to any of the Operative Documents or any of the transactions contemplated hereby or thereby or any Applicable Permit, (ii) that could, if adversely determined, reasonably be expected to have a Material Adverse Effect.

(b)           There are no condemnation proceedings by or before any Governmental Authority now pending or, to the Knowledge of the Borrower, threatened with respect to the Real Property or Project, or sale of power therefrom or any portion thereof material to the construction, ownership or operation of the Project or sale of power therefrom, unless (i) solely with respect to a condemnation proceeding occurring prior to Final Completion, in the reasonable opinion of the Administrative Agent and the Independent Engineer, such condemnation is capable of being remedied within a satisfactory period without affecting Final Completion with respect to the Project in accordance with the Construction Budget and Schedule and (ii) an adequate reserve, in an amount acceptable to the Administrative Agent and the Independent Engineer, has been established for remedying such condemnation.

4.13           Compliance with Legal Requirements.

(a)            No Loan Party is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Patriot Act.

(b)           The use of the proceeds of the Loans by the Borrower will not violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act, the National Defense Authorization Acts of 2012 and 2013, all as amended, any regulations administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or in furtherance thereof (collectively “Sanctions”).  Neither the Borrower nor any of its subsidiaries, directors, officers or employees, nor, to the knowledge of the Borrower, any agent, or affiliate or other person associated with or acting on behalf of the Borrower or any of its subsidiaries is currently the subject or the target is on the OFAC SDN List, nor is the Borrower or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”).  For the past 5 years, the Borrower and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(c)           Neither the Borrower nor any of its subsidiaries nor any director, officer, or employee of the Borrower or any of its subsidiaries nor, to the knowledge of the Borrower, any agent, affiliate or other person associated with or acting on behalf of the Borrower or any of its subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti- bribery or anti-corruption laws (collectively “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.

(d)           Except as otherwise disclosed in Schedule 4.13, neither the Borrower nor its properties or assets has violated or is in violation of (nor will the continued operation of its material properties and assets as currently conducted violate) any currently applicable Legal Requirements (including any zoning, building, or Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or Site Lease Agreement, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14         No Default.

No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.15         Permits.

(a)           There are no material Permits issued to, or required to be provided by, or required by the Borrower under any Governmental Rule, including any Environmental Laws, as the Project is currently designed and contemplated to be developed, constructed, owned, leased and operated (excluding, for the avoidance of doubt, any Permits required for the access road constructed in a potential wetlands area south of “Array 2” of the Project, which road is not necessary for the development, construction, ownership, lease or operation of the Project) that are or will become Applicable Permits other than the Permits described in Schedule 4.15.  Each Permit described in Schedule 4.15 is either (i) a Permit in full force and effect and is not the subject of any current material legal proceeding and, if an appeal period is specified by a Governmental Rule, the appeal period has expired and no proceedings are pending seeking material modification or revocation, in the case of those Permits listed in Part I of Schedule 4.15, (ii) a Permit that has not yet been obtained or provided (or has been obtained or provided but the applicable appeal period has not expired) and has not been required for Project development activities up to the date of this Agreement and is not required to commence construction of the Project, and which the Borrower has no current actual Knowledge indicating that such Permit will not timely be obtained or provided (or applicable appeal period expire) in the ordinary course of construction or operation of the Project in the case of those Permits listed in Part II of Schedule 4.15, or (iii) a Permit of a type that is routinely granted on application and that would not normally be obtained before the commencement of construction or reconstruction or completion of construction of the Project, as applicable, as in the case of those Permits listed in Part III of Schedule 4.15.  The Borrower reasonably believes that any Permit so indicated on Part II and Part III of Schedule 4.15 will be timely obtained or provided without any material expense.  The Borrower is not in material violation of any Applicable Permit.

(b)           To the Borrower’s Knowledge, each Material Project Participant possesses all Permits, or rights thereto necessary to perform its duties under the Operative Documents to which it is a party, other than those Applicable Permits listed in Part II and Part III of Schedule 4.15, and, to the Borrower’s Knowledge, such party is not in violation of any valid rights of others with respect to any of the foregoing.

(c)           The Borrower has not entered into any stipulations with any Governmental Authority issuing any Applicable Permit(s) which are not expressly set forth in such Permit(s) to develop, construct, own, lease and operate the Project or which have not otherwise been disclosed to the Administrative Agent by the Borrower in writing.

4.16         Use of Proceeds.  The proceeds of the Loans shall be used solely in accordance with Section 5.7.

4.17         Insurance.  All policies of insurance required to be obtained by the Borrower under the Operative Documents have been obtained, and are in full force and effect; all premiums due thereon have been paid (or will be paid from proceeds of the initial Construction Loan) and, except with respect to policies that have been replaced with other policies in compliance with this Agreement, no notice from any insurer or its representative as to any cancellation or reduction or other change in coverage has been received.

4.18         Environmental Matters.

(a)           The Borrower has previously delivered to the Agents the Environmental Site Assessments and except as set forth on Schedule 4.18:  (i) neither the Borrower nor Holdings is or has in the past been in violation of (or received any notice that it is in violation of) any Environmental Law or Applicable Permit, which violation would reasonably be expected to subject any Secured Party to liability or to result in a liability to either the Borrower or Holdings or their respective properties or assets; (ii) neither the Borrower nor Holdings has (or has received any notice that it or any third party has) used, Released, discharged, generated, manufactured, produced, stored or disposed of (or arranged for the disposal of) in, on, under or about the Project Site or the Improvements or any other Real Property owned, operated or leased by the Borrower, or transported thereto or therefrom, any Hazardous Substances that would reasonably be expected to subject the Borrower, Holdings or any Secured Party to liability under any Environmental Law; (iii) to the Knowledge of the Borrower after reasonable inquiry, there are no species protected from take under applicable Environmental Laws, historical or cultural artifacts, wetlands or underground tanks (whether operative or temporarily or permanently closed) located on the Project Site or the Improvements or any other Real Property owned, operated or leased by the Borrower; (iv) there are no Hazardous Substances used, stored or present at, on or near the Project Site or the Improvements, except as used, stored or present in the ordinary course of business and in compliance with Environmental Laws; and (v) there is or has been no condition, circumstance, action, activity or event that would reasonably be expected to form the basis of any violation by the Borrower of, or, to the knowledge of the Borrower, liability to the Borrower under, any Environmental Law; in each case of (i) through (v) above that would reasonably be expected to have a Material Adverse Effect.

(b)          There is no pending or, to the Knowledge of the Borrower, threatened Environmental Claim, action or proceeding by any Governmental Authority (including the U.S. Environmental Protection Agency) or any other third party with respect to the presence or Release of Hazardous Substances in, on, from or to the Project Site or the Improvements, or any other Real Property owned, operated or leased by the Borrower, or with respect to Environmental Laws, natural resources or Hazardous Substances, that would reasonably be expected to have a Material Adverse Effect.

(c)           After due inquiry, except as set forth on Schedule 4.18, the Borrower does not have Knowledge of any past or existing violations or threatened violations of any Environmental Laws by any person relating in any way to the Project Site or the Improvements or any other Real Property owned, operated or leased by the Borrower that would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Environmental Site Assessments are the most recent environmental site assessments the Borrower has knowledge or possession of with respect to the Project Site or any of the Real Property.

4.19          Title to Properties; Possession Under Leases.

(a)           The Borrower has good title to all its material properties and assets (other than Real Property), except for Permitted Liens.  The Borrower has good and marketable fee simple title to or valid leasehold and easement interests in, or other valid right to use, as applicable, all the Real Property set forth on Schedule 4.19(a) (as such Schedule may be updated after the Closing Date by the Borrower with a copy to the Administrative Agent and the Collateral Agent), in each case in accordance with the applicable lease, easement, right of way, license agreement or other operating right or similar right of use, except for Permitted Liens.

(b)           No landlord Lien has been filed, and, to the Knowledge of the Borrower, no claim is being asserted, with respect to any lease payment under the Site Lease or any Site Lease Agreements, subject to Permitted Liens.  To the Knowledge of the Borrower, other than Permitted Liens and except as otherwise specified by the Site Lease Agreements, none of the Real Property is subject to any lease, sublease, license, easement or other agreement granting to any person any right to the use, occupancy, possession or enjoyment of the Real Property or any portion thereof.

(c)           The Borrower has not received any written notice of, nor has any Knowledge of, (i) any pending or contemplated condemnation proceeding affecting the Real Property or any sale or disposition thereof in lieu of condemnation (except that, with respect to any Loan made other than on the Closing Date, the Borrower has not received any written notice of, nor has any Knowledge of, any pending or threatened condemnation proceeding affecting the Real Property or any sale or disposition thereof in lieu of condemnation or (ii) any existing or threatened change in the zoning classification of any of the Real Property, except as set forth on Schedule 4.19(c).

(d)           The Mortgaged Property has been properly subdivided in accordance with all applicable Legal Requirements or entitled to exception therefrom, and for all purposes such Real Property may be mortgaged and conveyed in accordance with applicable legal requirements.

(e)           The Mortgaged Property constitutes all of the Real Property owned, leased or otherwise held or used by the Borrower, or in which the Borrower holds a direct or indirect interest, as of the Closing Date.  Except for Permitted Liens, the Site Lease and the agreements set forth on Schedule 4.19(e) constitute all of the agreements governing the Mortgaged Property (collectively referred to as the “Site Lease Agreements”).

4.20         Utilities.  All utility services necessary for the construction and operation of the Project for its intended purposes are available at the Project Site or will be so available as and when required upon commercially reasonable terms or market rates.

4.21        Roads/Feeder Lines.

(a)           Except as set forth on Schedule 4.21, all roads necessary for the construction and full utilization of the Project for its intended purposes under the Material Project Documents have either been completed or the necessary rights of way therefor have been acquired, except for permits to cross state, county or township roads that will be granted as a ministerial matter during the construction of the Project, prior to the date such permits are required to be acquired pursuant to any applicable Governmental Authority.

(b)           Except as set forth on Schedule 4.21, all necessary easements, rights of way, agreements and other rights for the construction, interconnection and utilization of the feeder lines of the Project have been acquired.

4.22         Sufficiency of Material Project Documents.  The rights granted to the Borrower pursuant to the Material Project Documents are sufficient to enable the Project to be located, constructed, operated and routinely maintained as contemplated by the Operative Documents and provide adequate ingress and egress for any reasonable purpose in connection with the construction, operation and routine maintenance of the Project.

4.23         Material Project Documents.

(a)           The Borrower has delivered to the Administrative Agent a complete and correct copy of the Material Project Documents in effect, including any amendments, supplements or modifications with respect thereto.  None of the Material Project Documents to which the Borrower or Holdings is a party has been amended or modified since the Closing Date, except in accordance with this Agreement.

(b)           As of the Closing Date and as of each date upon which this representation is made, each of the Material Project Agreements then in effect is in full force and effect and constitutes the legal, valid and binding obligation of each Loan Party party thereto, and, to the Knowledge of the Borrower, the other parties thereto.  Each Loan Party is in compliance with all Material Project Documents in effect, and to the Knowledge of the Borrower, each other party to a Material Project Document in effect is in compliance with its obligations thereunder and no defaults have occurred and are continuing thereunder, except to the extent any such non-compliance or default could not reasonably be expected to result in a Material Adverse Effect.

4.24         Disclosure.  Except for projections and pro forma financial information, no statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement prepared and furnished by the Borrower, Holdings or any Affiliate thereof to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to the Borrower, Holdings or any Affiliate thereof that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.  The Base Case Model is based on reasonable assumptions that are consistent with the provisions of the Material Project Documents.

4.25         Construction Budget; Projection.  The Borrower has prepared or provided the Construction Budget and Schedule in good faith and on the basis of reasonable assumptions that are consistent with the provisions of the Material Project Documents.  As of the date of this Agreement and as of the date when this representation is made or deemed made, to the Borrower’s Knowledge, there are no material Project Costs that are not included in the Construction Budget and Schedule that have not otherwise been disclosed to the Administrative Agent in writing.

4.26         Intellectual Property.  Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  No material claim has been asserted and is pending by any Person against the Borrower challenging or questioning the Borrower’s use of any Intellectual Property or the validity or effectiveness of any Intellectual Property used by the Borrower, nor does the Borrower know of any valid basis for any such claim.  The use of Intellectual Property by each Loan Party does not infringe on the rights of any Person in a manner that would reasonably be expected to result in a Material Adverse Effect.

4.27         Land Not in Flood Zone.  The Deed of Trust does not encumber improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 3.1(j)(iii).

4.28         Partnerships and Joint Ventures; Separateness.

(a)           The Borrower is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture.

(b)           The Borrower has no Subsidiaries.

(c)           The Borrower maintains separate bank accounts and separate books account from the other Loan Parties and all other Persons.  The separate liabilities of the Borrower are readily distinguishable from the liabilities of the other Loan Parties and all other Persons.

(d)           The Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.

4.29           Financial Statements; Material Adverse Effect.  The financial statements of the Borrower, heretofore delivered to the Administrative Agent with copies for the Lenders, were prepared in accordance with GAAP, as applicable, and fairly present the financial condition and operations of the Borrower at such date and, where applicable, the results of its operations for the period then ended (subject, where applicable, to normal year-end audit adjustments).  The unaudited pro forma balance sheet of the Borrower as at the Closing Date (including the notes thereto), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made hereunder and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing, and such pro forma balance sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower as at the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.  Since the respective date of each such statement, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower that would reasonably be expected to have a Material Adverse Effect.

4.30           Accounts.  The Borrower does not have any “deposit account” with a “bank” (within the meaning of Section 9-102 of the UCC) other than the (a) Collateral Accounts established in accordance with this Agreement and the other Loan Documents and (b) the Local Deposit Account which may contain an amount on deposit therein not in excess of $200,0000, to the extent such account is subject to a deposit account control agreement in favor of the Collateral Agent in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

4.31           Construction of the Project.  As of the Term Conversion Date, to the Knowledge of the Borrower, all work done on the Project has been done in a good and workmanlike manner and in accordance with the EPC Agreement and the Interconnection Agreement, and Prudent Industry Practices, except to the extent that any failure would not reasonably be expected to have a Material Adverse Effect.

4.32           Sanctions and Anti-Corruption Laws.  The Borrower has established, implemented and will maintain in place processes and procedures designed to ensure that (a) no persons or entities holding any direct or indirect legal or beneficial interest whatsoever in the Borrower appear on the OFAC SDN List; (b) no persons or entities holding any direct or indirect legal or beneficial interest whatsoever in the

Borrower are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List; (c) the Borrower will not conduct business or engage in any transaction with any person or entity in violation of Sanctions or in violation of Anti-Corruption Laws.

4.33           Security Documents.  (a) The Security Agreement and the Pledge Agreement are each effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Pledge Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Holdings in such Pledged Stock and the proceeds thereof, as security for the Secured Obligations (as defined in the Pledge Agreement), and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 4.34(a) in appropriate form are filed in the offices specified on Schedule 4.34(a), and with respect to other property that can be perfected by control, upon execution of the Depositary Agreement by each of the parties thereto, the Security Agreement and the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and Holdings in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Security Agreement or Pledge Agreement, as applicable), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Permitted Liens that pursuant to applicable law are entitled to a higher priority than the Liens created by the Security Documents).

(b)           The Deed of Trust is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, and when the Deed of Trust is filed in the office specified on Schedule 4.34(b), the Deed of Trust shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in the Mortgaged Property and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person, other than rights arising under Permitted Liens.

4.34           Solvency.  The Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.35           Sales Tax Exemption; Resale Certificate.  The Construction Budget and Schedule accurately represents the Borrower’s estimated anticipated sales and use taxes taxable to the Project Company for the construction of the Project.  The Project Company has obtained, or will have obtained when required by and to the extent available under applicable law, all necessary resale certificates or other applicable documentation to secure exemption from all sales and use taxes in all applicable jurisdictions.

ARTICLE 5.

AFFIRMATIVE COVENANTS OF BORROWER

The Borrower covenants and agrees that, prior to the Discharge Date, it shall, unless the Required Lenders waive compliance in writing, comply with each of the following:

5.1           Reporting Requirements.  The Borrower shall deliver to the Administrative Agent and each Lender:

(a)           as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower a copy of the audited balance sheet of the Borrower as at the end of such year and the related audited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing; provided that all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods;

(b)           as soon as available but in any event within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited balance sheet of the Borrower as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of the year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods;

(c)           concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no Knowledge was obtained of any Default or Event of Default pursuant to Article 7, except as specified in such certificate (which certificate shall not be required to be delivered if such accounting firm is not delivering certificates of such type as a matter of national policy applied consistently to its clients);

(d)           concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or Section 5.1(b), a certificate of a Responsible Officer stating that such Responsible Officer has obtained no Knowledge of any Default or Event of Default except as specified in such certificate or, if any such condition existed or exists, the nature thereof and the corrective actions that the applicable Person has taken or proposes to take with respect thereto;

(e)           promptly upon the Borrower acquiring notice or obtaining Knowledge that any Default or Event of Default has occurred, a notice of such event (which should, in accordance with Section 8.5, indicate that such notice is a “notice of default”);

(f)           promptly upon the Borrower acquiring notice or obtaining Knowledge thereof, notice (including to the Independent Engineer) of (i) any material breach or any default under any Material Project Document, (ii) any termination or material amendment of any Material Project Document, (iii) any litigation, arbitration, material events or material notices with respect to any Material Project Document, (iv) any event of force majeure asserted under any Material Project Document which exists for more than two Business Days (and, to the extent reasonably requested by the Administrative Agent and reasonably available to the Borrower, copies of related invoices, statements, supporting documentation, schedules, data or affidavits delivered under any Material Project Document) and (v) any change order under the EPC Agreement;

(g)           promptly upon the Borrower (i) acquiring notice or obtaining Knowledge thereof, notice (x) of any dispute (or in the case of a modification of a material Applicable Permit, a material dispute) between the Borrower and any Governmental Authority involving the revocation, modification, failure to renew or the like of any Applicable Permit or the imposition of additional material conditions with respect thereto and (y) that any Applicable Permit related to the Project may be cancelled, suspended, terminated or impaired, except that no such notice shall be required with respect to the expiration, in the ordinary course of business at the stated expiration date, of a Permit that is no longer required for construction or operation and (ii) obtaining any Applicable Permit, a copy of such Applicable Permit;

(h)           promptly upon the Borrower acquiring notice or obtaining Knowledge that (i) a materialman’s, mechanic’s or other like Lien in an amount in excess of $100,000 or (ii) multiple Liens as described in clause (i) above in an aggregate amount in excess of $200,000, in each case have been recorded against the Borrower or the Project Site, a notice of such recordation describing the reasons for such Lien in reasonable detail, and attaching a copy of any documentation or correspondence relevant to such Lien;

(i)           promptly upon the Borrower acquiring notice or obtaining Knowledge of the commencement of proceedings against the Borrower before FERC or the CPUC alleging a violation of the FPA or the regulations of FERC or the CPUC, or asserting jurisdiction over the Borrower under PUHCA 2005 (except as an EWG), a copy of any documentation or correspondence relevant to such proceeding;

(j)           promptly upon the Borrower acquiring notice or obtaining Knowledge thereof, notice of any (i) fact, circumstance, condition or occurrence at, on or arising from the Mortgaged Property or the Improvements that results in material noncompliance with any Environmental Law or any Release of Hazardous Substances on or from the Project Site, the Improvements or any other part of the Mortgaged Property that has resulted in material property damage or has a Material Adverse Effect, or (ii) pending or, to the Borrower’s Knowledge, threatened, material Environmental Claim against the Borrower or, to the Borrower’s Knowledge, any of its Affiliates, contractors, lessees or any other Persons, arising in connection with its or their occupying or conducting operations on or at the Project, the Real Property or the Improvements, in each case which would reasonably be expected to impose liability on any Secured Party or have a Material Adverse Effect;

(k)           promptly upon the Borrower acquiring notice or obtaining Knowledge thereof, notice of the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence any action, suit or proceeding, whether at law or equity or by or before any Governmental Authority or in arbitration, against the Borrower, any Material Project Participant or involving the Project, which involves claims in excess of $500,000 in the aggregate or as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(l)           promptly upon the Borrower acquiring notice or obtaining Knowledge thereof, notice of any condemnation, taking by eminent domain or other taking or seizure by a Governmental Authority with respect to a material portion of the Project or the Project Site;

(m)           promptly upon the Borrower acquiring notice or obtaining Knowledge thereof, notice of any casualty, damage or loss to the Project, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of the Borrower, its employees, agents, contractors, consultants or representatives, or of any other Person, if such casualty, damage or loss affects the Borrower or the Project in excess of $1,000,000 for any one such event, or $2,000,000 in the aggregate in any policy period, and the Borrower shall keep the Administrative Agent timely apprised of any insurance claim proceedings related to such casualty or loss, including any notice received from any insurance company indicating that it is not obligated to pay any named insured, or that it is withholding any amounts that the Borrower is claiming are due and payable under any insurance policy maintained by the Borrower;

(n)           promptly upon the Borrower acquiring notice or obtaining Knowledge thereof, notice of any cancellation or material change in the terms, coverages or amounts of any insurance described in Section 5.4;

(o)           promptly, but in no event later than five (5) Business Days after the execution and delivery to the Borrower thereof, a copy of each Additional Project Agreement;

(p)           promptly upon the Borrower acquiring notice or obtaining Knowledge thereof, notice of any other development specific to the Borrower or the Project that has had, or would reasonably be expected to have, a Material Adverse Effect;

(q)           promptly upon the Borrower acquiring notice or obtaining Knowledge thereof, notice of any forced outage with respect to all or substantially all of the Project for more than 72 consecutive hours;

(r)           promptly, such additional financial and other information with respect to the Borrower or the Project as is reasonably requested by the Administrative Agent or any Lender;

(s)           promptly following receipt thereof, copies of  any documents described in Section 101(k) and/or Section 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Loan Party or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Loan Party or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(t)           promptly upon the Borrower acquiring notice or obtaining Knowledge thereof, notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of any Loan Party or any ERISA Affiliates in excess of $1,000,000;

(u)           promptly, but in no event later than five (5) days after the receipt thereof by the Borrower, copies of any agreement referenced in Section 5.1(o) that is  obtained or entered into by the Borrower after the Closing Date and any material amendment, supplement or other modification to any such agreement that is received by the Borrower after the Closing Date;

(v)           promptly, but in no event later than five (5) Business Days after the receipt thereof by the Borrower, (a) a copy of the final Wetland Delineation report prepared by H.T. Harvey & Associates for submittal to the U.S. Army Corps of Engineers, and (b) any updates or supplements thereto and notices and copies of any material information (but excluding, for the avoidance of doubt, drafts and interim work product of Borrower, its consultants and attorneys) that the Borrower receives from any Governmental Authority or other Person in respect of the Potential Wetlands Area and any other material developments relating to the Potential Wetlands Area.

Each notice pursuant to Section 5.1(e)–(n), (p), (q), (t) and (v) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.2           Maintenance of Existence, Properties; Etc.  (a) The Borrower shall (i) preserve, renew and keep in full force and effect its organizational existence, (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower shall maintain good, valid, marketable (subject to the terms of the Operative Documents) and insurable title in (i) all Mortgaged Property that constitutes the Real Property, subject only to Permitted Liens and (ii) all of its other properties and assets (that are individually or in the aggregate material), subject only to Permitted Liens, in each case other than those properties and assets disposed of in accordance with this Agreement or any other Operative Document.

(c)           The Borrower shall keep all material property useful and necessary in its business in good working order and condition in accordance with Prudent Industry Practice, ordinary wear and tear excepted.

(d)           Notwithstanding anything to the contrary in the Loan Documents, the Borrower shall complete the actions described in Schedule 5.2(d) in a time frame that meets the requirements of the Project and the Administrative Agent will cooperate reasonably with the Borrower in facilitating the completion of such actions.

5.3           Compliance with Legal Requirements; Etc.

(a)           The Borrower shall materially comply with all applicable Legal Requirements and exercise diligent good faith efforts to make such alterations to the Project and the Mortgaged Property as may be required for such compliance.

(b)           The Borrower shall obtain all Applicable Permits as promptly as possible, have when required all Applicable Permits necessary for the development, construction, ownership, leasing, maintenance and operation of the Project under applicable Legal Requirements and comply in all material respects with all Applicable Permits.  The Borrower shall promptly upon receipt or publication furnish a copy (certified by a Responsible Officer of the Borrower) of each such Applicable Permit to the Administrative Agent.

(c)           The Borrower shall promptly upon receipt or publication furnish a copy (certified by a Responsible Officer of the Borrower) of each amendment, supplement or modification to any such Applicable Permit to the Administrative Agent and shall promptly furnish copies to the Administrative Agent of all material documents furnished to the Borrower by any Governmental Authority or furnished to any Governmental Authority by the Borrower.

(d)           The Borrower shall comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with all applicable Environmental Laws and all applicable or relevant provisions of the Equator Principles, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Permits required by applicable Environmental Laws or applicable provisions of the Equator Principles.

(e)           The Borrower shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws or the Equator Principles.

5.4           Insurance; Events of Loss.

(a)           Without cost to the Lenders, the Borrower shall (i) maintain or cause to be maintained on its behalf in effect at all times the types of insurance required pursuant to Schedule 5.4, in the amounts and on the terms and conditions specified therein and (ii) use all commercially reasonable efforts to cause the Material Project Participants and each other party to a Material Project Document to procure at its own expense and maintain in full force and effect, at all times on and after the Closing Date the insurance required to be procured and maintained by such Person under the relevant Material Project Documents.

(b)           If the Borrower fails to obtain or maintain, or to cause each Material Project Participant or other party to a Material Project Document to obtain or maintain, the full insurance coverage required by this Section 5.4, the Administrative Agent, upon ten (10) Business Days’ prior notice (unless the aforementioned insurance would lapse within such period or has already lapsed, in which event notice shall not be required) to the Borrower of any such failure, may (but shall not be obligated to) obtain the required policies of insurance and pay the premiums on the same.  All amounts so advanced by the Administrative Agent shall become an additional obligation of the Borrower to the Administrative Agent, and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the Default Rate.

(c)           No later than March 31st of each calendar year, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer, certifying that (i) the insurance requirements of this Section 5.4 (including Schedule 5.4) have been implemented and are being complied with, (ii) the Borrower has paid all insurance premiums then due and payable and (iii) the Borrower is in compliance with the Borrower’s insurance policies.

(d)           The Administrative Agent shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with any Event of Loss under any policy or policies of insurance or any proceeding with respect to any condemnation or other taking of property of the Borrower, in each such case, in excess of $5,000,000, and the Borrower shall, within five (5) Business Days after the Administrative Agent’s request, reimburse the Administrative Agent for all reasonable out-of-pocket expenses (including reasonable attorneys’ and experts’ fees) incurred by the Administrative Agent in connection with such participation.  The Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of $5,000,000 without the approval of the Administrative Agent (acting on behalf of the Required Lenders).

(e)           All Loss Proceeds of any Event of Loss received by the Borrower or the Administrative Agent in respect of all or any part of the Project shall be deposited in the Loss Proceeds Account and the amounts on deposit in the Loss Proceeds Account will be applied as described in the Depositary Agreement.

(f)           No provision of this Section 5.4 or any other provision of any Loan Document shall impose on the Administrative Agent, the Collateral Agent or the Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower (nor shall any action taken, or not taken, by the Administrative Agent, the Collateral Agent or the Lenders to verify the existence or adequacy of the insurance coverage maintained by the Borrower affect the obligations of the Borrower pursuant to this Section 5.4), nor shall the Administrative Agent, the Collateral Agent or the Lenders be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.

5.5           Taxes; Assessments and Utility Charges.  The Borrower shall pay, or cause to be paid, as and when due and prior to delinquency, all Taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to any Loan Party or the Project (including all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the Project), and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project; provided, however, that any Loan Party may contest or cause to be contested in good faith any such Taxes, assessments and other charges and, in such event, may permit the Taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Loan Party is in good faith contesting or causing to be contested the same by appropriate proceedings, so long as (a) reserves reasonably satisfactory to the Administrative Agent have been established on such Loan Party’s books in an amount sufficient to pay any such Taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other provision for the payment thereof reasonably satisfactory to the Administrative Agent shall have been made, (b) enforcement of the contested Tax, assessment or other charge is effectively stayed for the entire duration of such contest and (c) any Tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is immediately paid after resolution of such contest.

5.6           Properties, Books and Records.  (a) The Borrower shall (i) keep proper books of record and account in conformity with GAAP and all Legal Requirements of all dealings and transactions in relation to its business and activities and (ii) permit representatives of the Administrative Agent (including the Independent Consultants) or any Lender to visit and inspect, at the Borrower’s expense, the Borrower’s financial records, the Project (including the Real Property) and any other properties of the Borrower at any reasonable time and as often as may reasonably be desired and to make extracts from and copies of such financial records, and permit any Person designated by the Administrative Agent or any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, safety requirements and other requirements imposed by law or by contract); provided that so long as no Default shall have occurred and be continuing, any such visit in excess of one such visit in any calendar year by any Lender shall be at the expense of such Lender. The Independent Engineer shall have the right to visit and inspect the Project and the books, records and documents of the Borrower from time to time, to witness the construction, installation, testing, start up, commissioning and operation of the Project; provided that the Independent Engineer will comply with all reasonable safety requirements of the Project or the Project Site whether imposed by contract or Governmental Rule and will maintain reasonable and customary liability insurance.  The Borrower shall at all times maintain and preserve a complete set of the Plans and Specifications relating to the design, engineering, construction and equipping of the Project at the Project Site and available for inspection by the Independent Engineer, the Administrative Agent and any Lender.

(b)           The Borrower shall maintain adequate project, financial and accounting records with respect to the Borrower and Project.

5.7           Use of Proceeds.

(a)

(i)           The Borrower shall use the proceeds of each Construction Loan solely to pay a portion of the Project Costs specified in the related borrowing certificate and related certificates delivered by the Borrower in connection with such Construction Loan.  Proceeds of the Construction Loans shall be applied by the Borrower in the order and manner set forth in the Depositary Agreement.

(ii)           The Borrower shall use the proceeds of the Term Loans solely to repay outstanding Construction Loans upon Term Conversion.

(iii)           The Borrower shall use the DSR Letters of Credit solely to support the Borrower’s obligations with respect to the Debt Service Reserve Account.  The Borrower shall use the Project Letters of Credit solely to support the Borrower’s obligations under the Material Project Documents and the Applicable Permits.

(b)           Unless otherwise applied by the Administrative Agent pursuant to this Agreement, the Borrower shall deposit all Project Revenues and all Loss Proceeds in accordance with the Depositary Agreement, for application solely for the purposes and in the order and manner provided in the Depositary Agreement.

5.8           Payment of Obligations.  The Borrower shall duly and punctually pay and discharge its obligations in respect of its Indebtedness permitted by Section 6.1, subject to the terms and conditions of this Agreement and the other Loan Documents (including Section 7.4 hereof).

5.9           Construction and Operating Reports.

(a)           As soon as available and in any event within ten (10) Business Days after the end of each calendar month, commencing with the first full month following the Closing Date until COD, the Borrower shall deliver to the Administrative Agent and each of the Lenders a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail: (a) the estimated date on which Substantial Completion shall be achieved, (b) if the Substantial Completion Date is not anticipated to occur on or before the scheduled Substantial Completion Date under the EPC Agreement, the reasons therefor, (c) the status of construction of the Project (and a description of any material defects or deficiencies with respect thereto or any material discrepancies with the Plans and Specifications) and compliance of the EPC Contractor with the Project Schedule (as such term is defined in the EPC Agreement), (d) the conformance to the Construction Budget and Schedule of the amount of Project Costs incurred to date and during the most recent monthly period, and in the event of a material variance, the reasons therefor, (e) an update on the process of obtaining any Applicable Permits that the Borrower has not yet obtained; (f) confirmation of material ongoing compliance with applicable Environmental Laws, including material compliance with permits required under applicable Environmental Laws and material ongoing compliance with applicable or relevant provisions of the Equator Principles, with descriptions of any instances of material failure to so comply; and (g) a summary of all Potential Wetlands Related Project Cost Overruns (as defined in the ECA Parent Guaranty) incurred to date.

(b)           As soon as available and in any event within ten (10) Business Days after the end of each calendar month, commencing with the first full month following the Closing Date until COD, the Borrower shall cause the Independent Engineer to deliver to the Administrative Agent and each of the Lenders  a report covering each of the matters referenced in Exhibit Q.

(c)           Following the Term Conversion Date, as soon as practicable but no later than forty-five (45) days after the close of each quarterly period of its fiscal year, the Borrower shall deliver to the Administrative Agent a summary operating report, in each case substantially in the form of Exhibit L to this Agreement, which shall include a month and year-to-date numerical and narrative assessment of (A) the Project’s electrical production, availability, capacity, delivery and curtailment, if any, (B) the solar resource data with respect to the Project, (C) the Project’s availability and unscheduled maintenance performed with respect to the Power Blocks and any other portion of the Project, (D) variance analysis of the Project’s compliance with each budgeted category as compared to then applicable Annual Operating Budget, (E) casualty losses that required notice pursuant to Section 5.1(m) in any fiscal year of the

Borrower, (F) replacement of equipment not contemplated by then current Annual Operating Budget of value in excess of $500,000, (G) material disputes with contractors, materialmen, suppliers or others and any related material claims against the Borrower with a value in excess of $500,000, (H) any claims either individually or in the aggregate equal to or greater than $500,000 for warranty under the EPC Agreement made or outstanding during such quarter and (I) confirmation of material ongoing compliance with applicable Environmental Laws, including material compliance with permits required under applicable Environmental Laws and material ongoing compliance with applicable or relevant provisions of the Equator Principles, with descriptions of any instances of material failure to so comply.

(d)           The Borrower shall provide to the Administrative Agent promptly upon reasonable request such information concerning the Project at such times as the Administrative Agent shall reasonably require, including such reports and information as are reasonably required by the Independent Consultants.

5.10           Material Project Documents.  The Borrower shall (i) perform and observe all of its material covenants and material obligations contained in each of the Material Project Documents, (ii) take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Documents to which the Borrower or Holdings is a party in accordance with the terms of such Material Project Documents or otherwise (except for the expiration of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iii) enforce against the relevant Material Project Participant each material covenant or obligation of such Material Project Document to which it is a party in accordance with its terms, including enforcing the rights and remedies of the Borrower under the Material Project Documents to maximize the amount of liquidated damages available to the Borrower under the Material Project Documents.

5.11           Completion; Acceptance Tests.  The Borrower shall, subject to the provisions of this Section 5.11, obtain the prior written consent of the Independent Engineer and the Administrative Agent prior to accepting or confirming that the Project has achieved Substantial Completion, and/or “Final Completion” under the EPC Agreement (as such term is defined therein).  Prior to accepting or confirming any final acceptance and/or final completion test procedures under the EPC Agreement or the SCE Power Purchase Agreement, the Borrower shall allow the Independent Engineer and the Administrative Agent, at their option, to witness such test procedures and shall provide to the Independent Engineer and the Administrative Agent copies of such test procedures and allow the Independent Engineer and Administrative Agent reasonably sufficient time to review and consult with the Borrower in respect thereof and the Borrower shall take into consideration in good faith the Independent Engineer’s and Administrative Agent’s comments in respect thereof; provided that the Independent Engineer and the Administrative Agent will comply with all reasonable safety requirements of the Project or the Project Site whether imposed by contract or Governmental Rule and that no such review and consultation shall be required in respect of test procedures already prescribed by the EPC Agreement or the SCE Power Purchase Agreement.  Prior to accepting or confirming that the Project has satisfied any of the final acceptance or final completion tests or met any of the performance guarantees or performance criteria pertaining to the Project, the Borrower shall provide to the Independent Engineer and the Administrative Agent sufficient opportunity to review the written items pertaining thereto and allow the Independent Engineer and Administrative Agent reasonably sufficient time to review and consult with the Borrower in respect thereof and the Borrower shall take into consideration in good faith the Independent Engineer’s and Administrative Agent’s comments in respect thereof.  Notwithstanding the foregoing, and so long as the Borrower has provided the Independent Engineer and the Administrative Agent with the information needed for the reviews, consultations and consents required by this Section 5.11 in a manner allowing for a reasonable time period for such Person to review the same, the Borrower shall comply with all time periods required with respect to the relevant acceptance procedures under the EPC Agreement or the SCE Power Purchase Agreement irrespective of whether the Independent Engineer and the Administrative

Agent has provided their consent or consultation hereunder and shall not be required to withhold any approval, acceptance or confirmation of Substantial Completion or “Final Completion” under the EPC Agreement (as such terms are defined therein), test procedures or any final acceptance or final completion tests.

5.12           EWG Status; Market-Based Rate Authority  The Borrower (i) is an EWG and (ii) shall take or cause to be taken all necessary or appropriate actions to, at least sixty (60) days prior to the initial generation, delivery or sale of electricity from the Project, or earlier to the extent required by an applicable Governmental Rule and by no later than the Term Conversion Date, apply for an order under Section 205 of the FPA authorizing the Borrower to sell electric energy, capacity and ancillary services at wholesale at market-based rates, with all blanket authorizations and waivers of regulation typically granted to entities with market-based rate authority, including blanket authorization for the issuance of securities and assumption of liabilities and the notice period established by FERC with respect to such blanket authorization for the issuance of securities and assumption of liabilities shall have expired pursuant to Section 204 of the FPA.  Once the Borrower obtains the status, authorizations and approvals set forth in clauses (i) and (ii) above, the Borrower shall take or cause to be taken all necessary or appropriate actions to maintain such status, authorizations and approvals.

5.13           Interest Rate Protection.

(a)           Interest Rate Agreement.  No later than three (3) Business Days after the Closing Date, the Borrower shall have entered into (i) one or more interest rate swap agreements with any Lender (or an Affiliate thereof) (or any Person or an Affiliate of such Person which was a Lender at the time of the execution of each such applicable interest rate swap agreement) (each a “Counterparty”) under which the Borrower is a fixed rate payer and variable rate recipient of one or more LIBOR Rate interest rate swap agreements, substantially in the form of Exhibit M to this Agreement, or such other form as is reasonably acceptable to the Administrative Agent with respect to at least 75% (and no more than 100%) of the Term Loans (or, prior to Term Conversion, the estimated amount of the Term Loans ) until the October 31, 2022, and (ii) one or more interest rate swap agreements with one or more Counterparties with respect to at least 50% (and no more than 100%) of the estimated amount of the Borrower’s term loans projected to be outstanding until October 31, 2025 (collectively, clauses (i), and (ii) above, the “Interest Rate Agreements”).  The Interest Rate Agreements bound under Section 5.13(a)(i) will count towards the Interest Rate Agreements required by Section 5.13(a)(ii) and vice versa.  After the date of execution thereof until the Discharge Date, the Borrower shall maintain in full force and effect the Interest Rate Agreements pursuant to the terms hereof, subject to the provisions of this Agreement permitting or requiring unwind or termination.  The initial Interest Rate Agreements shall contain a commencement date of October 31, 2015. The initial Interest Rate Agreements will be entered with each Joint Lead Arranger (or an Affiliate thereof) as Counterparties, on a pro rata basis in accordance with their respective Commitments.

(b)           Additional Interest Rate Agreements.  After the Closing Date, the Borrower may enter into one or more interest rate swap agreements of the type described in Section 5.13(a) with respect to the Term Loans, substantially in the form of Exhibit M, with any Counterparty so long as the Borrower does not hedge more than 100% of the outstanding principal amount of the Term Loans.

(c)           Security.  The Obligations of the Borrower under each Interest Rate Agreement shall be secured by the Security Documents and shall rank paripassu  with the Obligations of the Borrower under the other Loan Documents.

5.14           Power Purchase Arrangement.  The Borrower shall direct the Power Purchaser to effect all payments due to Borrower from time to time under the SCE Power Purchase Agreement directly by wire transfer (or other commercially accepted means) to the Revenue Account.

5.15           Sanctions and Anti-Corruption Laws.  If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any affiliate, subsidiary or any person or entity holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List, is under investigation for a possible violation of Sanctions or for a possible violation of Anti-Corruption Laws, the Borrower shall promptly (x) give written notice to the Administrative Agent of such occurrence, and (y) comply with all applicable laws with respect to such occurrence (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including Sanctions and Anti-Corruption Laws, and the Borrower hereby authorizes and consents to the Agents’ and Lenders’ taking any and all steps such Person deems necessary, in their sole discretion, to comply with all Sanctions and Anti-Corruption Laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC).  The Borrower will not directly or knowingly use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity (i) to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any person participating in the transaction, whether as lender or otherwise) of Sanctions.

5.16           Operation of Project and Annual Operating Budget.

(a)           Following the Term Conversion Date, the Borrower shall operate and maintain the Project, or cause the same to be operated and maintained, in good operating condition consistent in all material respects with (i) Prudent Industry Practices, (ii) all Applicable Permits, (iii) Legal Requirements, (iv) all applicable requirements of the Operative Documents (including the warranties provided for thereunder), and (v) applicable Annual Operating Budget and Annual Operating Plan, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to operate and maintain the Project in such condition (subject to the Borrower’s other rights hereunder, including the Borrower’s rights to access amounts in the Collateral Accounts in accordance with the terms of this Agreement and the Depositary Agreement); provided, however, the parties hereto acknowledge that actual construction and operating costs may vary from those set forth in the Annual Operating Budget and Annual Operating Plan and the Borrower shall not be considered in violation of this Section 5.16(a) solely due to annual expenses exceeding the amounts contemplated in the Annual Operating Budget or Annual Operating Plan by no greater than 25% of the corresponding amount set forth with respect to any category in the applicable Annual Operating Budget or Annual Operating Plan or 10% in the aggregate in the applicable Annual Operating Budget or Annual Operating Plan for such year.

(b)           At least forty-five (45) days before the Term Conversion Date and thereafter no later than forty-five (45) days prior to the end of each calendar year, the Borrower shall prepare and deliver to Administrative Agent a draft annual operating plan and a draft annual operating budget, in each case, substantially in the form of Exhibit F to this Agreement for the ensuing calendar year.  Each draft annual operating budget shall be prepared on a substantially similar basis to the immediately preceding Annual Operating Budget and consistent with the methodology set forth in the Term Conversion Date Base Case Model, and shall include the same general categories of revenue and cost, including all operating, repair and maintenance costs (including reasonable allowance for contingencies), Debt Service, proposed distributions, costs and expenses related to the purchase of parts or other personal property of any nature necessary or useful to the operation, maintenance, service or repair of the Project, management expenses and fees, taxes, insurance premiums, reserves and all other Operating Costs payable by the Borrower, except as may otherwise be approved by the Administrative Agent (in consultation with the Independent Engineer), such approval not to be unreasonably withheld.  The draft annual operating budget shall reflect escalation of Operating Costs in accordance with the Material Project Documents, as applicable.

(c)           If the projected Operating Costs set forth in any draft Annual Operating Budget are greater than 110% of the Operating Costs budgeted for in the prior year’s Annual Operating Budget, the draft annual operating budget and draft annual operating plan shall be subject to the approval of the Administrative Agent unless the Independent Engineer certifies to the Lenders that such excess Operating Costs are reasonable in light of the applicable year’s projected operation and maintenance requirements for the Project.  Upon approval of the Administrative Agent (if required hereunder), such draft shall become the Annual Operating Budget and the Annual Operating Plan for purposes of this Agreement (such approval or disapproval to be communicated to the Borrower within 30 days after Administrative Agent’s receipt of such draft annual operating budget or draft annual operating plan).  Any approved Annual Operating Budget and Annual Operating Plan may be amended with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

(d)           If the Administrative Agent disapproves a draft annual operating budget or draft annual operating plan under circumstances where its approval is required as provided in Section 5.16(c), Administrative Agent shall notify the Borrower and detail the items that are disapproved and the reason for such disapproval.  The Borrower shall be entitled to revise any such draft annual operating budget or draft annual operating plan and deliver such revised draft to the Administrative Agent, whereupon the provisions of Section 5.16(c) shall apply.  Until any draft annual operating budget becomes the Annual Operating Budget as provided herein, the Annual Operating Budget most recently in effect shall continue to apply subject to escalation for any increase in the Consumer Price Index from the prior year and any additional escalation expressly required pursuant to the terms of the Material Project Documents, except that any items of then-proposed draft annual operating budget that have been approved by the Administrative Agent shall be given effect in substitution of the corresponding items in the Annual Operating Budget most recently in effect.

5.17           Final Completion.  The Borrower shall use commercially reasonable efforts to cause Final Completion under the EPC Agreement to occur no later than the corresponding date required in the EPC Agreement.  The Borrower shall prepare and deliver to the Administrative Agent and the Independent Engineer, at least five (5) Business Days prior to the Term Conversion Date, a reasonably detailed construction status report describing the milestones  remaining to be completed by EPC Contractor, the timing of such milestone completion as compared to the schedule in the EPC Agreement and the amount of Project Costs estimated to be incurred under the Material Project Documents (“Construction Status Report”).  The Administrative Agent and the Independent Engineer shall be entitled to reasonably verify and, if necessary, reasonably correct and add to such Construction Status Reports in a manner reasonably acceptable to Administrative Agent and the Independent Engineer.  Upon approval of such Construction Status Report, an amount equal to the amount of the Project Costs required to be paid under the Material Project Documents to achieve Final Completion, as calculated by the Borrower and confirmed by the Independent Engineer, shall be deposited into the Construction Completion Subaccount on the Term Conversion Date.

5.18           Debt Service Coverage Ratio.  The Borrower shall deliver to Administrative Agent the Borrower’s calculation of the Debt Service Coverage Ratio as of each applicable Repayment Date no later than ten (10) Business Days after such Repayment Date.  The Administrative Agent shall notify the Borrower in writing no later than five (5) Business Days following receipt thereof of any suggested corrections, changes or adjustments of the calculation of the Debt Service Coverage Ratio.  The Borrower shall incorporate all timely received and demonstrably correct comments that are consistent with the terms of this Agreement and deliver to the Administrative Agent such revised Debt Service Coverage

Ratio calculations on or before the date that is five (5) Business Days following the date of the Borrower’s receipt of the applicable comments.  The calculations of the Debt Service Coverage Ratio hereunder shall be used in determining deposits to and releases from the Revenue Account and the Distribution Reserve Account, as applicable, pursuant to the Depositary Agreement.  If the Borrower fails to produce the information and calculations relating to the Debt Service Coverage Ratio required to be produced pursuant to this Section 5.18, then, until such time as such information and calculations are provided, no funds shall be released from the Revenue Account to the Distribution Account or from the Distribution Reserve Account, as applicable.

5.19           Separateness Provisions.

(a)           The Borrower shall conduct its business solely in its own name in a manner not misleading to other Persons as to its identity.  Without limiting the generality of the foregoing, all oral and written communications of the Borrower (if any), including letters, invoices, purchase orders, contracts, statements, and applications shall be made solely in the name of the Borrower.

(b)           The Borrower shall maintain entity records and books of account separate from those of any other entity which is an Affiliate of the Borrower and shall not commingle its funds or assets with those of any other entity which is an Affiliate of the Borrower.

(c)           The Borrower shall provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve the Borrower’s actions, which meetings will be separate from those of other entities.

5.20           Further Assurances.

(a)           The Borrower shall, and shall cause the other Loan Parties to, promptly upon request by the Administrative Agent, correct any material defect or manifest error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof.

(b)           The Borrower shall, and shall cause the other Loan Parties to, promptly upon request by the Administrative Agent, execute, acknowledge, deliver, record, re-record, file, re-file, register and re- register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Legal Requirements, subject any Collateral to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Loan Party is or is to be a party.

5.21         Additional Collateral.

(a)           With respect to any property acquired after the Closing Date by the Borrower (other than any property described in paragraph (b) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, subject to Permitted Liens and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the applicable Security Agreement or by law or as may be requested by the Collateral Agent or the Administrative Agent, except for Permitted Liens.

(b)           If the Borrower shall at any time acquire any real property or leasehold or other interest in real property not covered by the Deed of Trust, promptly upon such acquisition, the Borrower shall execute, deliver and record a supplement to the Deed of Trust, reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent, subjecting such real property or leasehold or other interests to the lien and security interest created by the Deed of Trust.

(c)           The Borrower shall use its commercially reasonable efforts to cause each other party to each Additional Project Agreement (other than the Second Interconnection Agreement Amendment, the CCSF Mitigation Agreement and the agreements described on Schedule 5.2(d)) to execute and deliver to the Administrative Agent, concurrently with the execution of such Additional Project Agreement, a consent to collateral assignment in form and substance reasonably satisfactory to the Administrative Agent.

5.22           Construction Contracts.  As of the Term Conversion Date, the Borrower shall have paid and discharged or caused to be paid or discharged all material liabilities and obligations for payments of amounts then due to each Material Project Participant with respect to the completion of the Project under the relevant Material Project Documents, other than amounts being contested in good faith and by appropriate proceedings, so long as the Borrower has reserved sufficient amounts to pay such liabilities and obligations in accordance with Section 5.17 and Section 3.1(b)(iii)(B) of the Depositary Agreement.

5.23           COD.  The Borrower shall achieve COD on or before the Date Certain.

5.24           Participating Intermittent Resource Status.

(a)           If the Borrower is required under the SCE Power Purchase Agreement to become a Participating Intermittent Resource (as such term is defined in the SCE Power Purchase Agreement), the Borrower shall make all submissions and take such other actions as required to obtain such status on a timely basis so as to be in compliance with its obligations under the SCE Power Purchase Agreement.  In such case, the Borrower shall thereafter cause the Project to remain at all times certified as a Participating Intermittent Resource (as such term is defined in the SCE Power Purchase Agreement) as and to the extent required under the SCE Power Purchase Agreement.

(b)           Until the Borrower obtains CEC Certification (as such term is defined in the SCE Power Purchase Agreement) and CEC Verification (as such term is defined in the SCE Power Purchase Agreement), the Borrower shall maintain CEC Pre-Certification (as such term is defined in the SCE Power Purchase Agreement).  The Borrower shall (i) apply for CEC Certification under California’s renewable portfolio standard not later than thirty (30) days of achieving the “Commercial Operation Date” as defined in the SCE Power Purchase Agreement, (ii) provide the Administrative Agent with a copy of such application and (iii) thereafter diligently pursue obtaining such CEC Certification and CEC Verification.  Once obtained, the Borrower shall maintain CEC Certification and CEC Verification as required under the SCE Power Purchase Agreement.

5.25           Equity Commitment.  The Borrower shall cause the Equity Investor to fund its Equity Commitment as and to the extent required under the Equity Contribution Agreement.  The Borrower shall apply all proceeds of the Equity Contributions in accordance with the Equity Contribution Agreement.

5.26           Consultants.  After Term Conversion, the Borrower shall provide such documents and information to the Independent Engineer, the Insurance Consultant and the Lenders as they may reasonably request and consider necessary in order to deliver annually to the Administrative Agent a report on the status of the Project or compliance with applicable insurance requirements, as the case may be.

5.27           Compliance with General Order 167.  The Borrower shall take or cause to be taken all necessary and appropriate actions to, within ninety (90) days following the date on which the Project is interconnected, capable of operating in parallel with the electricity grid, and has achieved commercial operation, file with the Electric Safety and Reliability Branch of the Safety and Enforcement Division of the CPUC the initial operation and maintenance certifications and plan summaries required under CPUC General Order 167.  Once the Borrower has made such filings:  (i) the Borrower shall take or cause to be taken all necessary or appropriate actions to maintain such certifications and plan summaries, including, without limitation, periodically filing recertifications as required under General Order 167 and notifying the CPUC of any material change as required under General Order 167; and (ii) the Borrower shall comply with all requirements under General Order 167 applicable to the Borrower and/or the Project, including the requirement under Operation Standard 25 to notify the CPUC and the CAISO in writing at least ninety (90) days prior to any change in ownership.

5.28           SLTP Project. Promptly after the public release of any material information or other material development relating to the environmental review and permitting process for the SLTP Project (including release of the Draft and Final Environmental Impact Report/Environmental Impact Statement, staff reports, comment letters or other correspondence and testimony provided by Borrower, draft conditions of approval, and approval or denial documents), the Borrower shall notify the Administrative Agent and the Lenders, which notice shall include a reasonably detailed summary and interpretation of such information or development and the potential impact on the Project as well as describe any actions that the Borrower has taken or proposes to take with respect thereto.  Should the SLTP Project be approved for construction with an alignment that results in a material adverse effect to the Project, the Borrower shall provide a report on the impact of the SLTP Project on the Project and shall include a plan that is intended to mitigate such impact, including an estimate of costs and the time required to implement such plan, which shall be confirmed by the Independent Engineer and, acting reasonably, the Required Lenders. The Borrower shall, to the extent commercially reasonable, implement any such mitigation plan in accordance with such report.

ARTICLE 6.

NEGATIVE COVENANTS OF BORROWER

The Borrower covenants and agrees that, prior to the Discharge Date, it shall, unless the Required Lenders waive compliance in writing, not do any of the following:

6.1           Indebtedness.  The Borrower shall not directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except for Permitted Indebtedness.

6.2           Liens.  The Borrower shall not create, incur, assume or suffer to exist (a) any Lien on any of its Property (including any Collateral) except for Permitted Liens or (b) any Lien on its Capital Stock, except (i) the Lien granted under the Pledge Agreement and (ii) any non-consensual Permitted Lien that arises by operation of law.

6.3           Investments.  The Borrower shall not make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any other assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except investments in Permitted Investments.

6.4           Prohibition of Fundamental Changes; Sale of Assets, Fiscal Year, Etc.

(a)           The Borrower shall not change its legal form, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock of (or other equity interest in), any other Person and shall not liquidate or dissolve and shall not modify its organizational documents in any manner adverse to the Agents, the Issuing Banks or the Lenders.

(b)           The Borrower shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets of the Borrower except (i) pursuant to the Loan Documents, (ii) the disposition of obsolete, worn out or replaced personal property not used or useful in the development or operation of the Project, (iii)  in the ordinary course of business and which assets, except in the case of the sale of electrical energy and related energy, tax and environmental attributes, unless replaced, have a fair market value not in excess of $1,000,000 per transaction and $1,000,000 in the aggregate during a 12-month period commencing on the date of this Agreement, (iv) the disposition of any funds on deposit in the Distribution Account in accordance with the Depositary Agreement, (v) sales, leases or transfers of assets as expressly contemplated by the Material Project Documents as in existence on the Closing Date (or the CCSF Mitigation Agreement, Second Interconnection Agreement Amendment or the agreements contemplated by Schedule 5.2(d), when executed) or the, (vi) the liquidation, sale or use of cash and Permitted Investments, or (vii) the granting of easements or other interests in the Real Property related to the Project to other Persons so long as such grant is in the ordinary course of business, not substantial in amount and does not or would not reasonably be expected to materially detract from the value or use of the affected property or to interfere in any material respect with the Borrower’s ability to construct or operate the Project or sell or distribute power therefrom.

(c)           The Borrower shall not purchase or acquire any assets other than: (i) the purchase of assets required for the development, construction, completion, operation and maintenance of the Project in accordance with the Material Project Documents and as contemplated by the Construction Budget and Schedule or the Annual Operating Budget, in each case including budget deviations permitted by this Agreement and including the purchase of land required to mitigate environmental impacts of the Project (provided that customary environmental site assessments (in form and substance reasonably acceptable to the Administrative Agent) with respect to such to be purchased land are delivered to the Administrative Agent prior to such purchase), (ii) the purchase of assets required in connection with any restoration, repair or rebuilding of the Project in accordance with Section 5.4(e) or (iii) the purchase of assets necessary to prevent or mitigate an emergency situation.

(d)           The Borrower shall not change its name, principal place of business, its fiscal year, its method of determining fiscal quarters or its federal employer identification number.

6.5           Nature of Business.  The Borrower shall not enter into any activities other than the ownership, development, construction, operation,  maintenance and financing of the Project and any activities incidental to the foregoing.

6.6           Transactions With Affiliates.  The Borrower shall not enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the Borrower, (iii) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate and (iv) in which expenses (if any) are reasonably equally allocated among the Affiliate parties thereto, or (b) an obligation under any Material Project Document as in existence on the Closing Date.

6.7           No Distributions.  The Borrower shall not directly or indirectly, (a) make or declare any payment or distribution (in cash, property or obligation) to any of its Affiliates (including any distributions contemplated under the Borrower’s limited liability company operating agreement and any payments in respect of management (or other) fees to any of Holdings or its Affiliates not expressly provided for by the O&M Agreement, the Asset Management Agreement or the EPC Agreement) and (b) make any payment of principal or interest in respect of any subordinated indebtedness (including Permitted Affiliate Subordinated Indebtedness) (each payment described in clauses (a) and (b) being hereinafter referred to as a “Restricted Payment”), unless, in the case of any Restricted Payment:

(i)           no Default or Event of Default has occurred and is continuing and such Restricted Payment will not result in an Event of Default, (ii) the first Repayment Date has occurred;

(iii)           the Debt Service Coverage Ratio calculated in accordance with Section 5.18 shall be equal to or greater than the Required DSCR;

(iv)           such Restricted Payment is made from funds deposited into, and disbursed from, the Distribution Account in accordance with Section 3.11 of the Depositary Agreement;

(v)           there are no Reimbursement Obligations or LC Loans outstanding as a result of a Drawing on the Letters of Credit; and

(vi)           the Borrower shall have delivered to Administrative Agent a certificate pursuant to Section 3.2(c)(ix) or 3.10(b)(ii), as applicable, of the Depositary Agreement certifying to the effect that each of the foregoing conditions shall have been satisfied.

6.8           Material Project Documents.   The Borrower shall not (i) cancel or terminate any Material Project Document to which it is a party or consent to or accept any cancellation or termination of any such Material Project Document, (ii) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Project Document to which it is a party or consent to any assignment by the other party thereto, (iii) waive any material default under, or material breach of, any Material Project Document to which it is a party or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of any such Material Project Document or in any way vary, or consent or agree to the variation of, any material provision of such Material Project Document or of the performance of any material covenant or obligation by any other Person or consent to any assignment by any other Person under any such Material Project Document, (iv) petition, request or take any other legal or administrative action that seeks, or may be expected, to materially impair the Borrower’s rights under any Material Project Document to which it is a party or seeks to amend, modify or supplement any such Material Project Document in any material respect, (v) amend, supplement or modify in any material respect any Material Project Document (in each case as in effect when originally delivered to and accepted by the Administrative Agent) to which it is a party or (vi) enter into any new agreement or instrument replacing or supplementing any Material Project Document; in each case of clauses (i) through (vi) above without first obtaining, in the case of the SCE Power Purchase Agreement, the prior written approval of all Lenders, and in the case of each other Material Project Document, the prior written approval of the Required Lenders, provided that the Borrower may execute the Second Interconnection Agreement Amendment, the CCSF Agreement and the agreements contemplated by Schedule 5.2(d) without approval of the Administrative Agent or the Lenders.

For the avoidance of doubt, change orders under the EPC Agreement shall be governed exclusively by Section 6.9.

6.9           Budget; Change Orders.  (a) The Borrower shall not amend or modify the Construction Budget and Schedule to reallocate any portion of any line item of the Construction Budget and Schedule, use the contingency line item in the Construction Budget and Schedule to pay for Project Costs or agree to any change order under the EPC Agreement (except as contemplated in the Construction Budget and Schedule as a separate line item) without the prior consent of the Required Lenders (in consultation with the Independent Engineer) except to (i) reallocate or use up to the full amount of the contingency or the amount identified under “Wetlands Additional “Plan C” Contingency” in the Construction Budget and Schedule to pay for change orders under the EPC Agreement or otherwise to pay other Project Costs, (ii) apply cost-savings from any line of the Construction Budget and Schedule (which cost-savings has been confirmed by the Independent Engineer) to the contingency line item of the Construction Budget and Schedule or (iii) implement changes that do not violate Section 6.9(b) (and the Borrower shall deliver to the Administrative Agent copies of all amendments to the Construction Budget and Schedule and change orders effected without the consent of the Required Lenders pursuant to this paragraph (a)).

(b)           Notwithstanding anything to the contrary in Section 6.9(a) or any other provisions of this Agreement, the Borrower shall not agree to any change order otherwise permitted under Section 6.9(a) that represents a change in (i) to the extent such change is individually or, in conjunction with other changes, in the aggregate material, the design of the Project (excluding, for the avoidance of doubt, any change in design relating to mitigation of the Potential Wetlands Areas reflected in the Independent Engineer report delivered to the Administrative Agent pursuant to Section 3.1(q)), (ii) “Guaranteed Capacity,” “Guaranteed Substantial Completion Date or the “Long-stop Date” (each as defined in the EPC Agreement), (iii)  “Substantial Completion” (as defined in the EPC Agreement), (iv) any liquidated damages payable under the EPC Agreement, (v) any performance guarantees set forth in the EPC Agreement or (vi) the warranty obligations set forth in the EPC Agreement, in each case without the consent of the Required Lenders (in consultation with the Independent Engineer).

6.10           Additional Project Agreements.  The Borrower shall not enter into any Additional Project Agreement (other than the Second Interconnection Agreement Amendment, the CCSF Mitigation Agreement or any agreement referenced in Schedule 5.2(d)) without first (a) delivering to the Administrative Agent, in no event later than ten (10) Business Days before the anticipated execution date of such Additional Project Agreement, a final draft thereof and (b) obtaining the prior written approval of the Required Lenders.

6.11           Swap Agreements.  The Borrower shall not enter into any Swap Agreement (other than as contemplated by Section 5.13).

6.12           ERISA.  The Borrower shall not engage in or suffer any ERISA Event that would subject the Borrower to any tax, penalty or other liabilities in an amount that would reasonably be expected to have a Material Adverse Effect.

6.13           Subsidiaries.  The Borrower shall not create, form or acquire any Subsidiary or enter into any partnership or joint venture.

6.14           Accounts.  The Borrower shall not have any “deposit accounts” with a “bank” (within the meaning of Section 9-102 of the UCC) other than (a) the Collateral Accounts, as applicable, established in accordance with this Agreement and the other Loan Documents and (b) the Local Deposit Account which may contain an amount on deposit therein not in excess of $200,000, to the extent such account is subject to a deposit account control agreement in favor of the Collateral Agent in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

6.15           Capital Expenditures  Except to the extent that the Borrower is permitted to make such expenditures from the O&M Account or the MMR Required Deposit Account under the provisions of the Depositary Agreement, the Borrower shall not make any capital expenditures other than with amounts permitted to be distributed from the Distribution Account in accordance with the Depositary Agreement.

6.16           Lease Transactions.  The Borrower shall not enter into any transaction for the lease of any of its assets, whether operating leases, capital leases or otherwise, other than the Site Lease Agreements.

6.17           Hazardous Substances.  The Borrower shall not use or Release any Hazardous Substances or take any other action in violation of any Environmental Laws, other Legal Requirements or Applicable Permits or in a manner that could subject the Secured Parties to material liability or would reasonably be expected to result in a Material Adverse Effect.

6.18      Regulations.  The Borrower shall not directly or indirectly apply any part of the proceeds of any Loan or other extensions of credit hereunder or other revenues to the purchasing or carrying of any Margin Stock or take any other action that might result in a violation of any regulation of the Board.

6.19           Prepayment of Permitted Affiliate Subordinated Indebtedness.  The Borrower shall not make, or agree to offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Permitted Affiliate Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Permitted Affiliate Subordinated Indebtedness, in each case except as permitted pursuant to Section 6.7.

6.20           Modification of Additional Documents.  The Borrower shall not amend or modify, or permit the amendment or modification of, any provision of any Permitted Affiliate Subordinated Indebtedness or any agreement relating thereto.

6.21           Fiscal Year.  The Borrower shall not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.22           Permitted Tax Equity Investment.

(a)           The Borrower shall not permit a passive tax equity investment related to the Borrower or the Project to be consummated unless the following conditions are met: (i) such tax equity investment is made by a Person that is a Permitted Tax Equity Investor (the “Tax Equity Investor”); (ii)  such tax equity investment is made in Holdings or a parent of Holdings  (such entity, the “Tax Equity JV”); (iii) the Sponsor, a Permitted Transferee or an Affiliate of the Sponsor or a Permitted Transferee (provided, in each case, that no Change of Control occurs as a result thereof) that holds the non-tax equity interest in the Tax Equity JV (the “Sponsor Member”) will control the day to day operations of the Borrower as the managing member of the Tax Equity JV pursuant to the tax equity operating agreement (subject to customary approval rights of the Tax Equity Investor with respect to major decisions); and (iv) the

Sponsor Member shall agree to pledge its membership interests in the Tax Equity JV to the Collateral Agent pursuant to a pledge agreement substantially similar to the Pledge Agreement, and the tax equity operating agreement shall permit such pledge and the transfer of the pledged membership interests to the Collateral Agent or its designee or a third party transferee upon foreclosure on terms reasonably satisfactory to the Lenders (and from and after the date such operating agreement is entered into, such transfer provisions may not be amended without the consent of the Required Lenders); provided that if the Tax Equity JV is not Holdings, the Tax Equity JV shall, directly or indirectly through other 100% owned intermediate holding companies, own 100% of the equity interests in Holdings, and the Tax Equity JV and any such intermediate holding companies shall pledge all of their equity interests in such intermediate holdings companies and Holdings to the Collateral Agent pursuant to pledge agreements substantially similar to the Pledge Agreement (and thereafter, (x) the references to “Holdings” in clauses (a)(iii) and (b)(iii) of the definition of “Change of Control” shall be deemed to refer to the Tax Equity JV (and the intermediate holding companies, if any) and (y) the Tax Equity JV and each other pledgor under such pledge agreements shall be deemed “Loan Parties” hereunder and such pledge agreements shall be deemed “Security Documents”); provided further that in no event shall the Forbearance Agreement require the Lenders to forbear from exercising remedies under the Loan Documents prior to the Forbearance Start Date.

(b)           As soon as practicable after a tax equity investor has been identified, but in any event no later than 30 days prior to the proposed execution date of a Forbearance Agreement, the Borrower shall give the Administrative Agent and the Lenders written notice containing the name of such investor and such other information necessary (or reasonably requested by the Lenders)  and not later than 10 Business Days thereafter the Lenders shall confirm in writing to Borrower whether such investor is a Permitted Tax Equity Investor (it being understood that (i) the confirmations with respect to clauses (a) and (c) of the definition of Permitted Tax Equity Investor are subject to final confirmation on the date any Forbearance Agreement becomes effective and (ii) the confirmation with respect to clause (b) of the definition shall be irrevocable for a period of 90 days after such confirmation).  Notwithstanding the failure of a Person to meet each of the requirements included in the definition a Permitted Tax Equity Investor, any Lender may, in its own discretion, acting solely for itself and not for any other Lender, waive any or all of the requirements included in the definition a Permitted Tax Equity Investor and confirm such Person is a Permitted Tax Equity Investor and, for the avoidance of doubt, in the case of any such waiver and confirmation (x) the waiver and confirmations with respect to clauses (a) and (c) of the definition of Permitted Tax Equity Investor shall be subject to final confirmation on the date any Forbearance Agreement becomes effective and (y) the waiver and confirmation with respect to clause (b) of the definition shall be irrevocable for a period of ninety (90) days after such confirmation.  The Borrower shall provide the Lenders for review a copy of the proposed operating agreement for the Tax Equity JV at least 10 Business Days prior to its execution and the Borrower agrees to use commercially reasonable efforts to address any comments the Lenders may have with respect to provisions in such agreement that may materially affect the Lenders (except that the transfer provisions must be reasonably satisfactory to the Lenders as provided in clause (a)(iv) above).

(c)           Each Lender agrees to negotiate in good faith the terms of a forbearance agreement with the Tax Equity Investor, and agrees to enter into a forbearance agreement with terms satisfactory to it (which if agreed to by such Lender may contain terms similar to those set forth on Annex 2) (the “Forbearance Agreement”).  Nothing in the Forbearance Agreement shall limit the ability of the Collateral Agent to exercise its rights and remedies under the pledge agreement with the Sponsor Member or the other pledge agreements referred to above. After the procedures set forth in this Section 6.22 have been followed, if any Lender fails to agree to a Forbearance Agreement, the Borrower shall have the right, set forth in Section 2.23, which shall be the Borrower’s exclusive rights in connection therewith.

6.23           Network Upgrades. The Borrower has elected to receive refund payments under the Interconnection Agreement for amounts paid by the Borrower toward Network Upgrades (as defined in the Interconnection Agreement) over a five-year period on a levelized basis, paid quarterly (as reflected in the Base Case Model), and shall not change this election during such five-year period without the prior written consent of the Required Lenders.

ARTICLE 7.

EVENTS OF DEFAULT; REMEDIES

The occurrence prior to the Discharge Date of any of the following events, described in Sections 7.1 through 7.19 inclusive, shall constitute an event of default (individually, an “Event of Default,” and collectively, the “Events of Default”) hereunder:

7.1           Failure to Make Payments.  (a) (i) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof.

(b)           An Event of Default or Termination Event (as defined under the Interest Rate Agreements) by the Borrower shall have occurred and be continuing under any Interest Rate Agreement as the result of the Borrower’s failure to pay any amount due under such Interest Rate Agreement.

7.2           Misrepresentations.  Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document, any amendment or modification thereof or waiver thereto or that is contained in any certificate, document or financial or other statement furnished by it or at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, if such misrepresentation is susceptible of cure, (a) the adverse effect of the misrepresentation is not remedied within thirty (30) days of the Borrower receiving notice or knowledge thereof or (b) as remedied, would reasonably be expected to have a Material Adverse Effect.

7.3           Breach of Terms of This Agreement, Other Loan Documents.

(a)           The Borrower or Holdings shall default in the observance or performance of any agreement contained in Sections 5.1(e), 5.2(a), 5.4(a) or (b), 5.7, 5.11, 5.13 or 5.25, or Article 6 (other than as provided in Section 7.3(b)).  The Equity Investor shall default in the observance or performance of any agreement contained in the Equity Contribution Agreement, provided that the timely observation, performance or cure of the Equity Contributor’s obligations by the Equity Contributor Guarantor shall be deemed an observance or performance, as the case may be, by the Equity Contributor.  The ECA Parent Guarantor shall (subject to any applicable cure period under the ECA Parent Guaranty) default in the observance or performance of any agreement contained in the ECA Parent Guaranty.  The Borrower shall default in the bservance or performance of any agreement contained in Section 3.1(b)(i) of the Depositary Agreement.

(b)           The Borrower shall default in the observance or performance of any agreement contained in Section 6.2 as a result of non-consensual Permitted Lien failing or ceasing to qualify as a Permitted Lien hereunder and such default shall continue unremedied for a period of fifteen (15) days.

(c)           Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided elsewhere in this

Article 7), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; provided, that if such default cannot be cured within such thirty (30) day time period but is susceptible to cure within ninety (90) days, if such Loan Party, as applicable, commences action reasonably designed to cure such default within such thirty (30) day time period and diligently pursues such cure, then such Loan Party, as applicable, shall have an additional time period not to exceed sixty (60) days to cure such default.

7.4           Cross Default.  Any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee obligation, but excluding the Loans) on the  due date with respect thereto (after giving effect to available cure periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) above shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) above shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000.

7.5           Bankruptcy; Insolvency.  Subject to items (i) through (iii) below, (a) Any Loan Party or any of the Material Project Participants (the “Subject Persons”) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (b) there shall be commenced against any Subject Persons any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed or undischarged for a period of sixty (60) days; or (c) there shall be commenced against any Subject Persons any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (d) any Subject Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or (c) above; or (e) any Subject Persons shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (f) any Subject Person shall make a general assignment for the benefit of its creditors; provided, however, that such Event of Default with respect to such Subject Person (except for any Loan Party or the Power Purchaser) shall not be deemed to have occurred if (i) such Subject Person has been replaced within sixty (60) days of the occurrence of a Default under this Section 7.5 by any other Person reasonably acceptable to the Required Lenders, (ii) the Material Project Document to which such Subject Person is a party has expired or terminated in accordance with this Agreement (except for the SCE Power Purchase Agreement, the Interconnection Agreement and the Site Lease) or been replaced within sixty (60) days of the occurrence of a Default under this Section 7.5 by a replacement Material Project Document in form and substance reasonably acceptable to the Required Lenders or (iii) the Subject Person is a Material Project Participant

(other than the Power Purchaser, the EPC Contractor or the EPC Parent Guarantor) and the applicable event could not reasonably be expected to have a Material Adverse Effect on the Borrower or the Project.

7.6           ERISA Events.  (a) an ERISA Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan, (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), (d) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (e) any other event or condition shall occur or exist with respect to an ERISA Plan, a Foreign Plan or a Foreign Benefit Arrangement; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect.

7.7           Judgments.  One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (which liability is not paid or is not covered by available insurance as acknowledged in writing by the provider of such insurance or as certified to the Administrative Agent by the Insurance Consultant) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

7.8           Security.  (a) Any of the Loan Documents shall cease, for any reason, to be in full force and effect (other than as expressly permitted by this Agreement), any Loan Party or any Affiliate thereof shall so assert or (b) any security interest in the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest having the priority required by this Agreement or the relevant Security Document in the securities, assets or properties covered thereby shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms.

7.9           Loss of Applicable Permits.  Any Applicable Permit necessary for the construction or operation of the Project shall be materially modified in an adverse manner, revoked or cancelled by the issuing agency or other Governmental Authority having jurisdiction or the Borrower shall fail to obtain, renew, maintain or comply in all respects with any Applicable Permit, if such event, together with all such other events, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect (each an “Adverse Permit Event”); provided, however, that an Event of Default with respect to an Applicable Permit shall not be deemed to have occurred if such Applicable Permit has been replaced within sixty (60) days of the occurrence of a Default under this Section 7.9  by a replacement Applicable Permit in form and substance reasonably acceptable to the Required Lenders, so long as no Material Adverse Effect shall have occurred during such sixty (60) day period provided further that the period set forth in the preceding proviso shall be increased from sixty (60) days to ninety (90) days upon the submission by the Borrower of evidence reasonably satisfactory to the Required Lenders that the Borrower has asserted in writing pursuant to the EPC Agreement that a Force Majeure Event (as defined in the EPC Agreement) has occurred and the Adverse Permit Event results from such Force Majeure Event or the existence of such Adverse Permit Event has entitled the Borrower to assert the existence of such Force Majeure Event under the EPC Agreement.

7.10           Holdings.  Holdings shall (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) obligations pursuant to the Loan Documents to which it is a party and (iii) obligations with respect to its Capital Stock, (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 6.7) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower or (d) create, incur, assume or suffer to exist any Lien upon any of its property, except Liens created pursuant to the Loan Documents and any tax Liens similar to those described in clause (b) of the definition of Permitted Liens.

7.11           Equity Commitment.  The Equity Investor shall have failed to fund (either directly or by a draw under Acceptable Credit Support in accordance with the Equity Contribution Agreement) all or any portion of its Equity Commitment as and when required pursuant to the terms of the Equity Contribution Agreement (including Section 2.1(a) thereof) or (b) Acceptable Credit Support shall cease to be in full force and effect for any reason in an amount at least equal to the Equity Requirement in accordance with the Equity Contribution Agreement (unless such Acceptable Credit Support has been fully drawn by the Administrative Agent or the Equity Commitment is cash collateralized as contemplated by the Equity Contribution Agreement in an amount at least equal to the Equity Requirement).

7.12           Change of Control.  A Change of Control shall have occurred.

7.13           Abandonment of Project.  The Borrower shall have abandoned the development, construction or operation of the Project for a period of at least ten (10) consecutive days; provided that none of (A) scheduled maintenance of the Project, (B) repairs to the Project, whether or not scheduled or (C) a forced outage or scheduled outage of the Project, shall constitute abandonment or suspension of the Project, so long as Borrower is diligently attempting to end such suspension

7.14           Breach of Material Project Documents.

(a)           Subject to Section 7.15, any Loan Party or any other party thereto shall breach or be in default under any material term, condition, provision, covenant, representation or warranty contained in any Material Project Document and the Required Lenders shall have determined that the effect of such breach or default could be reasonably expected to have a Material Adverse Effect on the Borrower or the Project and such breach or default shall continue unremedied for thirty (30) days after notice from the Administrative Agent or Lenders to the Borrower; provided, however, that if (i) such breach or default cannot be cured within such thirty (30) day period, (ii) such breach or default is susceptible of cure within ninety (90) days, (iii)  such breach or default has not resulted, and could not, with the additional cure time contemplated by this proviso, be reasonably expected to result, in a Material Adverse Effect, and (iv) such other party is proceeding with all requisite diligence and in good faith to cure such failure, then the time within which such failure may be cured shall be extended to such date, not to exceed a total of sixty (60) days after the end of the initial thirty (30) day period, as shall be necessary for such party diligently to cure such failure.

(b)           A Material Project Participant has delivered to the Borrower a written notice of default pursuant to the relevant Material Project Document (or the occurrence of any default that does not require a notice to affect a termination of such Material Project Document), such default, if not cured, gives such Material Project Participant the right to terminate such Material Project Document, the cure period provided thereunder in respect of such default has expired (or there is no cure period), and such default continues unremedied.

7.15           Loss of Material Project Document.  Notwithstanding Section 7.14, any Material Project Document shall cease for any reason to be in full force and effect unless terminated in accordance with its terms and not as a result of a default thereunder; provided, however, that such Event of Default with respect to a Material Project Document (except for the SCE Power Purchase Agreement, the

Interconnection Agreement and the Site Lease) shall not be deemed to have occurred if such Material Project Document has been replaced within sixty (60) days of the occurrence of a Default under this Section 7.15 by a replacement Material Project Document in form and substance reasonably acceptable to the Required Lenders.

7.16           Loss of Collateral.  Any material portion of the Borrower’s property is damaged, seized or appropriated without fair value being paid therefor such as to allow replacement of such property and to allow the Borrower, in the reasonable judgment of the Administrative Agent, to continue satisfying its obligations hereunder and under the other Operative Documents, in each case after giving effect to any insurance proceeds or cash contributions to the common equity of the Borrower (other than pursuant to the Equity Contribution Agreement) made to the Borrower after the Closing Date and applied to such replacement.

7.17           Term Conversion.  Term Conversion shall not have occurred on or prior to the Date Certain.

7.18           Remedies.  Upon the occurrence and during the continuation of (a) an Event of Default specified in Section 7.5 with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall become immediately due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.16(n), without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (b) an Event of Default with respect to any Person other than the Borrower or an Event of Default with respect to the Borrower other than the Events of Default specified in clause (a) above, either or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, cause the Collateral Agent to draw in whole or in part upon the Acceptable Credit Support, (iv) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, demand cash collateral pursuant to Section 2.16(n), (v) with the consent of the Required Lenders, and after taking action in accordance with clauses (i) or (ii) above, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, upon one (1) Business Day prior notice to the Borrower, enter into possession of the Project and perform any and all work and labor necessary to complete the Project substantially according to the EPC Agreement or operate and maintain the Project, and all sums expended by the Administrative Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the Administrative Agent upon demand and shall be secured by the Loan Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the total Commitments, (vi) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, shall, or cause the Collateral Agent to, apply or execute upon any amounts on deposit in any Collateral Account, any Loss Proceeds or any other moneys of the Borrower on deposit with the Agents, any Secured Party or Depositary Bank (other than moneys in the Distribution Account) in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral, and (vii) with the consent of the Required

Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, or cause the Collateral Agent to, draw upon or make a demand under any Security Document or any Material Project Document collaterally assigned to Collateral Agent by the Borrower.

Notwithstanding anything to the contrary contained herein, (i) the Lenders may make disbursements or Loans to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance required by the Borrower or Holdings under any Material Project Documents to which it is party as the Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by the Borrower to the Administrative Agent on demand and shall be secured by the Loan Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the total Commitments and (ii) the Administrative Agent and the Collateral Agent may exercise any and all rights and remedies available to them under any of the Loan Documents at law or in equity, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Security Documents.

ARTICLE 8.

ADMINISTRATIVE AGENT AND COLLATERAL AGENT; OTHER AGENTS

8.1           Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

(b)           Each Lender and each Counterparty hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender or Counterparty under this Agreement and the other Loan Documents, and each such Lender or Counterparty irrevocably authorizes the Collateral Agent, in such capacity, to enter into each of the Loan Documents to which it is party, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents to which it is party, together with such other powers as are reasonably incidental thereto.

(c)           Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, Counterparty or Loan Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

8.2           Delegation of Duties.  Each of the Agents may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3           Exculpatory Provisions.  None of the Agents nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall be responsible for the negligence or misconduct of any other Agent.

8.4           Reliance by Agents.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent.  Each of the Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each of the Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless such Agent shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) in the case of the Administrative Agent, or of the Administrative Agent and Counterparties, if applicable, in the case of the Collateral Agent, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders and Counterparties, if applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders) in the case of the Administrative Agent, or of the Administrative Agent and the Counterparties, if applicable, in the case of the Collateral Agent, and such request and any action taken or failure to act  pursuant thereto shall be binding upon all the Lenders and Counterparties, if applicable, and all future holders of the Loans.

8.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Collateral Agent has received the notice from the Administrative Agent referred to above.

8.6           Non-Reliance on the Agents and Other Lenders.  Each Lender and Counterparty expressly acknowledges that none of the Administrative Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Loan Party or any of their Affiliates, shall be deemed to constitute any representation or warranty by the Agents to any Lender or Counterparty.  Each Lender and Counterparty represents to the Agents that it has, independently and without reliance upon any other Lender or Counterparty, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans or enter into Interest Rate Agreements, as applicable, hereunder and enter into this Agreement.  Each Lender and Counterparty also represents that it will, independently and without reliance upon the Agents or any other Lender or Counterparty, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and  their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders and Counterparties by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender or Counterparty with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any of their Affiliates that may come into the possession of the Agents or any of their officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

8.7           Indemnification.  The Lenders agree to indemnify each of the Administrative Agent, the Collateral Agent and their officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower or Holdings and without limiting the obligation of the Borrower or Holdings to do so), ratably according to their respective pro rata share in effect on the date on which indemnification is sought under this Section (with such pro rata share calculated as such Lender’s pro rata share of the aggregate outstanding Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, including Environmental Claims, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder, and the resignation or removal of any Agent hereunder.

8.8           Agents in Their Individual Capacity.  Each of the Agents and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each of the Agents shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

8.9           Successor Agents.  The Administrative Agent (i) may resign as Administrative Agent upon thirty (30) Business Days’ notice to the Lenders and the Borrower or (ii) may be removed at the direction of the Required Lenders.  If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.1 or Section 7.5 with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) Business Days following an Administrative Agent’s notice of resignation or the effective date of the Administrative Agent’s removal (as determined by the Required Lenders), the Administrative Agent’s resignation or removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Article 8 and of Section 9.5 shall continue to inure to its benefit.  The Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Administrative Agent, the Lenders and the Borrower.  If the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.1 or  7.5 with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor Collateral Agent shall have been appointed by the Required Lenders and shall have accepted such appointment within 25 days after the retiring Collateral Agent’s giving of notice of resignation or if an Event of Default shall have then occurred and be continuing, then the retiring Collateral Agent may apply to a court of competent jurisdiction to appoint a successor Collateral Agent, which shall be a bank or trust company which (A) has an office in New York, New York, (B)(1) has a combined capital surplus of at least $500,000,000 or (2) has a combined capital surplus of at least $100,000,000 and is a wholly-owned subsidiary of a bank or trust company that has a combined capital surplus of at least $500,000,000 and (C) is reasonably acceptable to the Administrative Agent and the Required Lenders.  After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article 8 and of Section 9.5 shall continue to inure to its benefit.

8.10           Agents under Security Documents.  Each Lender and each Counterparty hereby authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Lenders and the Counterparties with respect to the Collateral and the Security Documents.  For the avoidance of doubt, the Collateral Agent shall receive direction either from the Administrative Agent or from the Administrative Agent on behalf of the Required Lenders.

8.11           Collateral Agent’s Duties.

(a)           Whenever reference is made in this Agreement or any Security Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any amendment, waiver or other modification of this Agreement to be executed (or not to be executed) by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion or rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Administrative Agent in accordance with this Agreement and the Security Documents. Notwithstanding anything in this Agreement or any Security Document to the contrary, the Collateral Agent will in no event be required to take any action which exposes the Collateral Agent to personal liability, which is contrary to this Agreement, the Security Documents or law or with respect to which the Collateral Agent does not receive adequate instructions or full indemnification and/or security to its satisfaction.  The Collateral Agent shall not be required to take any such action or give any such approval prior to receiving such written statements. This provision is intended solely for the benefit of the Collateral Agent and its permitted successors and assigns and is not intended to, and will not, entitle the other parties hereto to any defense, claim or counterclaims under or in relation to any Security Documents, or confer any rights or benefits on any party hereto.

(b)           The Collateral Agent is authorized, without further action or direction by the Administrative Agent or the Lenders, to make, complete or confirm any grant of Collateral  required by this Agreement or any of the Security Documents and to release (or, if applicable, subordinate or grant non-disturbance rights in respect of) its Lien upon any Collateral (and execute such documents as are reasonably required in connection therewith) that is otherwise permitted to be transferred, sold, encumbered, released, conveyed or otherwise disposed of under the terms of this Agreement and the Security Documents.  The Collateral Agent shall be entitled to rely on an Officer’s Certificate of any Loan Party that has been countersigned by the Administrative Agent requesting such a release, subordination or non-disturbance, certifying that such release is permitted pursuant to the terms of this Agreement, and making specific reference to the provisions of this Agreement and the other Loan Documents permitting the transfer, sale, encumbrance, release, conveyance or disposition in connection with which the release, subordination or non-disturbance is being requested.

(c)           The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral (provided that the Collateral Agent shall be responsible for the protection of any Collateral being held by it), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Obligations.

(d)           Nothing herein shall require the Agents to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document) and such responsibility shall be solely that of the Borrower.

(e)           The Collateral Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility under any Loan Document by reason of any occurrence beyond the control of the Collateral Agent (including but not limited to any present or future Legal Requirement, any act of god or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(f)           In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to incur potential liability for any Environmental Claim or arising under any Environmental Law, the Collateral

Agent reserves the right, instead of taking such action, to either resign as the Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver.  The Collateral Agent shall not be liable to the Borrower, the Secured Parties or any other Person for any Environmental Claims or any liability arising under any Environmental Law by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed under the Financing Documents or relating to the presence, Release or threatened Release of Hazardous Substances.

8.12           Right to Realize on Collateral.  Notwithstanding anything to the contrary contained in any of the Loan Documents, the Borrower, the Administrative Agent, the Collateral Agent, each Lender and each Counterparty hereby agree that (i) no Lender or Counterparty shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, any Lender or any Counterparty may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders or Counterparty or Counterparties in its or their respective individual capacities unless the Required Secured Parties shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

8.13           Other Agents.  None of the Co-Documentation Agents, Syndication Agent, Interest Rate Hedge Coordination Agents or Joint Lead Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

8.14           Financial Liability.  No provision of this Agreement or any other Finance Document or any agreement or instrument contemplated  hereby or thereby, the transactions contemplated  hereby or thereby shall require the Collateral Agent to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers if it shall have reasonable grounds for believing repayment of such funds or adequate indemnity against such risk or liability (including  an advance of moneys  necessary to take the action requested)  is not assured to it except for such liability, if any, arising out of the gross negligence or willful misconduct in the performance of its duties hereunder as determined by a final non-appealable judgment of a court of competent jurisdiction.

  ARTICLE 9.

 MISCELLANEOUS

9.1           Amendments.  (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document shall, from time to time (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder, provided that (x) with respect to any amendment or supplement that adversely affects the Collateral Agent, the written consent of the Collateral Agent shall be required and (y) with respect to any amendment or supplement that adversely affects the Depositary Bank, the written consent of the Depositary Bank shall be required or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A)       Forgive  the  principal  amount  or  extend  the  final  scheduled  date  of maturity of any Loan, reduce the stated rate of any interest or fee payable  hereunder (except  in connection  with the waiver  of applicability  of any post-default  increase  in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby;

(B)       eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender;

(C)       (i) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or (ii) release a material portion of the Collateral, including any of the Power Blocks or any of the Material Project Documents or, in each case without the written consent of all Lenders;

(D)           amend, modify or waive any provision of Sections 2.17(b), 2.17(c) or 6.22 without the written consent of all Lenders;

(E)        reduce  the percentage  specified  in the definition  of Required  Lenders without the written consent of all Lenders;

(F)        amend, modify or waive any provision of Article 8, Section 9.5 or any other provision of any Loan Document that affects the Agents without the written consent of the applicable Agent;

(G)           amend, modify or waive any provision of Sections 2.3, 2.5, 2.6, 2.8, 2.9, 2.10 or 2.16 or any other provision of any Loan Document that uniquely affects the Issuing Banks (solely in their capacity as Issuing Bank) without the consent of the applicable Issuing Bank(s).

(H)       amend, modify or waive any provision of Section 4.14 of the Security Agreement or Section 5.04 of the Pledge Agreement without the written consent of the Required Secured Parties;

(I)         change the provisions  of any Loan Document  in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(J)         amend, modify or waive any provision of any Interest Rate Agreement that adversely affects any Counterparty without the written consent of such Counterparty; or

(K)           amend, modify or waive any provision of the Equity Contribution Agreement or any Acceptable Credit Support without the written consent of all Lenders.

(b)           Notwithstanding anything to the contrary contained in this Section 9.1, any Loan Document, this Agreement or any related document may be amended, supplemented or waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to cure omissions, mistakes or defects or (ii) to cause such Loan Document or other document to be consistent with this Agreement and the other Loan Documents.

(c)           Notwithstanding anything to the contrary contained in this Section 9.1 or any other Loan Document, neither the Borrower nor any Affiliate of the Borrower shall be included in the determination of Required Lenders, Required Secured Parties or any consent or other direction of the applicable Lenders or Secured Parties as a result of having Obligations or Secured Obligations registered in the name of, or beneficially owned by, the Borrower or any Affiliate of the Borrower, and such Obligations and Secured Obligations will be deemed not to be outstanding for such purpose.

(d)           Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of (a) all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or (b) the Required Lenders may be effected with the consent of 50% or more of the Lenders that are not Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

9.2           Addresses.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:
Solar Star California XIII, LLC
1414 Harbour Way, South
Richmond, California 94804 USA
Telecopy: (510) 540-0552
Attention: Manager Representative

and/or

SunPower Capital Services, LLC
2900 Esperanza Crossing, Floor 2
Austin, TX 78758
Telecopy: (512) 681-0288

Attention: Financing Operations

Administrative Agent:	Mizuho Bank, Ltd. 1251 Avenue of the Americas New York, NY 10020 Attention: Rosa Martinez-Bynon Telecopy: 212-282-3618 Telephone: 212-282-3237

Collateral Agent:	Deutsche Bank Trust Company Americas

60 Wall Street – 16th Floor
MSNYC 60-1630
New York, New York 10005
Attention: Institutional Cash & Securities Services – Project Finance
Solar Star California XIII
Telecopy: 732-578-4636
Telephone: 212-250-8452

provided that any notice, request or demand to or upon the Administrative Agent, the Collateral Agent or the Lenders shall not be effective until received during such recipient's normal business hours.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder..

9.5           Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse each of the Agents for all of such Agent’s reasonable fees, costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one set of transaction and local counsel to the Administrative Agent on behalf of the Lenders, the reasonable fees and disbursements of the Independent

Consultants and filing and recording fees and expenses, the reasonable fees and disbursements of counsel to the Collateral Agent, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as each such Agent shall deem appropriate, (b) to pay or reimburse each Lender and each Agent for all its costs, fees and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to each Agent and the costs and expenses in connection with the establishment and the use of an electronic data room to manage documentation associated with the Loans, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and each Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans and the Letters of Credit, Acceptable Credit Support, any of the transactions contemplated by the Operative Documents or the non-compliance by any party with the provisions thereof or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Mortgaged Property and the reasonable fees and expenses of legal counsel in connection with claims (including Environmental Claims), actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from (I) to the extent the Indemnitee or the Lender through whom the Indemnitee is making its claim is a Defaulting Lender, a breach of such Defaulting Lender’s obligations under this Agreement (II) the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 9.5 shall be payable not later than ten (10) days after written demand therefor.  The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6           Attorney In Fact.

(a)           For the purpose of allowing the Administrative Agent to exercise its rights and remedies provided in Article 7 following the occurrence and during the continuation of any Event of Default, the Borrower hereby constitutes and appoints the Administrative Agent its true and lawful attorney-in-fact, with full power of substitution, to complete any part or all of the Project in the name of the Borrower, and hereby empowers such attorney or attorneys, following the occurrence and during the continuation of any Event of Default, as follows:

(i)           To use any unadvanced proceeds of the Loans for the purpose of completing, operating or maintaining any or all of the Project as required by the Material Project Documents and the Plans and Specifications.

(ii)           To employ such contractors, subcontractors, Agents, architects and inspectors as reasonably shall be required for such purposes;

(iii)       To pay, settle or compromise all bills and claims which may be or become Liens or security interests against any or all of the Project or the Collateral, or any part thereof, unless a bond or other security satisfactory to the Administrative Agent has been provided;

(iv)           To execute applications and certificates in the name of the Borrower which reasonably may be required by the Loan Documents or any other agreement or instrument executed by or on behalf of the Borrower in connection with any or all of the Project;

(v)           To prosecute and defend all actions or proceedings in connection with any or all of the Project or the Collateral or any part thereof and to take such action and require such performance as such attorney reasonably deems necessary under any performance and payment bond and the Loan Documents;

(vi)       To do any and every lawful act which the Borrower might do on its behalf with respect to the Collateral or any part thereof or any or all of the Project and to exercise any or all of the Borrower’s rights and remedies under any or all of the Material Project Documents; and

(vii)           To use any funds contained in any Collateral Account, to pay interest and principal on the Loans.

(b)           This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

9.7           Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i)           Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)           the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below); provided further that with respect to any assignment of Construction Loan Commitments to an affiliate of a Lender, (a) such affiliate shall have a combined capital surplus of at least $250,000,000 or (b) such affiliate’s obligations shall be fully guaranteed by such Lender or (2) if an Event of Default has occurred and is continuing; and

(B)           the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below); provided further that with respect to any assignment of Construction Loan Commitments to an affiliate of a Lender, (a) such affiliate shall have a combined capital surplus of at least $250,000,000 or (b) such affiliate’s obligations will be fully guaranteed by such Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)           (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable by the assigning Lender and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(D)           no Lender (including any assignee of any Lender) may assign any portion of its Commitment to a new lender if such assignment would result, at the time of such transfer only, in claims made by such new lender for costs pursuant to Section 2.21 hereof in excess of those which could be made by the assigning Lender were it not to make such assignment, unless such new lender waives its right to claim such costs; and

(E)           in the case of an Assignment of any DSR LC Commitment, the assignee thereof shall be an Acceptable Letter of Credit Provider.

For the purposes of this Section 9.7, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21, and 9.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it anda register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)           Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.1(a) and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8(b) as though it were a Lender, provided such Participant shall be subject to Section 9.8(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered from under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)           A Participant shall not be entitled to receive any greater payment under Sections 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(e).  In no event shall the Borrower be responsible for any costs or expenses of any counsel engaged by a Participant.

(d)           Any Lender may at any time, without notice, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank purporting to have jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)           Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.7(b).  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)           Notwithstanding anything herein to the contrary, any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that the Collateral Agent shall forthwith notify the parties hereto in writing of any such event.

9.8           Adjustments; Set-off.

(a)           Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.7), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided, further, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

9.9           Independent Consultants.  (a)  The Administrative Agent and the Required Lenders, in their reasonable discretion, may remove from time to time, any one or more of the Independent Consultants and appoint replacements reasonably acceptable to the Borrower.  Notice of any replacement Independent Consultant shall be given by the Administrative Agent to the Borrower, the Lenders and to the Independent Consultant being replaced.  All reasonable fees and expenses of the Independent Consultants (whether the original Independent Consultants or replacements) shall be paid by the Borrower; provided, however, that unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall request that each such Independent Consultant provide the Borrower with its proposed scope of work and proposed budget therefor, and the Administrative Agent shall consult with the Borrower with regard to the matters contained therein.

(b)           Each Independent Consultant (other than the Independent Engineer, which consultants were hired directly by the Borrower) shall be contractually obligated to the Administrative Agent to carry out the activities required of it in this Agreement and as otherwise requested by the Administrative Agent and shall be responsible solely to the Administrative Agent for these activities.  The Borrower acknowledges that it shall not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such

Independent Consultant in the due performance in good faith of its duties to the Administrative Agent hereunder.

9.10           Entire Agreement.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11           Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12           Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent and the Collateral Agent shall have been notified pursuant thereto; and

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

9.13           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.14           Headings.  Paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

9.15           Acknowledgements.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           None of the Administrative Agent, the Collateral Agent or any Lender has any fiduciary relationship with or duty the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Collateral Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.16           Deed of Trust/Security Documents.  The Loans and the other Obligations are secured in part by the Deed of Trust encumbering the Project Site in California.  Reference is hereby made to the Deed of Trust and the other Security Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of the Borrower and the rights of the Agents, the Depositary Bank and the Lenders with respect to such security.

9.17           Limitation on Liability.  NO CLAIM SHALL BE MADE BY THE BORROWER OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

9.18           Waiver of Jury Trial.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.19           Usury.  Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by the Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under any applicable usury laws.  In the event that the holders of the Notes shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder of the Notes, be returned to the Borrower or credited against the principal balance of the Notes then outstanding.

9.20           Confidentiality.  Each of the Agents and each Lender agrees to keep confidential all non- public information provided to it by any Loan Party, any Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Agents or any Lender from disclosing any such information (a) to another Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Interest Rate Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Agents pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Agents that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.21           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.22           Third Party Beneficiaries.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, any participants to the extent provided in Section 9.7(c) of this Agreement, and any other Person entitled to indemnification under Section 9.5) any legal or equitable right, remedy, benefit, interest or claim under or by reason of this Agreement.

9.23           Patriot Act Compliance.  The Administrative Agent hereby notifies the parties hereto that, pursuant to the requirements of the Patriot Act, it and the Collateral Agent, the Issuing Banks and any Lender shall be required to obtain, verify and record information that identifies the party, which information includes the names and addresses and other information that will allow it, the Issuing Banks, the Collateral Agent or any Lender to identify the party in accordance with the requirements of the Patriot Act.  The party shall promptly deliver information described in the immediately preceding sentence when requested by the Administrative Agent, the Issuing Banks, any other Agent or any Lender in writing pursuant to the requirements of the Patriot Act.

9.24           Limited Recourse.  Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and the other Loan Documents, and any certificate, notice, instrument or document delivered pursuant hereto or thereto are obligations of the Borrower and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) the Sponsor or any of its Affiliates, other than the Borrower, or any shareholder, partner, member, officer, director or employee of the Sponsor or such Affiliates, other than the Borrower (collectively, the “Nonrecourse Parties”), except to the extent of the obligations of any such Nonrecourse Parties expressly provided for in any of the Loan Documents.   Except as provided in the Loan Documents to which they are a party, no action shall be brought  against  the  Nonrecourse  Parties,  and  no  judgment  for  any  deficiency  upon  the  obligations hereunder or under the other Loan Documents, shall be obtainable by any Secured Party against the Nonrecourse Parties; provided, that nothing contained in this Section 9.24 shall be deemed to release any Nonrecourse Party from liability for its own fraudulent actions or willful misconduct.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SOLAR STAR CALIFORNIA XIII, LLC

By:	/s/ Natalie Jackson
	Name:	Natalie Jackson
	Title:	President

[Signature Page to Credit Agreement]

SANTANDER BANK, N.A., as Issuing Bank, Documentation Agent and as a Lender

By:	/s/ Jorge Camiña
	Name:	Jorge Camiña
	Title:	Managing Director

By:	/s/ Nuno Andrade
	Name:	Nuno Andrade
	Title:	Executive Director

[Signature Page to Credit Agreement]

MIZUHO BANK LTD., as Administrative Agent, Issuing Bank and as a Lender

By:	/s/ Christopher Stolarksi
	Name:	Christopher Stolarksi
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Issuing Bank, Syndication Agent, Interest Rate Hedge Coordinating Agent and as a Lender

By:	/s/ Evan S. Levy
	Name:	Evan S. Levy
	Title:	Managing Director

By:	/s/ Frédéric Petit
	Name:	Frédéric Petit
	Title:	Managing Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent By: Deutsche Bank National Trust Company

By:	/s/ Wanda Camacho
	Name:	Wanda Camacho
	Title:	Vice President

By:	/s/ Rodney Gaughan
	Name:	Rodney Gaughan
	Title:	Vice President

[Signature Page to Credit Agreement]

EXHIBIT A-1

FORM OF CONSTRUCTION LOAN NOTICE OF BORROWING

To:	Mizuho Bank, Ltd., as Administrative Agent
1251 Avenue of the Americas
New York, NY 10020

Attention:	Rosa Martinez-Bynon

Fax:	###-###-####

   , 20__

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of October 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Solar Star California XIII, LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Mizuho Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”), Deutsche Bank Trust Company Americas, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests a borrowing of Construction Loans to be made on the terms set forth below:

(A)	Borrowing Date (the “Borrowing Date”)
(B)	Principal amount
(C)	Type of Loan
[(D)	Interest Period	1]

The Borrower hereby requests that the proceeds of Construction Loans described in this Borrowing Notice be applied in accordance with Section 5.7 of the Credit Agreement and directed to the following Collateral Accounts or Persons, as applicable, in the amounts specified below:

	Person and Account Information	Amount
(1)	[Construction Account	]
(2)	[	]

1 NTD: Use Interest Period if LIBOR Loans are requested.

A-1-1

The Borrower hereby represents that:

(a) Each representation and warranty of the Loan Parties set forth in the Loan Documents will be true and correct in all material respects as of the date the Borrowings requested hereby are funded (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).

(b)  No Default or Event of Default has occurred and is continuing on the Borrowing Date or shall occur as a result of the borrowing of such Construction Loans.

(c)  As of the date the Borrowings requested hereby are funded, all other conditions set forth in Section 3.2 of the Credit Agreement will have been satisfied or waived in accordance with the terms of the Credit Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

A-1-2

SOLAR STAR CALIFORNIA XIII, LLC, as Borrower

By:
Name:
Title:

A-1-3

EXHIBIT A-2

FORM OF NOTICE OF TERM CONVERSION

NOTICE OF TERM CONVERSION

Date: ______ __, ____
Requested Term Conversion Date:  ______ __, ____

Mizuho Bank, Ltd., as Administrative Agent
1251 Avenue of the Americas
New York, NY 10020
Attention:  Rosa Martinez-Bynon
Telephone:  (212) ###-####
Telecopier:  (212) ###-####

Re: Solar Star California XIII, LLC

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of October 17, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Solar Star California XIII, LLC (the “Borrower”), the several banks and other financial institutions and entities from time to time parties thereto (the “Lenders”), Mizuho Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”), Deutsche Bank Trust Company Americas, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.  Request for Term Conversion.  Pursuant to, and in accordance with, Section 2.4 of the Credit Agreement, the Borrower hereby gives you notice that the conditions for Term Conversion have been satisfied or waived in accordance with the terms of the Credit Agreement, and in that connection sets forth below the terms on which the Term Loan Borrowing is requested to be made in accordance with the applicable terms and conditions of the Credit Agreement on [__________ ] (the “Term Conversion Date”):

(a)	Requested Term Conversion Date1:

(b)	Aggregate principal amount of Construction Loans outstanding on the Term Conversion Date to be

1 NTD: Term Conversion Date must be a Business Day, no later than the Date Certain.

A-2-1

	converted to Term Loans:	$

(c)	Interest Period

2.  Certifications.  The Borrower hereby certifies to the Lenders that the following statements are accurate and complete as of the date hereof and shall be accurate and complete as of the Term Conversion Date after giving effect to the proposed Term Conversion:

(a)
Each representation and warranty of the Borrower and Holdings set forth in theLoan Documents is true and correct in all material respects as if made on the Term Conversion Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).

(b)	No Default or Event of Default has occurred and is continuing or will result from the Term Conversion.

(c)
Each Operative Document (other than Material Project Documents that have been fully and finally performed or have terminated in accordance with the terms thereof) and Applicable Permit remains in full force and effect; to the Knowledge of Borrower, no material defaults have occurred under any Material Project Document.

(d)
All insurance premium payments due and payable as of the Term ConversionDate have been paid and the insurance complies with the requirements of Section 5.4(a) and Schedule 5.4 of the Credit Agreement and the Material Project Documents set forth in Appendix B of the Insurance Consultant’s report delivered pursuant to Section 3.4(l) of the Credit Agreement

(e)	As of the Term Conversion Date, each of the conditions precedent specified in Section 3.4 of the Credit Agreement has been satisfied or waived in accordance with the terms of the Credit Agreement.

(f)	As of the Term Conversion Date, COD has occurred.

(g)
As of the Term Conversion Date, all Applicable Permits (including the Notice of Self-Certification of Exempt Wholesale Generator Status of Solar Star California XIII, LLC, market-based rate authority under Section 205 of the FPA) are in full force and effect.

A-2-2

IN WITNESS WHEREOF, the Borrower has caused this Notice of Term Conversion to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first written above.

SOLAR STAR CALIFORNIA XIII, LLC, as Borrower

By:
Name:
Title:

A-2-3

EXHIBIT A-3

FORM OF NOTICE OF CONVERSION OR CONTINUATION

NOTICE OF CONVERSION OR CONTINUATION

Mizuho Bank, Ltd.
1251 Avenue of the Americas
New York, NY. 10020
Attn: Rosa Martinez-Bynon

Re: Solar Star California XIII, LLC

Ladies and Gentlemen:

This Notice of Continuation or Conversion is delivered to you pursuant to Section 2.11[(a)]/[(b)] of the Credit Agreement, dated as of October 17, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Solar Star California XIII, LLC (the “Borrower”), various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Mizuho Bank, Ltd., as the Administrative Agent. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

The Borrower hereby requests that on  _______________, 20__:

a)  $____________ of the presently outstanding principal amount of the Loans originally made on ______________, 20__,  presently being maintained as [Base Rate Loans] [LIBOR Loans],

b)  be [converted into] [continued as],

c)  [LIBOR Loans having an interest Period of [1] [2] [3] [6] month(s)] [Base Rate Loans].

IN WITNESS WHEREOF, the Borrower has caused this Notice of Continuation or Conversion to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this ____ day of _______________, 20___.

SOLAR STAR CALIFORNIA XIII, LLC

By:
Title:

A-3-1

EXHIBIT B

CLOSING DATE BASE CASE MODEL

See Attached.

B-1

EXHIBIT C-1

FORM OF CONSTRUCTION LOAN NOTE

THIS CONSTRUCTION LOAN NOTE (“NOTE”) AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.   TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[_____________]	New York, New York
Date: ________ __, ____

FOR VALUE RECEIVED, the undersigned, SOLAR STAR CALIFORNIA XIII, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [______________] (the “Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Construction Loan Maturity Date the principal amount of (a) $[__________], or, if less, (b) the aggregate unpaid principal amount of all Construction Loans made by the Lender under the Credit Agreement.  The principal amount shall also be paid in the amounts and on the dates specified in Sections 2.2, 2.4, 2.7, 2.8, and 2.9 of the Credit Agreement.  The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.13 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Construction Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Construction Loan.

This Note (a) is one of the promissory notes relating to Construction Loans referred to in the Credit Agreement, dated as of October 17, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto from time to time, Mizuho Bank, Ltd., as Administrative Agent, Deutsche Bank Trust Company Americas, solely in its capacity as Collateral Agent, and the other agents from time to time parties thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured as provided in the

C-1-1

Security Documents.  Reference is hereby made to the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.7 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SOLAR STAR CALIFORNIA XIII, LLC

By:
Name:
Title:

C-1-2

Schedule A
to Exhibit C-1

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to LIBOR Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

C-1 Schedule A-1

Schedule B
to Exhibit C-1

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBOR LOANS

Date	Amount of LIBOR Loans	Amount Converted to LIBOR Loans	Interest Period and LIBOR Rate with Respect Thereto	Amount of Principal of LIBOR Loans Repaid	Amount of LIBOR Loans Converted to Base Rate Loans	Unpaid Principal Balance of LIBOR Loans	Notation Made By

C-1 Schedule B-1

EXHIBIT C-2

FORM OF TERM LOAN NOTE

THIS TERM LOAN NOTE (“NOTE”) AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.   TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[_____________]	New York, New York
Date: ________ __, ____

FOR VALUE RECEIVED, the undersigned, SOLAR STAR CALIFORNIA XIII, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [___________] (the “Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Term Loan Maturity Date the principal amount of (a) $[___________], or, if less, (b) the aggregate unpaid principal amount of all Term Loans made by the Lender under the Credit Agreement.  The principal amount shall also be paid in the amounts and on the dates specified in Sections 2.5, 2.7, 2.8, and 2.9 of the Credit Agreement.  The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.13 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the promissory notes relating to Term Loans referred to in the Credit Agreement, dated as of October 17, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto from time to time, Mizuho Bank, Ltd., as Administrative Agent, Deutsche Bank Trust Company Americas, solely in its capacity as Collateral Agent and the other agents from time to time parties thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured as provided in the Security Documents. Reference is hereby made to the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

C-2-1

Upon the occurrence of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.7 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SOLAR STAR CALIFORNIA XIII, LLC

By:
Name:
Title:

C-2-2

Schedule A
to Exhibit C-2

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to LIBOR Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

C-2 Schedule A-1

Schedule B
to Exhibit C-2

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBOR LOANS

Date	Amount of LIBOR Loans	Amount Converted to LIBOR Loans	Interest Period and LIBOR Rate with Respect Thereto	Amount of Principal of LIBOR Loans Repaid	Amount of LIBOR Loans Converted to Base Rate Loans	Unpaid Principal Balance of LIBOR Loans	Notation Made By

C-2 Schedule B-1

EXHIBIT C-3

FORM OF LC LOAN NOTE

THIS LC LOAN NOTE (“NOTE”) AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[_____________]	New York, New York
Date: ________ __, ____

FOR VALUE RECEIVED, the undersigned, SOLAR STAR CALIFORNIA XIII, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [___________] the “Issuing Bank”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the LC Loan Maturity Date the principal amount of (a) $[___________], or, if less, (b) the aggregate unpaid principal amount of all LC Loans made by Issuing Bank to the Borrower under the Credit Agreement.  The principal amount shall also be paid in the amounts and on the dates specified in Sections 2.5, 2.7, 2.8, and 2.9 of the Credit Agreement.  The Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.13 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each LC Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any LC Loan.

This Note (a) is one of the promissory notes relating to LC Loans referred to in the Credit Agreement, dated as of October 17, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto from time to time, Mizuho Bank, Ltd., as Administrative Agent, Deutsche Bank Trust Company Americas, solely in its capacity as Collateral Agent and the other agents from time to time parties thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured as provided in the Security Documents. Reference is hereby made to the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

C-3-1

Upon the occurrence of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.7 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SOLAR STAR CALIFORNIA XIII, LLC

By:
Name:
Title:

C-3-2

Schedule A
to Exhibit C-3

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to LIBOR Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

C-3 Schedule A-1

Schedule B
to Exhibit C-3

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBOR LOANS

Date	Amount of LIBOR Loans	Amount Converted to LIBOR Loans	Interest Period and LIBOR Rate with Respect Thereto	Amount of Principal of LIBOR Loans Repaid	Amount of LIBOR Loans Converted to Base Rate Loans	Unpaid Principal Balance of LIBOR Loans	Notation Made By

C-3 Schedule B-1

EXHIBIT D

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement dated as of the Effective Date set forth below is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 attached hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action, and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interests”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and as an Affiliate/ Approved Fund of [identify Lender]1

3.	Borrower:	Solar Star California XIII, LLC

1 NTD: Select as Applicable

4.   Administrative Agent:  Mizuho Bank, Ltd., as the administrative agent under the Credit Agreement (in such capacity, the “Administrative Agent”)

5.   Credit Agreement:Credit Agreement, dated as of October 17, 2014 (as amended, supplemented or otherwise modified from time to time) among Solar Star California XIII, LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the Administrative Agent and the other agents and parties from time to time parties thereto.

6.  Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders1	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans2
$	$	%

Effective Date: __________________, 20__

The Assignee, if it shall not be a Lender, agrees to deliver to the Administrative Agent a completed administrative questionnaire, in the form supplied by the Administrative Agent, in which the Assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

1 NTD: Specify applicable facility for which Commitments/Loans are being assigned.

2 NTD: Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

[Consented to and ]1Accepted:

SOLAR STAR CALIFORNIA XIII, LLC, as Borrower

By:
Name:
Title:

MIZUHO BANK, LTD., as Administrative Agent

By:
Name:
Title:

1 NTD: To be added if consent is required under Section 9.7(b) of the Credit Agreement. Note that consent is required for Affiliates of Lenders under certain circumstances as described in Section 9.7(b) of the Credit Agreement.

ANNEX I TO THE ASSIGNMENT AND ASSUMPTION AGREEMENT:

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b)  assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to the Credit Agreement thereof, as applicable and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees, and other amounts) to the Assignor for amounts which have accrued to but excluding the

D-Annex I-1

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

D-Annex I-2

EXHIBIT E

FORM OF CONSTRUCTION BUDGET AND SCHEDULE

See Attached.

E-1

EXHIBIT F

FORM OF ANNUAL OPERATING BUDGET

See Attached.

F-1

EXHIBIT G

FORM OF LC ISSUANCE NOTICE

NOTICE OF LC ISSUANCE

Date: __________, ____

Mizuho Bank, Ltd., as Administrative Agent
1251 Avenue of the Americas
New York, NY 10020
Attention:  Rosa Martinez-Bynon
Telephone:  (212) ###-####
Telecopier:  (212) ###-####

______________________________
as Issuing Bank
[Address]
[Contact Information]

Re: Solar Star California XIII, LLC

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of October 17, 2014 (as amended,  supplemented  or  otherwise  modified  from  time  to time,  the  “Credit  Agreement”) among Solar Star California XIII, LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Mizuho Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”), Deutsche Bank Trust Company Americas, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto.   Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.   Request for LC Activity.   Pursuant to Section 2.16 of the Credit Agreement, the Borrower hereby requests the issuance of the Project Letter of Credit in accordance with the applicable terms and conditions of the Credit Agreement on [___________] (the “Credit Event Date”).

(a)	Date of issuance: (which is a Business Day)

(b)	Date of expiration of Letter

of Credit1:

(c)	Amount of Project Letter of Credit:

(d)	Name of beneficiary of Project Letter of Credit:

(e)	Address of beneficiary of Project Letter of Credit:

(f)	Purpose of Project Letter of Credit2:

Upon  request,  the  Borrower  will  make  available  any  other  information  as  shall  be necessary to prepare such Project Letter of Credit.

2.  Certifications.   The Borrower hereby certifies to the Lenders that the following statements are accurate and complete as of the date hereof and shall be accurate and complete as of the proposed Credit Event Date after giving effect to the requested Project Letter of Credit:

(a)
Each representation and warranty of the Loan Parties set forth in the Loan Documents is true and correct in all material respects as if made on such date(unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date). 3

(b)	No Default or Event of Default has occurred and is continuing or will result from the issuance of the Project Letter of Credit.

(c)	[Insert event/time that requires issuance of applicable Project Letter of Credit.]

[Signature page follows]

1 NTD: If letter of credit will include automatic renewals, please also indicate the requested final expiration date after giving effect to all such extensions.

2 NTD: Attach requested form if applicable.

3 NTD: This certification is not required in connection with an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount thereof.

IN WITNESS WHEREOF, the Borrower has caused this LC Issuance Notice to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first written above.

SOLAR STAR CALIFORNIA XIII, LLC, as the Borrower

By:
Name:
Title:

EXHIBIT H-1

FORM OF EXEMPTION CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of October 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Solar Star California XIII, LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Mizuho Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”), Deutsche Bank Trust Company Americas, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section
881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ______________, 20[  ]

H-1-1

EXHIBIT H-2

FORM OF EXEMPTION CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of October 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Solar Star California XIII, LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Mizuho Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”), Deutsche Bank Trust Company Americas, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

H-2-1

[NAME OF LENDER]

By:
Name:
Title:

Date: ______________, 20[  ]

H-2-2

EXHIBIT H-3

FORM OF EXEMPTION CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of October 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Solar Star California XIII, LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Mizuho Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”), Deutsche Bank Trust Company Americas, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ______________, 20[   ]

H-3-1

EXHIBIT H-4

FORM OF EXEMPTION CERTIFICATE
(For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of October 17, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Solar Star California XIII, LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Mizuho Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”), Deutsche Bank Trust Company Americas, solely in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the other agents from time to time parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or, if applicable, an Internal Revenue Service Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ______________, 20[   ]

H-4-1

EXHIBIT I

FORM OF CLOSING DATE CERTIFICATE

October 17, 2014

I, [officer’s name], am the duly elected, qualified and acting [officer’s title] of Solar Star California XIII, LLC, a Delaware limited liability company (the “Company”).  I am delivering this Closing Certificate pursuant to Section 3.l(h) of the Credit Agreement, dated as of October 17, 2014 (the “Credit Agreement”), by and among the Company, the several lenders from time to time parties thereto, Mizuho Bank, Ltd., as administrative agent, Deutsche Bank Trust Company Americas, as collateral agent, and the other agents from time to time party thereto.  Capitalized terms not otherwise defined in this Closing Certificate shall have the meanings set forth in the Credit Agreement.

I hereby certify in my capacity as a representative of the Borrower, and not individually on behalf of the Company as follows:

1.
Each representation and warranty set forth in the Loan Documents is true and correct on and as of the Closing Date as if made on and as of the Closing Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).

2.	No Default or Event of Default has occurred and is continuing on the Closing Date or will result from the funding of the initial Construction Funding Loans.

3.
The Material Project Documents (including any supplements or amendments thereto), delivered to the Administrative Agent [in a closing CD] [thumb drive] on [October __, 2014] pursuant to Section 3.1(g) of the Credit Agreement, are true, complete and correct copies and are in full force and effect.  To the best of my knowledge no party to any Material Project Document is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder which could reasonably be expected to have a Material Adverse Effect.

4.
All insurance premium payments due and payable as of the date hereto have been paid or will be paid from proceeds of the initial Construction Funding Loans, and the Company’s insurance materially complies with the requirements ofSection 5.4 of the Credit Agreement, Schedule 5.4 of the Credit Agreement and the Material Project Documents.

5.
The Applicable Permits, delivered to Administrative Agent [in a closing CD] [thumbdrive] on [October __, 2014] pursuant to Section 3.l(v) of the Credit Agreement, are true, complete and correct copies thereof.

6.	No Material Adverse Effect and no event, condition or circumstance that would reasonably be expected to constitute a Material Adverse Effect has occurred and is continuing on the Closing Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

I-1

IN WITNESS WHEREOF, the undersigned has hereunto signed his name on behalf of the Company as of the date first written above.

[officer’s name]
[officer’s title]

I-2

EXHIBIT J

FORM OF PLEDGE AGREEMENT

Execution Version

PLEDGE AGREEMENT

among

SOLAR STAR CALIFORNIA XIII PARENT, LLC,

  MIZUHO BANK LTD.,
as Administrative Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

Dated as of October 17, 2014

Schedule I:       LLC Interests
Schedule II:      Knowledge Parties

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of October 17, 2014 (this “Agreement”), between SOLAR STAR CALIFORNIA XIII PARENT, LLC, a Delaware limited liability company (the “Pledgor”), MIZUHO BANK LTD., as administrative agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, not in its individual capacity but solely as collateral agent for the Secured Parties (in such capacity, together with any successor collateral agent appointed pursuant to Section 8.9 of the Credit Agreement referred to below, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrower proposes to develop, construct, finance and operate an approximately 108 MWac solar photovoltaic power project to be located in Merced County, California (as more fully described in the Credit Agreement referred to below, the “Project”);

WHEREAS, in order to finance the costs of the development, construction, ownership and operation of the Project, the Borrower is entering into that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the several banks and other financial institutions and entities from time to time party thereto as lenders (the “Lenders”), the Administrative Agent and the Collateral Agent;

WHEREAS, the Pledgor owns 100% of the Capital Stock of the Borrower; and

WHEREAS, in order to secure the obligations of the Borrower under the Loan Documents, the Pledgor is willing to pledge and grant a first priority security interest in 100% of the Capital Stock of the Borrower pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT:

ARTICLE I
DEFINITIONS

Section 1.01.  Defined Terms.  Each capitalized term used and not otherwise defined herein (including the introductory paragraph and recitals) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement.  In addition to the terms defined in the Credit Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning given to such term in the introductory paragraph of  this Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and any other federal or state insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Borrower Obligations” shall have the meaning given to the term “Obligations” in the Credit Agreement.

“Collateral Agent” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Credit Agreement” shall have the meaning given to such term in the recitals to this Agreement.

“Financing Statements” shall mean all financing statements, continuation statements, recordings, filings or other instruments of registration necessary or appropriate to perfect a Lien by filing in any appropriate filing or recording office in accordance with the UCC or any other relevant applicable law.

“Insolvency Proceeding” shall mean any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Knowledge” shall mean the actual knowledge of any person listed on Schedule II.

“Lenders” shall have the meaning given to such term in the recitals to this Agreement.

“LLC Interests” shall have the meaning given to such term in Section 2.01(a).

“Operating Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of October 6, 2014, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” shall have the meaning given to such term in Section 2.01.

“Pledgor” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Pledgor Obligations” shall mean all obligations and liabilities of the Pledgor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which the Pledgor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or the Lenders that are required to be paid by the Pledgor pursuant to the terms of this Agreement or any other Loan Document).

“Project” shall have the meaning given to such term in the recitals to this Agreement.

“Secured Obligations” shall mean the collective reference to (a) the Borrower Obligations and (b) the Pledgor Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

Section 1.02.  Rules of Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.2 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

Section 1.03.  UCC Definitions.  All terms defined in the UCC shall have the respective meanings given to those terms in the UCC, except where the context otherwise requires.  As used in this Agreement, “proceeds” of Pledged Collateral shall mean (a) all “proceeds” as defined in Article 9 of the UCC, (b) payments or distributions made with respect to any Pledged Collateral and (c) whatever is receivable or received when Pledged Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

ARTICLE II
PLEDGED COLLATERAL

Section 2.01.  Pledge.  As collateral security for the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the Secured Obligations, whether now existing or hereafter arising and howsoever evidenced, the Pledgor hereby pledges, grants, assigns, hypothecates, transfers and delivers to the Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest in all of the property of the Pledgor identified below, in each case, wherever located and now owned or hereafter acquired by the Pledgor or in which the Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Pledged Collateral”):

(a)           all of the Pledgor’s limited liability company interests in the Borrower described on Schedule I and all after acquired limited liability company interests in the Borrower (collectively, the “LLC Interests”), and all of the Pledgor’s rights to acquire limited liability company interests in the Borrower in addition to or in exchange or substitution for the LLC Interests;

(b)           all of the Pledgor’s rights, privileges, authority and powers as a member of the Borrower under the Operating Agreement;

(c)           all certificates or other documents representing any and all of the foregoing in clauses (a) and (b);

(d)           all dividends, distributions, cash, securities, instruments and other property or proceeds of any kind to which the Pledgor may be entitled in its capacity as member of the Borrower by way of distribution, return of capital or otherwise;

(e)           without affecting any obligations of the Pledgor or the Borrower under any of the other Loan Documents, in the event of any consolidation or merger in which the Borrower is not the surviving Person, all ownership interests of any class or character in the successor Person formed by or resulting from such consolidation or merger;

(f)           any other claim which the Pledgor now has or may in the future acquire in its capacity as member of the Borrower against the Borrower and its property; and

(g)           all proceeds, products and accessions of and to any of the property described in the preceding clauses (a) through (f) above.

Section 2.02. Delivery of Certificates and Instruments.  All certificates and instruments representing or evidencing any of the Pledged Collateral shall be delivered to and be held by or on behalf of, the Collateral Agent in accordance with Section 4.07 and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent.  The Collateral Agent shall have the right, at any time following the occurrence and during the continuation of an Event of Default, without prior notice to the Pledgor, to transfer to or to register in its name or in the name of any of its nominees any or all of the Pledged Collateral.  In the event of such a transfer, the Collateral Agent shall within a reasonable period of time thereafter give the Pledgor notice of such transfer or registration; provided, however, that (a) failure to give such notice shall have no effect on the rights of the Collateral Agent hereunder and (b) the Collateral Agent shall not be required to deliver any such notice if the Pledgor is the subject of an Insolvency Proceeding or the delivery of such notice is otherwise prohibited by applicable law.  In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any of the LLC Interests for certificates or instruments of smaller or larger denominations.

Section 2.03.  Voting; Distributions.

(a)           Voting Rights.  Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the Pledgor of the Collateral Agent’s intent to exercise its rights under this Section 2.03(a) (it being acknowledged and agreed that the Collateral Agent shall not be required to deliver any such notice if the Pledgor is the subject of an Insolvency Proceeding, which in the case of an involuntary proceeding has not been dismissed within sixty (60) days of its filing), the Pledgor shall be entitled to exercise all voting and other rights with respect to the Pledged Collateral; provided, however, that no vote with respect to the Pledged Collateral shall be cast, right exercised or other action taken which would be inconsistent with, or result in any violation of, any provision of any of this Agreement or any other Loan Documents.  Upon the occurrence and during the continuation of an Event of Default and after notice thereof from the Collateral Agent to the Pledgor (it being acknowledged and agreed that the Collateral Agent shall not be required to deliver any such notice if the Pledgor is the subject of an Insolvency Proceeding, which in the case of an involuntary proceeding has not been dismissed within sixty (60) days of its filing), all voting and other rights of the Pledgor with respect to the Pledged Collateral which the Pledgor would otherwise be entitled to exercise pursuant to the terms of this Agreement or otherwise shall cease, and all such rights shall be vested in the Collateral Agent which shall thereupon have the sole right to exercise such rights.

(b)           Distributions.  Any and all distributions paid in respect of the LLC Interests shall be paid only to the extent permitted, and then strictly in accordance with, the Loan Documents.  To the extent that such distributions and payments are made in accordance with the terms of the Loan Documents, the further distribution or payment of such monies shall not give rise to any claims or causes of action on the part of any of the Secured Parties against the Borrower or the Pledgor seeking the return or disgorgement of any such distributions or other payments unless the distributions or payments involve or result from the fraud or willful misconduct of the Borrower or the Pledgor.  Upon the occurrence and during the continuation of an Event of Default, all rights of the Pledgor to receive and retain any such distributions shall cease, and all such rights shall be vested in the Collateral Agent which shall thereupon have the sole right to exercise such rights.

(c)           Turnover.  All distributions and other amounts which are received by the Pledgor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Collateral Agent on behalf of the Secured Parties, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(d)           Authorization.  At any time after the occurrence and during the continuance of an Event of Default, the Pledgor hereby authorizes the Borrower to (i) comply with any instructions received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and (ii) unless otherwise expressly permitted hereby, pay any distribution or other payments in respect of the Pledged Collateral directly to the Collateral Agent.

Section 2.04.  Secured Parties Not Liable.

(a)           Notwithstanding any other provision contained in this Agreement, the Pledgor shall remain liable under the Operating Agreement to observe and perform all of the conditions and obligations to be observed and performed by the Pledgor thereunder.  None of the Collateral Agent, any other Secured Party or any of their respective directors, officers, employees, Affiliates or agents shall have any obligations or liability under or with respect to any Pledged Collateral by reason of or arising out of this Agreement, except as set forth in Section 9-207(a) of the UCC, nor shall any of the Collateral Agent, any other Secured Party or any of their respective directors, officers, employees, Affiliates or agents be obligated in any manner to (i) perform any of the obligations of the Pledgor under or pursuant to the Operating Agreement or any other agreement to which the Pledgor is a party, (ii) make any payment or inquire as to the nature or sufficiency of any payment or performance with respect to any Pledged Collateral, (iii) present or file any claim or collect the payment of any amounts or take any action to enforce any performance with respect to the Pledged Collateral or (iv) take any other action whatsoever with respect to the Pledged Collateral.

(b)           Notwithstanding any other provision contained in this Agreement, (i) the Pledgor shall remain liable under each of the Loan Documents to which it is a party to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed and (ii) the exercise by the Collateral Agent or the other Secured Parties (or any of their respective directors, officers, employees, Affiliates or agents) of any of their rights, remedies or powers hereunder shall not release the Pledgor from any of its duties or obligations under any of the Loan Documents to which it is a party.

Section 2.05.  Attorney-in-Fact.

(a)           Without limiting any rights or powers granted by this Agreement to the Collateral Agent, the Pledgor hereby appoints the Collateral Agent, on behalf of the Secured Parties, or any Person, officer or agent whom the Collateral Agent may designate, as its true and lawful attorney-in-fact and proxy, with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, at the Pledgor’s sole cost and expense, from time to time to take any action and to execute any instrument which may be necessary or reasonably advisable to enforce its rights under this Agreement upon and during the continuation of an Event of Default.  This appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Pledgor hereby gives the Collateral Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, upon the occurrence and during the continuation of an Event of Default, (i) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Pledged Collateral, (ii) to file any claims or take any action or proceeding that the Collateral Agent may deem necessary or advisable for the collection of all or any part of the Pledged Collateral, (iii) to execute, in connection with any sale or disposition of the Pledged Collateral under Article V, any endorsements, assignments or other instruments of conveyance or transfer with respect to all or any part of the Pledged Collateral, (iv) direct any party liable for any payment under any Pledged Collateral to make payment of any monies due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (v) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Pledged Collateral and to enforce any other right in respect of any Pledged Collateral, (vi) defend any suit, action or proceeding brought against the Pledgor with respect to any Pledged Collateral, (vii) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate, and (viii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Pledged Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Pledged Collateral and the Collateral Agent’s and the other Secured Parties’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

(b)           The Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof, in each case pursuant to the powers granted hereunder.  The Pledgor hereby acknowledges and agrees that the Collateral Agent shall have no fiduciary duties to the Pledgor in acting pursuant to this power-of-attorney and the Pledgor hereby waives any claims or rights of a beneficiary of a fiduciary relationship hereunder.

Section 2.06.  Performance by Collateral Agent.  If the Pledgor fails to perform any agreement contained herein after receipt of a written request to do so from the Collateral Agent, the Collateral Agent (acting at the direction of the Administrative Agent on behalf of the Required Lenders) may (but shall not be obligated to) cause performance of such agreement, and the reasonable and documented fees and expenses of the Collateral Agent, including such fees and expenses of its outside counsel, incurred in connection therewith shall be payable by the Pledgor; provided, however, that if an Insolvency Proceeding shall have occurred with respect to the Pledgor, the written request described in this Section 2.06 shall not be required.

Section 2.07.  Reasonable Care.

(a)           The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent accords its own property of the type of which the Pledged Collateral consists, it being understood that the Collateral Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral (except, in the case of clauses (i) and (ii), to the extent the same constitutes gross negligence or willful misconduct on the part of the Collateral Agent) or (iii) filing any financing statements or continuation statements or recording any documents or maintaining the perfection of any security interests in the Pledged Collateral.

(b)           The Collateral Agent shall not be responsible for (i) the existence, genuineness or value of any of the Pledged Collateral, (ii) the validity, perfection, priority or enforceability of the Liens in any of the Pledged Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent), (iii) the validity or sufficiency of the Pledged Collateral or any agreement or assignment contained therein, (iv) the validity of the title of the Pledgor to the Pledged Collateral, (v) insuring the Pledged Collateral, (vi) the payment of taxes, charges, assessments or Liens upon the Pledged Collateral or (vii) any other maintenance of the Pledged Collateral.

Section 2.08.  Security Interest Absolute; Waivers.

(a)        To the maximum extent permitted by law, all rights and security interests of the Collateral Agent purported to be granted hereunder and all obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:

(i)           any lack of validity or enforceability of any of the Loan Documents or any other agreement or instrument relating thereto;

(ii)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from the Loan Documents or any other agreement or instrument relating thereto; provided that no such amendment shall increase any obligations of the Pledgor without its consent;

(iii)         any exchange, release or non-perfection of any other collateral or any release (excluding any release pursuant to Section 6.16), amendment or waiver of, or consent to any departure from, any guaranty for, all or any of the Secured Obligations;

(iv)         any judicial or non-judicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Secured Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of the Borrower or the Pledgor or may preclude the Borrower or the Pledgor from obtaining reimbursement, contribution, indemnification or other recovery from the Borrower or the Pledgor and even though the Borrower or the Pledgor may or may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(v)          any act or omission of the Collateral Agent or any other Person (other than payment of the Secured Obligations) that directly or indirectly results in or aids the discharge or release of the Pledgor or any part of the Secured Obligations or any security or guarantee (including any letter of credit) for all or any part of the Secured Obligations by operation of law or otherwise;

(vi)         the election by the Collateral Agent, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the U.S. Bankruptcy Code;

(vii)        any extension of credit or the grant of any Lien under Section 364 of the U.S. Bankruptcy Code;

(viii)       any use of cash collateral under Section 363 of the U.S. Bankruptcy Code;

(ix)          any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person;

(x)           the avoidance of any Lien in favor of the Collateral Agent for any reason;

(xi)          any Insolvency Proceeding in respect of any Person, including any discharge of, or bar or stay against collecting, all or any part of the Secured Obligations (or any interest on all or any part of the Secured Obligations) in or as a result of any such proceeding; or

(xii)         any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor, except as otherwise provided herein.

(b)           The Pledgor hereby expressly waives, to the maximum extent permitted by law, (i) promptness, diligence, presentment, demand for payment or performance and protest, (ii) filing of claims with any court, (iii) any proceeding to enforce any provision of the Loan Documents, (iv) notice of acceptance of and reliance on this Agreement by any Secured Party, (v) notice of the creation of any Secured Obligations, and (except with respect to any notice required by the Loan Documents relating to the Secured Obligations) any other notice whatsoever, (vi) any requirement that the Collateral Agent exhaust any right, power or remedy, or proceed or take any other action against the Pledgor under any Loan Document to which the Pledgor is a party or any Lien on, or any claim of payment against, any property of the Pledgor or any other agreement or instrument referred to therein, or any other Person under any guarantee of, or Lien securing, or claim for payment of, any of the Secured Obligations, (vii) any right to require a proceeding by the Collateral Agent first against the Borrower, whether to marshal any assets or to exhaust any right or take any action against the Borrower or any other Person or any collateral or otherwise, or any diligence in collection or protection for realization upon any Secured Obligations, (viii) any obligation hereunder or any collateral security for any of the foregoing, (ix) any claims of waiver, release, surrender, alteration or compromise, and (x) all other defenses, set-offs counterclaims, recoupments, reductions, limitations, impairments or terminations, whether arising hereunder or otherwise.  The Pledgor further waives (A) any requirement that any other Person be joined as a party to any proceeding for the enforcement by the Collateral Agent of any Secured Obligations and (B) the filing of claims by the Collateral Agent in the event of an Insolvency Proceeding in respect of the Borrower or the Pledgor.

(c)           The Pledgor hereby expressly waives, to the maximum extent permitted by applicable law:

(i)            any claim that, as to any part of the Pledged Collateral, a public sale is, in and of itself, not a commercially reasonable method of sale for the Pledged Collateral;

(ii)           the right to assert in any action or proceeding between it and the Collateral Agent any offsets or counterclaims that it may have;

(iii)          except as otherwise provided in this Agreement, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT TAKING POSSESSION OF, OR DISPOSITION OF, ANY OF THE PLEDGED COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT THE PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE COLLATERAL AGENT’S RIGHTS HEREUNDER;

(iv)          all rights of redemption, appraisement, valuation, stay and extension or moratorium; and

(v)           all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Collateral Agent and the other Secured Parties under this Agreement or the absolute sale of the Pledged Collateral, now or hereafter in force under any applicable law, and the Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws and rights.

Section 2.09.  Financing Statements.  The Pledgor authorizes the Administrative Agent to file (but the Administrative Agent shall not be so obligated to file) such Financing Statements in such offices as are or shall be necessary or appropriate to create, perfect and establish the priority of the Liens granted by this Agreement in any and all of the Pledged Collateral, to preserve the validity, perfection or priority of the Liens granted by this Agreement in any and all of the Pledged Collateral or to enable the Collateral Agent to exercise its remedies, rights, powers and privileges under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, as follows, which representations and warranties shall survive the execution and delivery of this Agreement:

Section 3.01.  Organization; Power and Authority.  The Pledgor (a) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite limited liability company power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and is in good standing in each other jurisdiction where such qualification is required for the Pledgor to grant the Liens on the Pledged Collateral intended to be granted hereby or otherwise perform its obligations hereunder, and (d) has the limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to grant the Liens on the Pledged Collateral intended to be granted hereunder.

Section 3.02.  Authorization; No Conflict.  The execution, delivery and performance by the Pledgor of this Agreement and the granting of the Liens on the Pledged Collateral intended to be granted hereunder (a) have been duly authorized by all limited liability company action required to be taken or obtained by the Pledgor and (b) will not (i) violate (A) any provision of any Legal Requirement or of the operating agreement or any other constitutive documents of the Pledgor, or (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority, (ii) be in conflict with, violate, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any indenture, lease, agreement or other instrument to which the Pledgor is a party or by which it or any of its property is or may be bound, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Pledgor, other than the Liens intended to be granted hereunder.

Section 3.03.  Enforceability.  This Agreement has been duly executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable against the Pledgor in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04.  Valid Security Interest.  Subject to the immediately following sentence, upon the proper filing thereof by or on behalf of the Administrative Agent of forms of UCC-1 in the office of the Secretary of State of the State of Delaware, all filings, registrations and recordings necessary to create, preserve, protect and perfect the Liens granted to the Collateral Agent hereby in respect of the Pledged Collateral shall have been accomplished.  Possession by the Collateral Agent of the notes, certificates or instruments representing Pledged Collateral and possession of the proceeds thereof are the only actions necessary to perfect or protect the Collateral Agent’s Liens (for the benefit of the Secured Parties) in the Pledged Collateral represented by such notes, certificates or instruments and the proceeds thereof under the UCC, and, upon delivery to the Collateral Agent of the certificate evidencing the LLC Interests described on Schedule I, together with an instrument of transfer duly endorsed in blank, the Liens granted to the Collateral Agent pursuant to this Agreement in and to the Pledged Collateral constitutes a valid and enforceable perfected security interest therein superior and prior to the rights of all other Persons therein and, in each case, subject to no other Liens, sales, assignments, conveyances, settings over or transfers other than Liens permitted under Section 6.2 of the Credit Agreement which arise by operation of law and the Liens to be created pursuant to this Agreement.

Section 3.05.  Title. The Pledgor is the sole beneficial owner of the property in which the Pledgor purports to grant a Lien pursuant to this Agreement.

Section 3.06.  Other Financing Statements.  There is no Financing Statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except Financing Statements filed or to be filed in respect of and covering the Liens granted hereby by the Pledgor.

Section 3.07.  Consents.  No consent, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required either (a) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the due execution, delivery or performance of this Agreement by the Pledgor or (b) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or of the remedies in respect of the Pledged Collateral pursuant to this Agreement, except, (i) in each case, such as have been made or obtained and are in full force and effect and (ii) in the case of clause (b), such as may be required in connection with the sale, transfer or other disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally.

Section 3.08.  Chief Executive Office, Etc.

(a)           The chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Pledged Collateral is located at:

Solar Star California XIII Parent, LLC
c/o SunPower Corporation
77 Rio Robles
San Jose, CA 95134

(b)           The Pledgor has not, since its date of formation, (i) changed its location (as defined in Section 9-307(a) of the UCC), (ii) changed its name or (iii) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC).

Section 3.09.   LLC Interests.

(a)           The LLC Interests identified on Schedule I comprise 100% of the authorized, issued and outstanding Capital Stock of the Borrower; such LLC Interests are duly authorized, validly existing, fully paid and non-assessable; and no transfer of those LLC Interests in the manner contemplated by this Agreement is subject to any contractual restriction, or any restriction under the limited liability company agreement of the Pledgor or the Operating Agreement.

(b)           The LLC Interests are “certificated securities” as such term is defined in Article 8 of the UCC.

Section 3.10.  Litigation.  There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the Knowledge of the Pledgor, threatened in writing against or affecting, the Pledgor or any business, property or rights of the Pledgor which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Pledgor’s ability to grant the Liens on the Pledged Collateral intended to be granted hereby or otherwise perform its obligations hereunder.

Section 3.11.  Investment Company Act.  The Pledgor is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12.  Indebtedness.  The Pledgor does not have outstanding any Indebtedness which is or purports to be senior in priority to the Pledgor’s obligations under this Agreement.

Section 3.13.  Regulation.  The business activities of the Pledgor are not subject to any special or industry-specific regulation or governmental oversight or review, other than the Delaware Limited Liability Company Act.

Section 3.14.  Loan Documents.  The Pledgor has reviewed and is familiar with the terms of the Loan Documents that are material to its obligations hereunder.

ARTICLE IV
COVENANTS

The Pledgor hereby covenants and agrees from and after the Closing Date until the termination of this Agreement in accordance with the provisions of Section 6.16:

Section 4.01.  Maintenance of Existence.  Except as otherwise expressly permitted by this Agreement, the Pledgor shall (a)(i) maintain and preserve its existence as a Delaware limited liability company in good standing and (ii) maintain its qualification to do business in each other jurisdiction where such qualification is necessary to perform its obligations hereunder and (b) engage only in businesses consistent with the Loan Documents.

Section 4.02.  Sale of Pledged Collateral.  The Pledgor shall not, without the prior written consent of the Collateral Agent (acting at the direction of the Administrative Agent acting at the direction of the Required Secured Parties), sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral, except to the extent such disposition remains subject to the pledge in favor of the Collateral Agent hereunder.

Section 4.03.  No Other Liens.  The Pledgor shall not create, incur or permit to exist, shall defend the Pledged Collateral against and shall take such other action as is reasonably necessary to remove, any Lien or claim on or to the Pledged Collateral, other than Liens which arise by operation of law and the Liens created pursuant to this Agreement, and shall defend the right, title and interest of the Collateral Agent and the other Secured Parties in and to the Pledged Collateral against the claims and demands of all Persons whomsoever.

Section 4.04.  Chief Executive Office, Etc.

(a)           The Pledgor shall promptly notify the Collateral Agent of any new location for its chief executive office or at which the records concerning the Pledged Collateral are kept.  The Pledgor shall clearly describe such new location and shall take all action necessary in connection therewith to maintain the Liens of the Collateral Agent in the Pledged Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

(b)           The Pledgor shall not change its name until (i) it has given to the Collateral Agent not less than ten (10) days’ prior written notice of its intention to do so, clearly specifying such new name, and (ii) with respect to such new name, it shall have taken all action necessary to maintain the Liens of the Collateral Agent in the Pledged Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

Section 4.05.  Supplements; Further Assurances.  The Pledgor shall at any time and from time to time, at its own cost and expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request in writing, in order to perfect and protect any Lien granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Section 4.06.  Termination or Amendment of Operating Agreement.  Unless otherwise expressly permitted by the terms of the Loan Documents, the Pledgor shall not, without the prior written consent of the Collateral Agent (acting at the direction of the Administrative Agent on behalf of the Required Lenders), agree to or permit the amendment (other than immaterial amendments), cancellation or termination of the Operating Agreement.

Section 4.07.  Certificates and Instruments.

(a)           The Pledgor shall deliver all certificates or other documents representing the Pledged Collateral to the Collateral Agent with all necessary and appropriate instruments of transfer or assignment duly endorsed in blank on the Closing Date.  In the event the Pledgor obtains possession of any certificates or any securities or instruments forming a part of the Pledged Collateral, the Pledgor shall promptly deliver the same to the Collateral Agent together with all necessary and appropriate instruments of transfer or assignment duly endorsed in blank.  Prior to any such delivery, any Pledged Collateral in the Pledgor’s possession shall be held by the Pledgor in trust for the Collateral Agent.

(b)           The Pledgor shall at all times cause the LLC Interests to be “certificated securities” as such term is defined in Article 8 of the UCC.

Section 4.08.  Records; Statements and Schedules.  The Pledgor shall keep and maintain, at its own cost and expense, records of the Pledged Collateral owned by it, including records of all payments received with respect thereto, and it shall make the same available to the Collateral Agent for inspection at the Pledgor’s chief executive office, at the Pledgor’s cost and expense, upon reasonable notice (except after the occurrence and during the continuance of an Event of Default), at any time during normal business hours.  The Pledgor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.

Section 4.09.  Improper Distributions.  Notwithstanding any other provision contained in this Agreement, the Pledgor shall not accept any distributions, dividends or other payments (or any collateral in lieu thereof) in respect of the Pledged Collateral, except to the extent the same are expressly permitted by the terms of this Agreement and the other Loan Documents.

Section 4.10.  Taxes.  The Pledgor shall pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to the Pledgor, the Borrower or the LLC Interests, except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Pledgor may contest or cause to be contested in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Pledgor is in good faith contesting or causing to be contested the same by appropriate proceedings, so long as (a) reserves consistent with GAAP have been established on the Pledgor’s books in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other provision for the payment thereof reasonably satisfactory to the Administrative Agent shall have been made, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is immediately paid after resolution of such contest.

Section 4.11.  Notices.  The Pledgor shall promptly, upon obtaining actual knowledge of (a) any action, suit or proceeding at law or in equity by or before any Governmental Authority, arbitral tribunal or other body pending or threatened against the Pledgor which could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the Pledgor’s ability to grant the Liens on the Pledged Collateral intended to be granted hereby or otherwise perform its obligations hereunder, (b) the occurrence of any other circumstance, act or condition (including the adoption, amendment or repeal of any Legal Requirement or notice (whether formal or informal, written or oral) of the failure to comply with the terms and conditions of any Legal Requirement) which could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the Pledgor’s ability to grant the Liens on the Pledged Collateral intended to be granted hereby or otherwise perform its obligations hereunder, or (c) the occurrence of any Event of Default relating solely to the Pledgor, in each case furnish to the Collateral Agent a notice of such event describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a written description of the action that the Pledgor has taken or proposes to take with respect thereto.

Section 4.12.  Filing Fees.  The Pledgor shall pay any applicable filing fees and related expenses in connection with any filing made by the Administrative Agent in accordance with Section 2.09.

Section 4.13.  Bankruptcy; Dissolution.  The Pledgor shall not authorize or permit the Borrower to:

(a)           except upon compliance with the requirements of the Operating Agreement as in effect on the date hereof, (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Borrower or the Borrower’s debts under the Bankruptcy Code now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Borrower or any substantial part of the Borrower’s property, (ii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Borrower or (iii) make a general assignment for the benefit of the Borrower’s creditors;

(b)           commence or join with any other Person (other than the Collateral Agent and the other Secured Parties) in commencing any proceeding against the Borrower under the  Bankruptcy Code or any other statute now or hereafter in effect in any jurisdiction; or

(c)           except as permitted by the Loan Documents, liquidate, wind-up or dissolve, or sell or lease or otherwise transfer or dispose of all or any substantial part of its property, assets or business or combine, merge or consolidate with or into any other entity, or change its legal form, or implement any material acquisition or purchase of assets from any Person.

Section 4.14.  Compliance with Operating Agreement.  The Pledgor shall comply in all material respects with the terms of the Operating Agreement.

Section 4.15.  Compliance with Laws.  The Pledgor shall comply with all applicable Legal Requirements, except such non-compliance as would not reasonably be expected to have a material adverse effect on the ability of the Pledgor to perform its obligations hereunder.

Section 4.16.  No Merger or Consolidation.  The Pledgor shall not (a) liquidate, wind- up or dissolve, or (b) combine, merge or consolidate with or into any other entity, unless, if applicable, the transferee or surviving Person assumes all of its obligations hereunder by operation of law or otherwise.

Section 4.17.  Separate Existence.  The Pledgor shall (a) maintain entity records and books of account separate from those of the Borrower; (b) not commingle its funds or assets with those of the Borrower; and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings (or take such other actions permitted under its organizational documents) to authorize and approve the Pledgor’s actions, which meetings will be separate from those of the Borrower.

Section 4.18.  Access and Inspection.  The Pledgor hereby grants to the Collateral Agent all rights of access to and inspection and use, at reasonable times during business hours, of all books, correspondence, credit files, records, invoices, tapes, cards, computer runs and files and other papers and documents in connection with, but only to the extent relating to, any of the Pledged Collateral in the possession of or under the control of the Pledgor after reasonable prior written notice to the Borrower (and subject to reasonable requirements of confidentiality, safety requirements and other requirements imposed by law or by contract), provided that the costs and expense of any such visit shall be governed by the provisions of Section 5.6 of the Credit Agreement.

Section 4.19.  Additional Pledgor Covenants.  The Pledgor shall not (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) obligations pursuant to the Loan Documents to which it is a party and (iii) obligations with respect to its Capital Stock, (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with distributions made by the Borrower in accordance with Section 6.7 of the Credit Agreement) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower, (d) create, incur, assume or suffer to exist any Lien upon any of its property, except Liens created pursuant to the Loan Documents, (e) make any Investments, except  investments in Permitted Investments, or (f) create, form or acquire any Subsidiary or enter into any partnership or joint venture.

ARTICLE V
REMEDIES

Section 5.01.  Remedies Generally.

(a)           Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may (but shall not be obligated to), without notice to the Pledgor (except as required by applicable law) and at such times as the Collateral Agent in its sole judgment may determine, exercise any or all of the Pledgor’s rights in, to and under, or in any way connected to, the Pledged Collateral, and the Collateral Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Pledged Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a Secured Party is entitled under the laws in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Pledgor agrees to take all such action as may be appropriate to give effect to such right).

(b)           Without limiting the generality of the foregoing, upon the occurrence and during the continuation of an Event of Default:

(i)           the Collateral Agent in its discretion may require the Pledgor to, and the Pledgor shall, assemble the Pledged Collateral owned by it at such place or places, reasonably convenient to both the Collateral Agent and the Pledgor, designated in the Collateral Agent’s request; and

(ii)           the Collateral Agent in its discretion may, to the fullest extent provided by law, have a court having jurisdiction appoint a receiver, which receiver shall take charge and possession of and protect, preserve and replace the Pledged Collateral or any part thereof, and manage and operate the same, and receive and collect all income, receipts, royalties, revenues, issues and profits therefrom (it being agreed that the Pledgor irrevocably consents and shall be deemed to have hereby irrevocably consented to the appointment thereof, and upon such appointment, the Pledgor shall immediately deliver possession of such Pledged Collateral to such receiver).

Section 5.02.  Sale of Pledged Collateral.

(a)           Without limiting the generality of Section 5.01, if an Event of Default shall have occurred and be continuing, the Collateral Agent may, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale or at any of the Collateral Agent’s corporate trust offices or elsewhere, for cash, on credit or for future delivery and at such price or prices and upon such other terms as are commercially reasonable, irrespective of the impact of any such sale on the market price of the Pledged Collateral at any such sale.  Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Pledgor agrees that at least ten (10) days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Collateral Agent shall incur no liability as a result of the sale of the Pledged Collateral, or any part thereof, at any public or private sale.  The Pledgor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale, if commercially reasonable, was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer the Pledged Collateral to more than one offeree.

(b)           The Pledgor recognizes that, if an Event of Default shall have occurred and be continuing, the Collateral Agent may elect to sell all or any part of the Pledged Collateral to one or more purchasers in privately negotiated transactions in which the purchasers will be obligated to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale (including a public offering made pursuant to a registration statement under the Securities Act) and the Pledgor and the Collateral Agent agree that such private sales shall be made in a commercially reasonable manner and that the Collateral Agent has no obligation to engage in public sales and no obligation to delay sale of any Pledged Collateral to permit the issuer thereof to register the Pledged Collateral for a form of public sale requiring registration under the Securities Act.  If the Collateral Agent exercises its right to sell any or all of the Pledged Collateral, upon written request the Pledgor shall, from time to time, furnish to the Collateral Agent all such information as is necessary in order to determine the LLC Interests, any other interests in the Pledged Collateral and any other instruments included in the Pledged Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and rules of the United States Securities and Exchange Commission thereunder, as the same are from time to time in effect.

Section 5.03.  Purchase of Pledged Collateral.  The Collateral Agent or any other Secured Party may be a purchaser of the Pledged Collateral or any part thereof or any right or interest therein at any sale thereof, whether pursuant to foreclosure, power of sale or otherwise hereunder and the Collateral Agent may apply the purchase price to the payment of the Secured Obligations.  Any purchaser of all or any part of the Pledged Collateral shall, upon any such purchase, acquire good title to the Pledged Collateral so purchased, free of the security interests created by this Agreement.

Section 5.04.  Application of Proceeds; Deficiency.  The Collateral Agent shall apply any proceeds from time to time held by it and the net proceeds of any collection, recovery, receipt, appropriation, realization or sale with respect to the Pledged Collateral to the payment of the Secured Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Agents under the Loan Documents, pro rata among the Agents according to the amount of the unpaid fees and expenses then due and owing and remaining unpaid to the Agents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Secured Obligations shall have been paid in full and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

For the avoidance of doubt, it is understood that the Borrower and the Pledgor shall remain liable to the extent of any deficiency between the amount of proceeds of the Pledged Collateral and the aggregate amount of the Borrower Obligations or Pledgor Obligations, respectively, in accordance with the Loan Documents.

Section 5.05.  Notice.  The Collateral Agent shall within a reasonable period of time thereafter give the Pledgor notice of any action taken under this Article V; provided, however, that (a) failure to give such notice shall have no effect on the rights of the Collateral Agent hereunder and (b) the Collateral Agent shall not be required to deliver any such notice if the Pledgor is the subject of an Insolvency Proceeding or if the delivery of such notice is otherwise prohibited by applicable law.

Section 5.06.  Enforcement Expenses.  The Pledgor agrees to pay or reimburse the Collateral Agent and each Secured Party for all its fees and documented out-of-pocket expenses (including reasonable and documented legal fees, charges and disbursements) incurred by the Collateral Agent or such Secured Party, as applicable, in connection with the enforcement and protection of its rights under this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.01.  No Waiver; Remedies Cumulative.  Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 5.05), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 6.02.  Notices.  All notices, requests and other communications provided for herein (including any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing in the manner set out in Section 9.2 of the Credit Agreement.  Unless otherwise so changed in accordance with the Credit Agreement by the respective parties hereto, all notices, requests and other communications to each party hereto shall be sent to the address of such party set forth in Section 9.2 of the Credit Agreement.  Notices to the Pledgor shall be sent to the following address:

Solar Star California XIII Parent, LLC
c/o SunPower Corporation
77 Rio Robles
San Jose, CA 95134
Attn:  General Counsel
Facsimile No.: (510) 540-0552

Section 6.03. Amendments and Waivers.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement.

Section 6.04.  Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns; provided that (a) the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, (b) the Collateral Agent shall only transfer or assign its rights under this Agreement in connection with a resignation or removal of such Person from its capacity as “Collateral Agent” in accordance with the terms of this Agreement and the Credit Agreement and (c) the Collateral Agent may delegate certain of its responsibilities and powers under this Agreement as contemplated by Section 6.08 below and Section 8.2 of the Credit Agreement.  Notwithstanding anything herein to the contrary, any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that the Collateral Agent shall forthwith notify the parties hereto in writing in reasonable advance of any such event.

Section 6.05.  Survival; Reliance.  The representations and warranties of the Pledgor set out in this Agreement or contained in any documents delivered to the Collateral Agent or any other Secured Party pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties in entering into the Loan Documents and extending the credit or otherwise performing the transactions thereunder, notwithstanding any investigation on their respective parts.

Section 6.06.  Effectiveness; Continuing Nature of this Agreement.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement and any Secured Party may continue, at any time and without notice to any other Person, to extend credit and other financial accommodations and lend monies to or for the benefit of the Pledgor or the Borrower constituting Secured Obligations in reliance hereof.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding.  All references to the Pledgor shall include the Pledgor as debtor and debtor-in-possession and any receiver or trustee for the Pledgor (as the case may be) in any Insolvency Proceeding.

Section 6.07.  Entire Agreement.  This Agreement constitutes the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement.

Section 6.08.  Agents, Etc.  The Collateral Agent may employ agents, experts and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents, experts or attorneys-in-fact selected by it with reasonable care.

Section 6.09.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.10.  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or .pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 6.11.  Headings.  Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.12.  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 6.13.  Jurisdiction; Consent to Service of Process.  The Pledgor hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any courts thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor at its address referred to in Section 9.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 6.14.  Waiver of Jury Trial.  THE PLEDGOR  HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 6.15.  Specific Performance.  The Collateral Agent may demand specific performance of this Agreement.  The Collateral Agent and the Pledgor hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Collateral Agent or any other Secured Parties.

Section 6.16.  Release; Termination.  Upon the occurrence of the Discharge Date, the Administrative Agent shall provide notice to the Collateral Agent of such payment in full and the termination of the Commitments and the Collateral Agent, at the sole cost and expense of the Pledgor, (a) shall execute and deliver all such documentation, UCC termination statements and instruments as are reasonably provided by the Borrower to release the Liens created pursuant to this Agreement and to terminate this Agreement, (b) upon written notice to the Collateral Agent, authorizes the Pledgor to prepare and file UCC termination statements terminating all of the Financing Statements filed in connection herewith and (c) agrees, at the request of the Pledgor, to execute and deliver such documents, instruments, certificates, notices or further assurances as the Pledgor may reasonably furnish as necessary or desirable to effect such termination and release, including the execution of a customary pay-off letter, all at the Pledgor’s sole cost and expense.

Section 6.17.  Reinstatement.  This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Pledgor or the Borrower in respect of the Secured Obligations is rescinded or must otherwise be restored by any Secured Party, whether as a result of any Insolvency Proceeding or reorganization or otherwise, and the Pledgor shall indemnify the Collateral Agent, each other Secured Party and their respective employees, officers and agents on demand for all reasonable and documented fees, costs and expenses (including reasonable fees, costs and expenses of counsel) incurred by the Collateral Agent, such other Secured Party or its respective employees, officers or agents in connection with such reinstatement, rescission or restoration.

Section 6.18.  No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of the Collateral Agent and the other Secured Parties.  Nothing in this Agreement shall impair, as between the Pledgor and the Borrower, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, the obligations of the Pledgor and the Borrower to pay principal, interest, fees and other amounts as provided in the Loan Documents.

Section 6.19.  Collateral Agent.  Notwithstanding any other provision contained in this Agreement, the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities of the Collateral Agent set forth in the Loan Documents, as if such rights, powers, immunities and indemnities were specifically set forth herein.  The Pledgor hereby acknowledges the appointment of the Collateral Agent pursuant to the Credit Agreement.  The rights, privileges, protections and benefits given to the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in its capacity hereunder, and to each agent, custodian and other Person employed by the Collateral Agent in accordance herewith to act hereunder.

Section 6.20.  Independent Security.  The security provided for in this Agreement shall be in addition to and shall be independent of every other security which the Secured Parties may at any time hold for any of the Secured Obligations hereby secured, whether or not under the Loan Documents. The execution of any other Loan Document shall not modify or supersede the security interest or any rights or obligations contained in this Agreement and shall not in any way affect, impair or invalidate the effectiveness and validity of this Agreement or any term or condition hereof.  The Pledgor hereby waives its right to plead or claim in any court that the execution of any other Loan Document is a cause for extinguishing, invalidating, impairing or modifying the effectiveness and validity of this Agreement or any term or condition contained herein.  The Collateral Agent shall be at liberty to accept further security from the Pledgor or from any third party and/or release such security without notifying the Pledgor and without affecting in any way the obligations of the Pledgor or the Borrower under the other Loan Documents.  The Collateral Agent (acting at the direction of the Required Secured Parties) shall determine if any security conferred upon the Secured Parties under the Loan Documents shall be enforced by the Collateral Agent as well as the sequence of securities to be so enforced.

Section 6.21.  Independent Obligations.  The obligations of the Pledgor under this Agreement are independent of those of the Borrower.  The Collateral Agent may bring a separate action against the Pledgor without first proceeding against the Borrower or any other Person or any other security held by the Collateral Agent and without pursuing any other remedy.

Section 6.22.  Subrogation.  Notwithstanding any payment or payments made by the Pledgor or the exercise by the Collateral Agent of any of the remedies provided under this Agreement or any other Loan Document, until the Loans and the Secured Obligations shall have been paid in full and the Commitments have been terminated, the Pledgor shall not have any claim (as defined in 11 U.S.C. § 101(5)) of subrogation to any of the rights of the Collateral Agent against the Borrower, the Pledged Collateral or any guaranty held by the Collateral Agent for the satisfaction of any of the Secured Obligations, nor shall the Pledgor have any claims (as defined in 11 U.S.C. § 101(5)) for reimbursement, indemnity, exoneration or contribution from the Borrower in respect of payments made by the Pledgor hereunder.  Notwithstanding the foregoing, if any amount shall be paid to the Pledgor on account of such subrogation, reimbursement, indemnity, exoneration or contribution rights at any time, such amount shall be held by the Pledgor in trust for the Collateral Agent segregated from other funds of the Pledgor, and shall be turned over to the Collateral Agent in the exact form received by the Pledgor (duly endorsed by the Pledgor to the Collateral Agent if required) to be applied against the Secured Obligations in such amounts and in such order as the Collateral Agent may elect.

Section 6.23. Enforcement Expenses; Indemnification.  (a)  The Pledgor agrees to pay or reimburse each Secured Party and the Collateral Agent for all its fees, costs and expenses incurred in collecting against the Pledgor or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which the Pledgor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Collateral Agent.

(b)           The Pledgor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)           The Pledgor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement.

(d)           The agreements in this Section 6.23 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents, and any resignation or removal of the Collateral Agent.

Section 6.24.  Acknowledgements.  The Pledgor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)           neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Pledgor, on the one hand, and the Collateral Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Pledgor and the Secured Parties.

Section 6.25.  Patriot Act Documentation.  The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act and other similar laws and regulations in any other applicable jurisdiction, the Collateral Agent is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent.  The parties to this Agreement agree that they will provide the Collateral Agent with such information as it may reasonably request in order for the Collateral Agent to satisfy such requirements.

(Signature pages follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

SOLAR STAR CALIFORNIA XIII, LLC, as Borrower

By:
Name:
Title:

MIZUHO BANK LTD., as Administrative Agent

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Collateral Agent

By: Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Pledge Agreement]

SCHEDULE I
INTERESTS

500 Units (equal to 100% of the limited liability company membership interests) of Solar Star California XIII, LLC, a Delaware limited liability company, represented by Certificate Number 1, a copy of which is attached hereto.

SCHEDULE II
KNOWLEDGE PARTIES

Natalie Jackson

Scott Piscitello

Chris Baker

Renee Robin

Alan Comnes

EXHIBIT K

FORM OF
SECURITY AGREEMENT

Execution Version

SECURITY AGREEMENT

among

SOLAR STAR CALIFORNIA XIII, LLC,
as Borrower,

MIZUHO BANK LTD.,
as Administrative Agent,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

Dated as of October 17, 2014

Schedules

Schedule1	Instruments, Chattel Paper and Certificated Securities
Schedule2	Commercial Tort Claims
Schedule3	Location of Inventory or Equipment
Schedule4	Location of Books and Records

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of October 17, 2014 (this “Agreement”), between SOLAR STAR CALIFORNIA XIII, LLC, a Delaware limited liability company (the “Borrower”), MIZUHO BANK LTD., as administrative agent (together with its permitted successors and assigns, in such capacity the “Administrative Agent”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, not in its individual capacity but solely as collateral agent for the Secured Parties (in such capacity, together with any successor collateral agent appointed pursuant to Section 8.9 of the Credit Agreement referred to below, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrower proposes to develop, construct, finance and operate an approximately 108 MWac solar photovoltaic power project to be located in Merced County, California (as more fully described in the Credit Agreement referred to below, the “Project”);

WHEREAS, in order to finance a portion of the costs of the development, construction, operation and maintenance of the Project, the Borrower is entering into that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent and the other agents named therein;

WHEREAS, in order to secure its obligations under the Loan Documents, the Borrower is granting a first priority security interest in the Collateral (as defined herein) pursuant to this Agreement to the Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

ARTICLE I
DEFINITIONS

Section 1.01  Defined Terms.  Each capitalized term used and not otherwise defined herein (including the introductory paragraph and recitals) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement.  In addition to the terms defined in the Credit Agreement,  the following  terms shall have the meanings  specified below:

“Administrative Agent” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Assigned Agreements” shall mean all agreements, contracts and documents, including the Equity Contribution Agreement and each Material Project Document to which the Borrower is a party (including all exhibits and schedules thereto), as each such agreement, contract and document may be amended, supplemented or modified and in effect from time to time, including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii)

all rights of the Borrower to receive proceeds of any insurance, bond, indemnity, warranty, letter of credit or guaranty with respect to the Assigned Agreements, (iii) all claims of the Borrower for damages arising out of or for breach of or default under the Assigned Agreements and (iv) all rights of the Borrower to terminate, amend, supplement, modify or waive performance under the Assigned Agreements, to perform thereunder and to compel performance and otherwise to exercise all remedies thereunder.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and any other federal or state insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Borrower” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Collateral” shall have the meaning given to such term in Section 3.01(a).

“Collateral Agent” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Copyright Licenses” shall mean any written agreement naming the Borrower as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning given to such term in the recitals to this Agreement.

“Deposit Account” shall have the meaning as defined in the UCC of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Equity Investor” shall have the meaning given to such term in the Equity Contribution Agreement.

“Excluded Assets” shall mean any property to the extent that a grant of a security interest in such property is prohibited by any Legal Requirements of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Legal Requirements or is prohibited by, or constitutes a breach or default under or results in the termination of, or grants any Person (other than the Borrower) the right to terminate its obligations thereunder, or constitutes or results in the abandonment, invalidation or unenforceability of any right, title or interest of the Borrower therein, or requires any consent not obtained under, any lease, contract, Permit, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Legal Requirements or the term in such lease, contract, Permit, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (including, without limitation, pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC); provided that any such property shall constitute an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the Lien of the Security Documents immediately and automatically, at such time as such consequence shall no longer exist.

“Financing Statements” shall mean all financing statements, continuation statements, recordings, filings or other instruments of registration necessary or appropriate to perfect a Lien by filing in any appropriate filing or recording office in accordance with the New York UCC or any other relevant applicable law.

“Insolvency Proceeding” shall mean  any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting “investment property” as so defined, (x) all promissory notes issued to or held by the Borrower and (y) all Capital Stock owned by the Borrower, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, the Borrower while this Agreement is in effect.

“Lenders” shall have the meaning given to such term in the recitals to this Agreement.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Delivered Instruments” shall have the meaning given to such term in Section 2.03.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to the Borrower of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Patents” shall mean (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property and any other Collateral, collections thereon or distributions or payments with respect thereto, and whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Project” shall have the meaning given to such term in the recitals of this Agreement.

“Receivable” shall mean any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Obligations” shall have the meaning given to the term “Obligations” in the Credit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Trademarks” shall mean (i) all trademarks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to the Borrower of any right to use any Trademark.

Section 1.02  Rules of Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.2 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

Section 1.03  UCC Definitions.  All terms defined in the New York UCC shall have the respective meanings given to those terms in the New York UCC, except where the context otherwise requires, including the following terms: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, as follows, which representations and warranties shall survive the execution and delivery of this Agreement:

Section 2.01  Inventory and Equipment.  All existing Inventory and Equipment owned by the Borrower (other than such Inventory and Equipment in transit or in the possession of third parties in the ordinary course of business) is located at the addresses set forth in Schedule 3 or at the Project.

Section 2.02  Location; Records.  The place of business or, if there is more than one place of business, the chief executive office of the Borrower is located at the Borrower’s address for notices set forth in Section 9.2 of the Credit Agreement, and the Borrower has no books and records concerning the Collateral at any location other than at the address set forth on Schedule 4 of this Agreement.  The Borrower is duly organized as a Delaware limited liability company and is not organized under the laws of any other jurisdiction.

Section 2.03  Certificated Securities and Instruments; Receivables.  The Borrower has delivered to the Collateral Agent, on the Closing Date, without exception, all (a) Collateral that is represented by Certificated Securities, (b) Collateral that consists of Instruments or Chattel Paper (other than Instruments and Chattel Paper deposited or to be deposited for collection (collectively, “Non- Delivered Instruments”)), including any Receivable that is evidenced by any Instrument or Chattel Paper. None of the obligors on any Receivables with a value in excess of $100,000 is a Governmental Authority except as notified in writing to the Collateral Agent.  All Collateral consisting of Instruments, Chattel Paper or Certificated Securities (other than Non-Delivered Instruments) and owned by the Borrower as of the Effective Date, to the actual knowledge of the Borrower, is listed on Schedule 1 hereto.

Section 2.04  Changes in Circumstances.  Since the date of its formation, the Borrower has not (i) changed its jurisdiction of formation, (ii) changed its name or (iii) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC).

Section 2.05  Intellectual Property.  The Borrower owns no material Copyrights, Patents or Trademarks in its own name.

Section 2.06  Commercial Tort Claims.  As of the Effective Date, except to the extent listed in Schedule 2, the Borrower has no rights in any Commercial Tort Claim with potential value in excess of $100,000.

ARTICLE III
COLLATERAL

Section 3.01  Grants of Security Interests.

(a)           Collateral.  The Borrower hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by the Borrower or in which the Borrower now has or at any time in the future may acquire any right, title or interest, in each case to the extent of Borrower’s full right, title and interest therein (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations:

(i)           all Accounts;

(ii)          all Assigned Agreements;

(iii)         all Chattel Paper;

(iv)         all Deposit Accounts;

(v)          all Documents;

(vi)         all Equipment;

(vii)        all Fixtures;

(viii)       all General Intangibles;

(ix)          all Instruments;

(x)           all Intellectual Property;

(xi)          all Inventory;

(xii)         all Investment Property;

(xiii)        all Letter-of-Credit Rights;

(xiv)        all Permits now or hereafter held in the name, or for the benefit of, the Borrower;

(xv)         all Commercial Tort Claims listed on Schedule 2;

(xvi)        all books and records pertaining to the Collateral;

(xvii)       to the extent not otherwise included above, all other personal property relating to any of the foregoing (other than any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above); and

(xviii)      to the extent not otherwise included above, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that in no event shall the Collateral include (i) any Excluded Assets or (ii) any right, title or interest in any agreement which has been released from the Liens created hereunder pursuant to Section 4.17(c) hereof.

(b)           Certain Limitations.  The Borrower and the Collateral Agent hereby acknowledge and agree that the Liens created hereby in the Collateral are not, in and of themselves, to be construed as a grant of a fee interest (as opposed to a Lien) in any Intellectual Property.

(c)           Security for Secured Obligations.  This Agreement, and the Liens granted and created herein in the Collateral, secure the payment and the performance of all Secured Obligations now or hereafter in effect, whether direct or indirect, absolute or contingent, and including all amounts that constitute part of the Secured Obligations and would be owed by the Borrower but for the fact that they are unenforceable or not allowed due to a pending Insolvency Proceeding.

Section 3.02  Performance of Obligations.

(a)           Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable for all obligations under and in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) the Borrower shall remain liable under each of the contracts and agreements included in the Collateral, including the Assigned Agreements, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such contracts and agreements by reason of or arising out of this Agreement or any other document related hereto nor shall the Collateral Agent or any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any contract or agreement included in the Collateral, including the Assigned Agreements, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral, including the Assigned Agreements.

(b)           Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under each of the Loan Documents to which it is a party to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed and (ii) the exercise by the Collateral Agent or the other Secured Parties (or any of their respective directors, officers, employees, affiliates or agents) of any of their rights, remedies or powers hereunder shall not release the Borrower from any of its duties or obligations under each of the Loan Documents to which it is a party.

ARTICLE IV
CERTAIN ASSURANCES; REMEDIES

In furtherance of the grant of the Liens on the Collateral pursuant to Section 3.01, the Borrower agrees with the Collateral Agent (for the benefit of the Secured Parties) as follows:

Section 4.01  Delivery and Other Perfection Activities.  The Borrower shall:

(a)           deliver to the Collateral Agent any and all Instruments and Chattel Paper (other than the Non-Delivered Instruments), and Certificated Securities, endorsed and/or accompanied by instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request; provided that so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall, promptly upon request of the Borrower and approval of the Administrative Agent, make appropriate arrangements for making any Instrument or Chattel Paper pledged by the Borrower and held by the Collateral Agent available to the Borrower for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Collateral Agent, against trust receipt or like document);

(b)           maintain the Liens created by this Agreement as a perfected security interest having at least the priority described in Section 4.34 of the Credit Agreement and, at the sole cost and expense of the Borrower, (i) give, execute, deliver, file and/or record any Financing Statement (x) to create, preserve, perfect or validate and maintain the Liens granted pursuant hereto or (y) to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such Liens; provided that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of clause (d), and (ii) in the case of Investment Property, Deposit Accounts, Letter-of-Credit Rights and any other relevant Collateral, take any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning if the applicable Uniform Commercial Code) with respect thereto;

(c)           promptly notify the Collateral Agent upon the acquisition after the date hereof by the Borrower of any Equipment covered by a warehouse receipt (other than Equipment with a fair market value of $500,000 or less individually), and upon the request of the Collateral Agent (acting at the direction of the Administrative Agent), cause the Collateral Agent to be listed as the lienholder on such warehouse receipt and within sixty (60) days of the acquisition thereof deliver evidence of the same to the Collateral Agent;

(d)           upon request of the Collateral Agent (upon the occurrence and during the continuation of any Event of Default and acting at the direction of the Administrative Agent), promptly notify (and the Borrower hereby authorizes the Collateral Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Collateral Agent, with a copy of such notice to the Borrower; and

(e)           upon request of the Collateral Agent (acting at the direction of the Administrative Agent) upon the occurrence and during the continuation of any Event of Default, furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and properties of the Borrower and such other reports in connection therewith that the Collateral Agent may reasonably request, all in reasonable detail.

Section 4.02  Intellectual Property.  Whenever the Borrower, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, and the loss of such Intellectual Property could reasonably be expected to have a Material Adverse Effect, the Borrower shall report such filing to the Collateral Agent within thirty (30) Business Days after the last day of the fiscal quarter in which such filing occurs.  At the request of the Collateral Agent (at the direction of the Administrative Agent on behalf of the Required Lenders), the Borrower shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of the Borrower relating thereto or represented thereby.

Section 4.03  Commercial Tort Claims. If the Borrower shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $100,000, the Borrower shall within thirty (30) days of obtaining such interest sign and deliver documentation acceptable to the Collateral Agent (acting at the direction of the Administrative Agent) granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

Section 4.04  Other Financing Statements and Liens.  Except with respect to Liens permitted under Section 6.2 of the Credit Agreement, without the prior written consent of the Collateral Agent  (acting  at the  direction  of the Administrative  Agent  on behalf  of the  Required  Lenders),  the Borrower shall not file or authorize to be filed in any jurisdiction, any effective Financing Statement or like instrument  with respect to the Collateral  in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties.

Section 4.05  Preservation of Rights.  The Collateral Agent shall not be required to take any steps to preserve any rights against prior parties to any of the Collateral.

Section 4.06  Special Provisions Relating to Certain Collateral.

(a)           Adverse Claims.  The Borrower shall defend, all at its own cost and expense, the Borrower’s title and the existence, perfection and priority of the Collateral Agent’s (for the benefit of the Secured Parties) security interests in the Collateral against all adverse claims (subject to any Liens permitted under Section 6.2 of the Credit Agreement).

(b)           Assigned Agreements.

(i)           Upon the request of the Collateral Agent (acting at the direction of the Administrative Agent) at any time after the occurrence and the continuance of an Event of Default, the Borrower shall notify the parties to any Assigned Agreement that is not subject to a Consent or a consent to collateral assignment entered into pursuant to Section 6.10 of the Credit Agreement that such Assigned Agreement has been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(ii)           In the event of a default by the Borrower in the performance of any of its obligations under any Assigned Agreement, or upon the occurrence or non-occurrence of any event or condition under any such Assigned Agreement which would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable another party of such Assigned Agreement to terminate or suspend its performance under such Assigned Agreement, the Collateral Agent (acting at the direction of the Administrative Agent acting at the direction of the Required Secured Parties) may (but shall not be obligated to), with prior written notice to the Borrower (it being acknowledged and agreed that the Collateral Agent shall not be required to deliver any such notice if the Borrower is the subject of an Insolvency Proceeding or if the delivery of such notice is otherwise prohibited by applicable law), cause the performance of such obligations (to the extent contemplated by the applicable Consent or consent referred to above, if any), and the reasonable and documented fees, costs and expenses (including fees and expenses of outside counsel) of the Collateral Agent incurred in connection therewith shall be payable by or on behalf of the Borrower.

(c)           Intellectual Property.

(i)           For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 4.10 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies (for the avoidance of doubt, only during the continuation of an Event of Default), and for no other purpose, the Borrower hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive world-wide license (exercisable without payment of royalty or other compensation to the Borrower) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by the Borrower, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii)           Notwithstanding anything herein to the contrary, but subject to the provisions of the Loan Documents that limit the rights of the Borrower to dispose of its property, so long as no instruction by the Required Lenders has been delivered in connection with an Event of Default that has occurred and is continuing, the Borrower will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Borrower.  In furtherance of the foregoing, so long as no instruction by the Required Lenders has been delivered in connection with an Event of Default that has occurred and is continuing, the Collateral Agent shall from time to time, upon the request and at the sole cost and expense of the Borrower, execute and deliver any instruments, certificates or other documents, in the form so requested, that the Borrower shall have certified are appropriate (in its judgment) to allow it to take any action permitted above.  Further, upon the release of the Collateral Agent’s Liens on the Collateral pursuant to Section 4.17, the Collateral Agent shall transfer to the Borrower the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 4.10 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Borrower in accordance with the first sentence of this clause (ii).

(iii)           Upon the occurrence and during the continuance of an Event of Default, the Borrower shall, upon the request of the Collateral Agent (acting at the direction of the Administrative Agent), deliver to the Collateral Agent a schedule listing all then existing Intellectual Property and take such other action as the Collateral Agent shall deem necessary to perfect the Liens created hereunder in all such Collateral.

Section 4.07  Custody and Preservation.

(a)           Subject to applicable law, the Collateral Agent’s obligation to use reasonable care in the custody and preservation of the Collateral shall be satisfied if it uses the same care as it uses in the custody and preservation of its own property.  Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto, and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

(b)        The Collateral Agent shall not be responsible for (i) the existence, genuineness or value of any of the Collateral, (ii) the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by the operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, (iii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iv) the validity of the title of the Borrower to the Collateral, (v) insuring the Collateral, (vi) the payment of taxes, charges, assessments or Liens upon the Collateral or (vii) any other maintenance of the Collateral.

Section 4.08  Rights  to Preserve  and  Protect.    After  the occurrence  and  during  the continuation of an Event of Default, the Collateral Agent (acting at the direction of the Administrative Agent on behalf of the Required Lenders) may, but shall not be obligated to, pay or secure payment of any overdue tax or other claim that may be secured by or result in a Lien on any Collateral.  After the occurrence and during the continuation of an Event of Default, the Collateral Agent (acting at the direction of the Administrative Agent on behalf of the Required Lenders) may, but shall not be obligated to, do or cause to be done any other thing that is necessary or desirable to preserve, protect or maintain the Collateral.  The Borrower shall promptly reimburse the Collateral Agent or any other Secured Party for any reasonable and documented fee, payment or expense (including reasonable fees and expenses of outside counsel) that the Collateral Agent or such other Secured Party may incur pursuant to this Section 4.09.

Section 4.09  Remedies Generally.

(a)           Upon the occurrence and during the continuation of an Event of Default:

(i)           the Borrower shall, at the request of the Collateral Agent, assemble movable Collateral owned by it (and not otherwise in the possession of the Collateral Agent), if any, at such place or places, reasonably convenient to both the Collateral Agent and the Borrower, designated in such request;

(ii)           the Collateral Agent (acting at the direction of the Required Secured Parties) may (but shall not be obligated to), without notice to the Borrower (except as required by applicable law) and at such times as the Collateral Agent in its sole judgment may determine, exercise any or all of the Borrower’s rights in, to and under, or in any way connected to, the Collateral (including the performance of the Borrower’s obligations, and the exercise of the Borrower’s rights and remedies, under the Assigned Agreements), and the Collateral Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a secured party is entitled under the laws or equity in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Borrower agrees to take all such action as may be appropriate to give effect to such right);

(iii)           the Collateral Agent may (but shall not be obligated to) make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may (but shall not be obligated to) extend the time of payment, arrange for payment in installments, or otherwise modify the terms, of all or any part of the Collateral;

(iv)       the Collateral Agent may (but shall not be obligated to), in its name or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral;

(v)           the Collateral Agent may (but shall not be obligated to) sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Required Secured Parties deem reasonable, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived).  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.  The Collateral Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Borrower, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable law.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned; and

(vi)           the Collateral Agent may (but shall not be obligated to), to the full extent provided by law, have a court having jurisdiction appoint a receiver, which receiver shall take charge and possession of and protect, preserve and replace the Collateral or any part thereof, and manage and operate the same, and receive and collect all income, receipts, royalties, revenues, issues and profits therefrom (it being agreed that the Borrower irrevocably consents and shall be deemed to have hereby irrevocably consented to the appointment thereof, and upon such appointment, it shall immediately deliver possession of such Collateral to such receiver).

(b)           The proceeds of each collection, sale or other disposition under this Agreement shall be applied in accordance with Section 4.14.

(c)           The Borrower recognizes that, if an Event of Default shall have occurred and be continuing, the Collateral Agent may elect to sell all or any part of the Collateral to one or more purchasers in privately negotiated transactions in which the purchasers will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  The Borrower acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale (including a public offering made pursuant to a registration statement under the Securities Act) and the Borrower and the Collateral Agent agree that such private sales shall be made in a commercially reasonable manner and that the Collateral Agent has no obligation to engage in public sales and no obligation to delay sale of any Collateral to permit the issuer thereof to register the Collateral for a form of public sale requiring registration under the Securities Act.  If the Secured Parties exercise their right to sell any or all of the Collateral, upon written request the Borrower shall, from time to time, furnish to the Collateral Agent all such information as is necessary in order to determine the Collateral and any other instruments included in the Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and rules of the United States Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(d)           The Collateral Agent shall within a reasonable period of time thereafter give the Borrower notice of any action taken under this Section 4.10; provided, however, that (i) failure to give such notice shall have no effect on the rights of the Collateral Agent hereunder and (ii) the Collateral Agent shall not be required to deliver any such notice if the Borrower is the subject of an Insolvency Proceeding or if the delivery of such notice is otherwise prohibited by applicable law.

Section 4.10  Deficiency.   If the proceeds of sale, collection or other realization of or upon the Collateral by virtue of the exercise of remedies under Section 4.10 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Collateral Agent shall retain all rights and remedies under the Loan Documents, and the Borrower shall remain liable, with respect to any deficiency to the extent the Borrower is obligated under this Agreement and the other Loan Documents.

Section 4.11  Change of Name or Location.   Without at least thirty (30) days’ prior written notice to the Collateral Agent, the Borrower shall not change its organizational name from the name shown on the signature pages hereto or its jurisdiction of formation from the State of Delaware. The Borrower shall not effect any such name change or change in jurisdiction of organization until all necessary steps have been taken to maintain the perfection and priority of the Liens granted herein or in any other Security Document.

Section 4.12  Private Sale.   The Collateral Agent and the other Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.10 conducted in a commercially reasonable manner.  Subject to and without limitation of the preceding sentence, the Borrower hereby waives, to the maximum extent permitted under applicable law, any claims against the Collateral Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale to an unrelated third party was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

Section 4.13  Application of Proceeds.

(a)           Application of Proceeds.  The proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under this Article IV with respect to the Collateral, shall be held by the Collateral Agent as Collateral hereunder and shall be applied by the Collateral Agent to the payment of the Secured Obligations in the following order:

(i)         First, to pay incurred and unpaid fees and expenses of the Agents under the Loan Documents,  pro  rata  among  the  Agents  according  to  the  amounts  of  such  unpaid  fees  and expenses then due and owing and remaining unpaid to the Agents;

(ii)        Second, to the Administrative  Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties;

(iii)       Third, to the Administrative Agent, for application by it towards prepayment of the Secured Obligations,  pro rata among the Secured Parties according to the amounts of the Secured Obligations then held by the Secured Parties; and

(iv)       Fourth, any balance remaining after the Secured Obligations shall have been paid in full and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

(b)           Company Remains Obligated.  No sale or other disposition of all or any part of the Collateral pursuant to Section 4.10 shall be deemed to relieve the Borrower of its obligations under any  Loan  Document  except  to  the  extent  the  proceeds  thereof  are  applied  to  the  payment  of  such obligations.

(c)           Purchase of Collateral.  The Collateral Agent or any other Secured Party may be a purchaser of the Collateral or any part thereof or any right or interest therein at any sale thereof, whether pursuant to foreclosure, power of sale or otherwise hereunder and the Collateral Agent may apply the purchase price to the payment of the applicable Secured Obligations.  Any purchaser of all or any part of the Collateral shall, upon any such purchase, acquire good title to the Collateral so purchased, free of the Liens created by this Agreement.

Section 4.14  Attorney-in-Fact.

(a)           Without limiting any rights or powers granted by this Agreement to the Collateral Agent, the Borrower hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, at the Borrower’s sole cost and expense, for the purpose of carrying out the provisions of this Agreement upon the occurrence and during the continuation of an Event of Default, or otherwise as contemplated by Sections 4.07 and 5.01, to (a) take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement (including taking actions under any Consent or other consent referred to in Section 4.07(b)(i)), (b) preserve the validity, perfection and priority of the Liens granted by this Agreement and (c) exercise its rights, remedies, powers and privileges under this Agreement (including taking actions under any Consent or other consent referred to in Section 4.07(b)(i)).  This appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Borrower hereby gives the Collateral Agent the power and right, on behalf of the Borrower, without notice to or assent by the Borrower, upon the occurrence and during the continuation of an Event of Default (or as otherwise provided in Section 4.07 or 5.01) to:

(i)           ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Collateral,

(ii)           in the name of the Borrower or its own name or otherwise, take possession of, receive and indorse and collect any check, Account, Chattel Paper, draft, note, acceptance or other Instrument for the payment of moneys due under any Account or general intangible,

(iii)           file any claims or take any other action that the Collateral Agent may deem necessary or advisable for the collection of all or any part of the Collateral,

(iv)           execute, in connection with any sale or disposition of the Collateral under this Agreement, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral,

(v)           in the case of any Intellectual Property, execute and deliver, and have recorded, any agreement, instrument, document or paper as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of the Borrower relating thereto or represented thereby,

(vi)           pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral (other than Liens permitted under Section 6.2 of the Credit Agreement), effect any repair or pay or discharge any insurance called for by the terms of this Agreement or the other Loan Documents (including all or any part of the premiums therefor and the costs thereof),

(vii)      direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct,

(viii)           sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice or other document in connection with any Collateral,

(ix)           commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral,

(x)           defend any suit, action or proceeding brought against the Borrower with respect to any Collateral,

(xi)           settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate,

(xii)           assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions and in such manner as the Collateral Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment,

(xiii)           cure any default by the Borrower under any Assigned Agreement, and

(xiv)           generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the

Borrower’s expense, at any time, or from time to time, all acts and things that the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Borrower might do.

(b)           The Borrower hereby ratifies all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof, in each case pursuant to the powers granted hereunder.  Upon the occurrence and during the continuation of an Event of Default (or as otherwise provided in Section 4.07 or 5.01), the Borrower hereby acknowledges and agrees that the Collateral Agent shall have no fiduciary duties to the Borrower in acting pursuant to this power of attorney and the Borrower hereby waives any claims or rights of a beneficiary of a fiduciary relationship hereunder.

Section 4.15  Perfection.   Without relieving it of its obligations under Section 4.01 or otherwise under the Loan Documents, the Borrower authorizes the Administrative Agent to file (but the Administrative Agent shall not be so obligated to file) such Financing Statements in such offices as are or shall be necessary or appropriate to create, perfect and establish the priority of the Liens granted by this Agreement in any and all of the Collateral, to preserve the validity, perfection or priority of the Liens granted by this Agreement in any and all of the Collateral or to enable the Collateral Agent to exercise its remedies, rights, powers and privileges under this Agreement.  Such Financing Statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes the Collateral in any other manner as the Collateral Agent may determine, as directed by the Administrative Agent, is necessary, advisable or prudent to ensure the perfection of the security interests in the Collateral granted to the Collateral Agent hereunder, including describing such property as “all assets whether now owned or hereafter acquired”, “all assets of the Debtor” or “all personal property whether now owned or hereafter acquired”.  Copies of any such Financing Statement or amendment thereto shall promptly be delivered to the Borrower.

Section 4.16  Release of Liens.

(a)        If any of the Collateral shall be sold or disposed of to any Person in a transaction consented to pursuant to, or contemplated by, the Loan Documents, such Collateral shall be automatically released from the Liens created hereunder.

(b)           Upon the release of all of the Collateral Agent’s Liens on all of the Collateral pursuant to Section 5.19, this Agreement shall terminate, all rights to the Collateral shall revert to the Borrower, and the Collateral Agent shall (at the written request and sole cost and expense of the Borrower) promptly cause to be transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Borrower and to be released and cancelled all licenses and rights referred to in Section 4.07.  The Collateral Agent shall also (at the written request and sole cost and expense of the Borrower) promptly execute and deliver to the Borrower upon such termination such UCC termination statements and such other documentation and take such other action as shall be reasonably requested by the Borrower to effect the termination and release, including the execution of a customary pay-off letter, of the Liens on the Collateral.

ARTICLE V
MISCELLANEOUS

Section 5.01  Collateral  Agent’s  Right  to  Perform  on  Borrower’s  Behalf. If  the Borrower shall fail to observe or perform any of the terms, conditions, covenants and agreements to be observed or performed by it under this Agreement, the Collateral Agent (at the direction of the

Administrative Agent on behalf of the Required Lenders) may (but shall not be obligated to), upon reasonable notice to the Borrower, cause such terms, conditions, covenants and agreements to be done or performed or observed by experts, agents or attorneys, with reasonable care at the sole cost and expense of the Borrower, either in the Collateral Agent’s name or in the name and on behalf of the Borrower, and the Borrower hereby authorizes the Collateral Agent so to do.

Section 5.02  Set-Off.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Secured Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Secured Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Collateral Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

Section 5.03  No Waiver; Remedies Cumulative.  Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 5.05), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 5.04  Notices.   All notices,  requests  and demands  to or upon the Collateral Agent or the Borrower hereunder shall be effected in the manner provided for in Section 9.2 of the Credit Agreement; provided that any such notice, request or demand to or upon the Borrower shall be addressed to the Borrower at its notice address set forth on Section 9.2 of the Credit Agreement.

Section 5.05  Amendments, Etc.   None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement.

Section 5.06  Successors  and  Assigns.  This  Agreement  shall  be  binding  upon  the successors and assigns of the Borrower and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns; provided that (a) the Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, (b) the Collateral Agent shall only transfer or assign its rights under this Agreement in connection with a resignation or removal of such Person from its capacity as “Collateral Agent” in accordance with the terms of this Agreement and the Credit Agreement and (c) the Collateral Agent may delegate certain of its responsibilities and powers under this Agreement as contemplated by Section 5.10 below and Section 8.2 of the Credit Agreement.  Notwithstanding anything herein to the contrary, any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to the corporate trust business of the

Collateral Agent, shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that the Collateral Agent shall forthwith notify the parties hereto in writing in reasonable advance of any such event.

Section 5.07  Survival; Reliance.  The representations and warranties of the Borrower set out in this Agreement or contained in any documents delivered to the Collateral Agent or any other Secured Party pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties in entering into the Loan Documents and extending the credit or otherwise performing the transactions thereunder, notwithstanding any investigation on their respective parts.

Section 5.08  Effectiveness;  Continuing Nature of this Agreement.   This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement and any Secured Party may continue, at any time and without notice to any other Person, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower constituting Secured Obligations in reliance hereof.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding.  All references to the Borrower shall include the Borrower as debtor and debtor-in-possession and any receiver or trustee for the Borrower (as the case may be) in any Insolvency Proceeding.

Section 5.09  Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrower, the Collateral Agent and the Lenders with respect to the subject matter hereof and  thereof,  and  there are no promises, undertakings, representations or warranties by the Collateral Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 5.10  Agents,  Etc.  The  Collateral  Agent  may  employ  agents,  experts  and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents, experts or attorneys-in-fact selected by it with reasonable care.

Section 5.11  Severability.    Any  provision  of  this  Agreement  that  is  prohibited  or unenforceable  in  any jurisdiction  shall,  as  to  such  jurisdiction,  be  ineffective  to  the  extent  of  such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition  or  unenforceability  in  any  jurisdiction  shall  not  invalidate  or  render  unenforceable  such provision in any other jurisdiction.   The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.12  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or .pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 5.13  Headings.   Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 5.14  Governing  Law.  THIS  AGREEMENT  AND  THE  RIGHTS  AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 5.15  Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)        submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any courts thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered  or certified mail (or any substantially  similar  form of mail), postage prepaid, to the Borrower at its address referred to in Section 9.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.15 any special, exemplary, punitive or consequential damages.

Section 5.16  Acknowledgements.  The Borrower  hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)        neither the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower, on the one hand, and the Collateral Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)        no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Section 5.17  Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 5.18  Security  Interest  Absolute.  To  the  maximum  extent  permitted  by applicable law, the rights and remedies of the Collateral Agent hereunder, the Liens created hereby, and the obligations of the Borrower under this Agreement are absolute, irrevocable and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination pursuant to Section 5.19), including:

(a)           any renewal, extension, amendment or modification of, or addition or supplement to or deletion from, any of the Loan Documents or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b)           any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Obligations, this Agreement, any other Loan Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Obligations, this Agreement, any other Loan Document or any such other instrument or agreement relating thereto;

(c)           any furnishing of any additional security for the Secured Obligations or any part thereof to the Collateral Agent or any other Person or any acceptance thereof by the Collateral Agent or any other Person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Collateral Agent or any other Person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Collateral Agent or any other Secured Party;

(d)           any invalidity, irregularity or unenforceability of all or any part of the Secured Obligations, any other Loan Document or any other agreement or instrument relating thereto or any security therefor;

(e)           the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof;

(f)           any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Secured Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of the Borrower or may preclude the Borrower from obtaining reimbursement, contribution, indemnification or other recovery and even though the Borrower may or may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(g)           any act or omission of the Collateral Agent or any other Person (other than payment of the Secured Obligations) that directly or indirectly results in or aids the discharge or release of the Borrower or any part of the Secured Obligations or any security or guarantee (including any letter of credit) for all or any part of the Secured Obligations by operation of law or otherwise;

(h)           the election by the Collateral Agent, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the U.S. Bankruptcy Code;

(i)           any extension of credit or the grant of any Lien under Section 364 of the U.S. Bankruptcy Code;

(j)           any use of cash collateral under Section 363 of the U.S. Bankruptcy Code;

(k)           any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person;

(l)           the avoidance of any Lien in favor of the Collateral Agent for any reason;

(m)          any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Secured Obligations (or any interest on all or any part of the Secured Obligations) in or as a result of any such proceeding; or

(n)           any other event or circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or a guarantor, it being the intent of this Section 5.18 that the obligations of the Borrower hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.

Section 5.19      Release; Termination.   Upon the occurrence of the Discharge Date, the Administrative Agent shall provide notice to the Collateral Agent of such payment in full and termination of the Commitments  and the Collateral Agent, at the sole cost and expense of the Borrower, (a) shall execute and deliver all such documentation, UCC termination statements and instruments as are furnished by Borrower to release the Liens created pursuant to this Agreement and to terminate this Agreement, (b) upon written notice to the Collateral Agent, authorizes the Borrower to prepare and file UCC termination statements terminating all of the Financing Statements filed in connection herewith and (c) agrees, at the request of the Borrower, to furnish, execute and deliver such documents, instruments, certificates, notices or further assurances as the Borrower may reasonably request as necessary or desirable to effect such termination  and  release,  all  at  the  Borrower’s  sole  cost  and  expense,  including  the  execution  of  a customary pay-off letter.

Section 5.20      Reinstatement.   This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must otherwise be restored by any Secured Party, whether as a result of any Insolvency Proceeding or reorganization or otherwise, and the Borrower shall indemnify the Collateral Agent, each other Secured Party and its respective employees, officers and agents  on  demand  for  all  reasonable  fees,  costs  and  expenses  (including  reasonable  fees,  costs  and expenses of counsel) incurred by the Collateral Agent, such other Secured Party or their respective employees, officers or agents in connection with such reinstatement, rescission or restoration.

Section 5.21      No  Third  Party  Beneficiaries.     This  Agreement  and  the  rights  and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of the Collateral Agent and the other Secured Parties.   Nothing in this Agreement shall impair, as between the Borrower and the Collateral Agent and the other Secured Parties, the obligations of the Borrower to pay principal, interest, fees and other amounts as provided in the Loan Documents.

Section 5.22  Enforcement Expenses; Indemnification.

(a)         The Borrower agrees to pay or reimburse each Secured Party and the Collateral Agent for all its fees, costs and expenses incurred in collecting against the Borrower or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which the Borrower is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Collateral Agent.

(b)        The Borrower agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)        The Borrower agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery,  enforcement,  performance  and administration  of this Agreement  to the extent the Borrower would be required to do so pursuant to Section 9.5 of the Credit Agreement.

(d)  The  agreements  in  this  Section  5.22  shall  survive  repayment  of  the  Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents, and any resignation or removal of the Collateral Agent.

Section 5.23  Collateral Agent.   Notwithstanding  anything herein to the contrary, the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities of the Collateral Agent set forth in the Loan Documents, as if such rights, powers, immunities and indemnities were specifically set forth herein.  The Borrower hereby acknowledges the appointment of the Collateral Agent pursuant to the Credit Agreement.  The rights, privileges, protections and benefits given to the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in its capacity hereunder, and to each agent, custodian and other Person employed by the Collateral Agent in accordance herewith to act hereunder.

Section 5.24  Specific  Performance.     The  Collateral  Agent  may  demand  specific performance of this Agreement.   The Collateral Agent and the Borrower hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Collateral Agent or any other Secured Parties.

Section 5.25  LGIA  Notice.   The Collateral  Agent agrees that prior to or upon the exercise  of the Collateral  Agent’s  assignment  rights pursuant  to the Loan Documents,  the Collateral Agent will notify the CAISO and Participating TO (as those terms are defined in the Interconnection Agreement) of the date and particulars of any such exercise of assignment right(s), including providing the CAISO and Participating TO with proof that it meets the requirements of Articles 11.5 and 18.3 of the Interconnection Agreement.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

SOLAR STAR CALIFORNIA XIII, LLC, as Borrower

By:
Name:
Title:

MIZUHO BANK LTD., as Administrative Agent

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Collateral Agent

By: Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Borrower Security Agreement]

SCHEDULE 1
INSTRUMENT, CHATTEL PAPER AND CERTIFICATED SECURITIES

None.

SCHEDULE 2
COMMERCIAL TORT CLAIMS

None.

SCHEDULE 3
LOCATION OF INVENTORY AND EQUIPMENT

Project Site.

SCHEDULE 4
LOCATION OF BOOKS AND RECORDS

Solar Star California XIII, LLC
c/o SunPower Corporation
77 Rio Robles
San Jose, CA 95134

EXHIBIT L

FORM OF SUMMARY OPERATING REPORT

See Attached.

EXHIBIT M

FORM OF INTEREST RATE AGREEMENT

See Attached.

SCHEDULE
to the
MASTER AGREEMENT
dated as of October   , 2014 between

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
a banking corporation organized under the laws of the Republic of France
(“Party A”)

and

SOLAR STAR CALIFORNIA XIII, LLC,
a limited liability company organized under the laws of the State of Delaware
(“Party B”)

Part 1.   Termination Provisions.

(a)	“Specified Entity” means in relation to Party A for the purpose of:

	Section 5(a)(v) (Default Under Specified Transaction)	None

	Section 5(a)(vi) (Cross Default)	None

	Section 5(a)(vii) (Bankruptcy)	None

	Section 5(b)(iv) (Credit Event Upon Merger)	None

and in relation to Party B for the purpose of:

	Section 5(a)(v) (Default Under Specified Transaction)	None

	Section 5(a)(vi) (Cross Default)	None

	Section 5(a)(vii) (Bankruptcy)	None

	Section 5(b)(iv) (Credit Event Upon Merger)	None

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)
“Cross Default” will apply to Party A and Party B provided that (i) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi); and (ii) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”

“Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

“Threshold Amount”  means  (i)  with  respect  to  Party A,  three  percent  (3%)  of  its  [or  Credit  Support Provider’s] shareholders’ equity (as calculated in accordance with generally accepted accounting principles applicable to Party A), and (ii) with respect to Party B, $1,000,000.

(d)	“Credit Event Upon Merger” will apply to Party A and will apply to Party B.

(e)	The“Automatic Early Termination” provision of Section 6(a) of this Agreement will not apply to Party A and will not apply to Party B.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

(i)            Market Quotation will apply.
(ii)           The Second Method will apply.

(g)	“Termination Currency” means United States Dollars (“USD”).

(h)	“Additional Termination Event”. The occurrence at any time with respect to Party B of any of the following events:

(i)
The occurrence of an Event of Default under and as defined in the Credit Agreement referred to below  where  the  Required  Lenders  (as defined  in the  Credit  Agreement)  have  elected  to (a) require repayment in full of all of the Loans (as defined in the Credit Agreement) and/or (b) the termination   of  any  Commitments   (as  defined  in  the  Credit  Agreement)   then  outstanding thereunder.

“Credit Agreement” means that certain Credit Agreement dated as of October __, 2014, by and among Party B, the several banks and other financial institutions  or entities from time to time parties thereto as Lenders, Mizuho Bank, Ltd., as Administrative Agent, the Letter of Credit Issuing Banks listed as parties thereto, Santander Bank, N.A. and Crédit Agricole Corporate and Investment Bank, as syndication agents, Deutsche Bank Securities Inc., as documentation agent, Credit Agricole Corporate and Investment Bank and Deutsche Bank Securities Inc., as coordinating agents for the Interest Rate Hedge Counterparties and Deutsche Bank Trust Company Americas, solely in its capacity as Collateral Agent, as such agreement may be amended, supplemented, extended, or otherwise modified, as the case may be, from time to time.

(ii)
The  Credit  Agreement  expires,  terminates,  is  cancelled  or  is  replaced,  whether  by reason  of payment, repayment or prepayment of all indebtedness incurred thereunder (including via a refinancing) or otherwise.

(iii)	Party A or an Affiliate of Party A ceases to be a Lender under the Credit Agreement (other than by such party’s voluntary action).

(iv)
Party B’s obligations to Party A under this Agreement ceases at any time to rank at least pari passu and pro rata in all respects with all of Party B’s payment obligations to the Lenders under the Credit Agreement.

(v)
Any term of the Credit Agreement or any Credit Support Document is amended in any manner that would materially and adversely alter the priority of any security interest or lien provided for or purported to be provided for the benefit of Party A (in its capacity as a party to this Agreement) or the priority of payment of amounts due from time to time to Party A under this Agreement or any collateral documents or security documents securing the obligations of Party B hereunder (in each case as compared to the Lenders thereunder); provided that, no Additional Termination Event under this Part 1(h)(v) shall occur if Party A or an Affiliate of Party A, in its capacity as a Lender under the Credit Agreement, provided prior written consent to the relevant amendment.

(vi)
Any repayment, prepayment, cancellation or other reduction in part of the aggregate amount of the Term Loans (as defined in the Credit Agreement) which has the effect of causing the aggregate notional amounts under all Interest Rate Agreements referred to in the Credit Agreement covering the same time period (including all Interest Rate Agreements entered into between Party B and any other counterparty for such time period) to exceed 100% of the aggregate principal amount of then-outstanding Term Loans under the Credit Agreement (such excess amount, the “Hedging Excess”). For the purposes hereof, an Additional Termination Event under this Part 1(h)(vi) shall occur solely with respect to a pro rata portion of the Notional Amount of any Transaction calculated based on the ratio of the Notional Amount of such Transaction to the notional amount of all outstanding Interest Rate Agreements covering the same time period, and such terminated portion shall constitute the sole Affected Transaction for purposes of this Additional Termination Event. For the avoidance of doubt, the remaining portion of each Transaction hereunder shall remain in full force and effect.

For the purposes of each of the foregoing events, Party B will be the sole Affected Party.

Part 2.	Representations.

(a)	Party A and Party B Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, each of Party A and Party B makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on: (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement contained in Sections 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Sections 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(b)	Party A and Party B Payee Tax Representations.

(i)	For the purpose of Section 3(f) of this Agreement, Party A makes the following representation:

(A)
It is a banking corporation organized under the laws of the Republic of France and its United States Federal Taxpayer Identification Number is 36-2813095 and its Global Intermediary Identification Number is CEQ4EV.00173.ME.250.

(B)
(1) Where it enters into the relevant Transaction through its Office in the United States on the applicable Confirmation, any payment received by it will be effectively connected with its conduct of a trade or business in the United States

(2) Where it does not enter into the relevant Transaction through its Office in the United States on the applicable Confirmation, unless it specifies that Part 2(b)(i)(1) of this Schedule applies to such payment, i) it is a “non-U.S. branch of a foreign person” for purposes of section 1.1441-4(a)(3)(ii), a “foreign person” for purposes of section 1.6041- 4(a)(4) and an “exempt recipient” for purposes of section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations and ii) it is fully eligible for the benefits of the "Business Profits" or "Industrial and Commercial Profits" provision, as the case may be, the "Interest" provision or the "Other Income" provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement.

"Specified  Treaty" means with respect to Party A: the tax treaty for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income, if any, between the Government of France and the United States of America.

(ii)	For the purpose of Section 3(f) of this Agreement, Party B makes the following representation:

Party B is a limited liability company organized under the laws of the State of Delaware and for U.S. federal income taxes is treated as an entity disregarded as separate from its single owner, SunPower Corporation. SunPower Corporation is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

Part 3.	Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A and Party B
Any document or certificate reasonably required or reasonably requested by a party in connection with its obligations to make a payment under this Agreement which would enable that party to make the payment free from any deduction or withholding for or on account of Tax or as would reduce the rate at which deduction or withholding for or on account of Tax is applied to that payment.
Promptly upon (but no later than 30 days after) the earlier of (i) reasonable demand by the other party and (ii) learning that the form or document is required.
Party A and Party B
In the case of Party A, Form W-8-BEN and Form W-8-ECI (or any successor forms, including, Form W-8BEN-E as of January 1, 2015) and in the case of Party B, a correct, complete and executed U.S. Internal Revenue Service Form W-9, or any successor thereto, and appropriate attachments.

(i) Upon execution of this Agreement, (ii) promptly upon (but no later than 30 days after) reasonable demand by either Party and (iii) promptly upon (but no later than 30 days after) any such form previously provided (or any documentation of statement associated with such form) becoming obsolete, incomplete or incorrect.

(b)	Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Certificate or other documents evidencing the authority and signature of the party entering into this Agreement or a Confirmation, as the case may be	At or promptly following the execution of this Agreement or upon request with respect to a Confirmation, as the case may be.	Yes

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B	Certified copies of all corporate resolutions authorizing the execution of this Agreement and any Confirmation hereunder	Upon execution and delivery of this Agreement	Yes
Party B
A copy of the annual report of Party B containing audited consolidated financial statements for the relevant fiscal year certified by independent certified public accountants and prepared in accordance with accounting principles that are generally accepted in the United States
		As soon as available and in any event within 120 days after the end of each of the fiscal years of Party B	Yes
Party B
A copy of each quarterly report of Party B containing consolidated financial statements for the relevant quarter prepared in accordance with accounting principles that are generally accepted in the United States
		As soon as available and in any event within 45 days after the end of each of Party B’s fiscal quarters	Yes
Party B	Copies of all amendments, notices and documents delivered to Lenders in relation to the Credit Agreement.	Simultaneous with delivery to lenders provided that no such delivery will be required so long as Party A or any of its Affiliates is a lender under the Credit Agreement.	Yes

Part 4.	Miscellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

(i)           Address for notices or communications  to Party A (other than notices or communications  with respect to payments which shall be in the relevant Confirmation):

For the purpose of Section 12(a) of the Agreement, notices or communications to Party A with respect to each Transaction shall be sent to the address of the relevant Office specified in the relevant Confirmation or as otherwise notified by Party A to Party B in writing.

Any other notice or other communication (with the exception of notices or other communications under or for purposes of Sections 5 and 6 of this Agreement) shall be delivered to the address of the relevant Office set forth below:

Paris Head Office:
To:	Crédit Agricole Corporate and Investment Bank
Address:	9, quai du Président Paul Doumer, 92920 Paris La Défense cedex, France
Attention:	Legal Department
FacsimileNo:	+33 1 41 89 64 79 / + 33 1 41 89 29 86

New York Office:

Address:	1301 Avenue of the Americas, New York, NY 10019, United States of America
Attention:	Legal Department – Master Agreements
Telephone No:	+1 212 ### ####

Any notice or other communication under or for purposes of Sections 5 and 6 of this Agreement shall be delivered to the address of Party A’s Head Office:

To:	Crédit Agricole Corporate and Investment Bank
Address:	9, Quai du Président Paul Doumer, 92920 Paris La Défense cedex, France
Attention:	General Counsel - Legal Department (marked “urgent”)

In addition and subject to Section 12(a) of this Agreement, notices or communication given to Party A pursuant to Section 5 or 6 of this Agreement shall also be sent by email to:
eventsofdefaultcreditagricolecorporateandinvestmentbankrisk@ca-cib.com.

(ii)	Address for notices or communications to Party B:

Solar Star California XIII, LLC
1414 Harbour Way South
Richmond, California 94804 USA
Facsimile No.: (510) ###-####
Attention: Manager Representative

With a copy to:

SunPower Capital Services, LLC
2900 Esperanza Crossing, Floor 2
Austin, TX 78758
Facsimile: (512) ###-####
Attention: Financing Operations

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement:

(i)	Party A irrevocably appoints as its Process Agent: its New York branch Office located at 1301 Avenue of the Americas, New York, New York 10019.

(ii)	Party B irrevocably appoints as its Process Agent: Not applicable.

(c)	Offices. The provisions of Section 10(a) of this Agreement will apply to Party A and to Party B.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is a Multibranch Party and may act out of its Paris head Office or its New York branch Office. Party B is not a Multibranch Party.

(e)
“Calculation Agent.” The Calculation Agent is Party A unless an Event of Default has occurred and is continuing with respect to Party A, in which case Party B may appoint a leading dealer to act as Calculation Agent for so long as such Event of Default is continuing, unless an Event of Default has also occurred and is continuing with respect to Party B, in which case Party A will remain the Calculation Agent. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

(f)	“Credit Support Document” means none in relation to Party A and each of the Security Documents (as defined in the Credit Agreement) in relation to Party B.

(g)	“Credit Support Provider” means in relation to Party A: Not applicable.

“Credit Support Provider” means in relation to Party B: Each party to a Security Document (other than Party B) that provides security, a guaranty or other credit support for Party B’s obligations under this Agreement. Notwithstanding the foregoing, with respect to any guarantee deemed or security interest granted, pursuant to its terms, to cover the obligations of Party B under this Agreement (the “Swap Obligations”) that is provided by a guarantor or credit support provider which is not an “Eligible Contract Participant” (as defined in Section 1a(18) the Commodity Exchange Act, as amended) (as such, a “Non-ECP”) at the time a Transaction under this Agreement is entered into, the Parties hereto agree that such guarantee shall not be effective against any such Non-ECP with respect to Party B's Swap Obligations hereunder relating to such Transaction.

(h)
Governing Law. This Agreement, and each Transaction entered into hereunder will be governed by, and construed, and enforced in accordance with the law of the State of New York without reference to its choice of law doctrine.

(i)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

(j)	Netting of Payments. Unless the parties otherwise so agree, Subsection 2(c)(ii) will not apply to the Transactions effected hereunder.
.
(k)	“Affiliate” has the meaning specified in Section 14 of this Agreement.

(l)
Absence of Litigation. Section 3(c) is hereby amended by deleting the word “affect” in the third line thereof and replacing it with the words “have a material adverse effect on”, and by deleting the word “Affiliates” in the second line thereof and replacing it with the words “Specified Entities”:

For the purpose of Section 3(c), “Specified Entity”:

In relation to Party A, means: Not Applicable

In relation to Party B, means: Not Applicable.

(n)	Additional Representation will apply. For the purpose of Section 3 of this Agreement the following Sections 3(g) and 3(h) will constitute Additional Representations:

(g)
No Agency. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that it is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

(h)
Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(1)
Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction;

(2)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction; and

(3)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(o)
Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

(p)	Condition Precedent; Potential Event of Default; Amendment to Section 2(a)(iii).

Section 2(a)(iii) is hereby amended by adding the following proviso immediately after the words “this Agreement” at the end thereof: “; provided, however, that each payment or delivery which would otherwise be required to be made but for this Section 2(a)(iii) shall be made on the thirtieth day after the occurrence of the relevant Event of Default or Potential Event of Default, as the case may be, and on each day thereafter that a payment or delivery is required to be made, unless an Early Termination Date in respect of the Transaction to which such payment or delivery relates has been designated.”

Part 5. Other Provisions.

(a)
Additional Representations. In addition to the provisions addressed above in Part 4 of the Schedule, Section 3 of this Agreement is hereby amended by adding at the end thereof the following sub-paragraphs:

(i)
Non-ERISA Representation. It continuously represents that it is not (i) an employee benefit plan (hereinafter an “ERISA Plan”), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA or a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or subject to any other statute, regulation, procedure or restriction that is materially similar to Section 406 of ERISA or Section 4975 of the Code (together with ERISA Plans, “Plans”), (ii) a person any of the assets of whom constitute assets of a Plan, or (iii) in connection with any Transaction under this Agreement, a person acting on behalf of a Plan, or using the assets of a Plan. It will provide notice to the other party in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach this representation.

(ii)	Eligible Contract Participant. It is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended.

(b)
Accuracy of Specified Information. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period, the phrase “or, in the case of audited or unaudited financial statements, a fair presentation of the financial condition of the relevant person.”

(c)
Form of Agreement. The parties hereby agree that the text of the body of the Agreement is intended to be the printed form of 1992 ISDA Master Agreement (Multicurrency-Cross Border) as published and copyrighted by ISDA.

(d)
Scope of Agreement. Each transaction of the type described in the definitions of “Specified Transaction” that is entered into on or after the date of this Agreement between the parties will be deemed to be a Transaction for purposes of this Agreement, subject to and governed by the terms of this Agreement, and any confirmation evidencing such Transaction created or exchanged pursuant to Part 5(b) above will constitute a “Confirmation” for purposes of this Agreement and will supplement, form part of, and be subject to and governed by the terms of this Agreement. In the event of any inconsistency between the terms of such Transaction and the terms of this Agreement, the terms of such Transaction shall prevail.

(e)	Set Off. Section 6 of this Agreement is hereby amended by adding the following Subsection (f) at the end thereof:

“(f) Upon the designation of any Early Termination Date, the party that is not the Defaulting Party or Affected Party (“X”) may, without prior notice to the Defaulting or Affected Party (“Y”), set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Y to X or any Affiliate of X (the “X Set Off Amount”) against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by X or any Affiliate of X to Y (the “Y Set Off Amount”). X will give notice to the other party of any set off effected under this Section 6(f).

For this purpose, either the X Set Off Amount or the Y Set Off Amount (or the relevant portion of such set off amounts) may be converted by X into the currency in which the other set off amount is denominated at the rate of exchange at which X would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If a sum or obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(f)
Transfer. The parties agree that references in Section 7(a) to “consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity” shall be amended to include, as additional events, the reorganization, incorporation, reincorporation or reconstitution into or as another entity.

(g)
Definitions. The definitions and provisions contained in the 2006 ISDA Definitions (the “Definitions”) as published by ISDA are incorporated into any Confirmation which supplements and forms part of this Agreement, and all capitalized terms used but not otherwise defined in a Confirmation will have the meaning given to them in the Definitions. References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the Definitions. Unless expressly provided otherwise, in the event of any inconsistency between any of the documents identified in this Part 4(k), the document listed first will prevail: (i) the Confirmation; (ii) the Schedule; (iii) the printed form of ISDA Master Agreement; and (iv) the Definitions.

(h)
Party B may not terminate any interest rate swap transaction (in whole or in part) under any Interest Rate Agreement (as such term is defined in the Credit Agreement) including any Interest Rate Agreement with a counterparty other than Party A, unless such termination is on a pro rata basis with respect to all interest rate swap transactions outstanding under all Interest Rate Hedge Agreements; provided that this Part 5(i) shall not apply to any Transaction under an Interest Rate Agreement with respect to which Party A or Party A's counterparty is the Defaulting Party or the Affected Party.

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized officers as of the date hereof.

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK		SOLAR STAR CALIFORNIA XIII, LLC

By:		By
	Name:		Name:
	Title:		Title:
	Date:		Date:

By:
Name:
Title:
Date:

EXHIBIT N-1
FORM OF DSR LETTER OF CREDIT

[BANK NAME] [ADDRESS]	Letter Of Credit No. [__________]
Irrevocable Standby Letter Of Credit

Date of Issue: [__________, 201_]

Stated Expiration Date:
[                            ]
(the “Stated Expiration Date”)

Applicant:

Solar Star California XIII, LLC
c/o          SunPower AssetCo, LLC
                1414 Harbour Way South
                Richmond, California 94804 USA
                Phone Number: (510) 540-0550
                Facsimile No.: (510) 540-0552
                Attention: Manager Representative
                (the “Applicant”)

Beneficiary:
Deutsche Bank Trust Company Americas
as Depositary
60 Wall Street
16th Floor
MS NYC60-1623
New York, NY 10005

[Attn: Solar Star California XIII, LLC
Facsimile No.: 415-273-4591
(the “Beneficiary”)]
Stated Amount: $______________ Credit Available With: [___________] [___________] [___________] Against Presentation of the Documents Detailed Herein Drawn on Mizuho Bank, Ltd.

N-1-1

Ladies and Gentlemen:

At the request and for the account of Solar Star California XIII, LLC (the “Applicant”), we hereby establish in favor of Deutsche Bank Trust Company Americas (the “Beneficiary”), as Depositary under that certain Depositary Agreement dated as of October 17, 2014 among the Applicant, Mizuho Bank Ltd., as administrative agent (in such capacity, the “Administrative Agent”), Deutsche Bank Trust Company Americas, as collateral agent (in such capacity, the “Collateral Agent”), the Depositary and certain other parties thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Depositary Agreement”) in connection with the Debt Service Reserve Account established under the Depositary Agreement, this irrevocable Letter of Credit no.  [____] (this “Debt Service Reserve Letter of Credit”) expiring on [____] (the “Stated Expiration Date”).

We irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, in any amount up to the Available Amount (as defined below) available against presentation of a dated drawing request drawn on [BANK NAME] manually signed by a purported authorized officer of the Beneficiary completed in the form of Annex 1 hereto (a “Drawing Request”). Partial drawings are allowed under this Debt Service Reserve Letter of Credit. Each Drawing Request honored by us shall immediately reduce the amount available to be drawn hereunder by the amount of the payment made in respect of such Drawing Request (each, an “Automatic Reduction”).

On any given date, the Stated Amount (as set forth on the first page of this Debt Service Reserve Letter of Credit) minus any Automatic Reductions minus any voluntary reductions pursuant to the terms hereof plus any amounts reinstated pursuant to the terms hereof shall be the aggregate amount available hereunder (the “Available Amount”).

Drawing Requests and all communications with respect to this Debt Service Reserve Letter of Credit shall be in writing, addressed or presented in person to us at: [BANK NAME] [ADDRESS] (telephone no.: [NUMBER]), referencing this Debt Service Reserve Letter of Credit No. [        ]. In addition, presentation of a Drawing Request may also be made by fax transmission to [NUMBER], or such other fax number identified by us in a written notice to you. To the extent a Drawing Request is made by fax transmission, you must (i) provide telephone notification to us at [NUMBER] prior to or simultaneously with the sending of such fax transmission and (ii) send the original of such Drawing Request to us by overnight courier, at the same address provided above.

If a Drawing Request is presented in compliance with the terms of this Debt Service Reserve Letter of Credit to us at such address or facsimile number by 11:00 a.m., New York City time, on any Business Day, payment will be made not later than the close of business, New York City time, on such Business Day and if such Drawing Request is so presented to us after 11:00 a.m., New York City time, on any Business Day, payment will be made on the following Business Day not later than the close of business, New York City time. Payment under this Debt Service Reserve Letter of Credit shall be made in immediately available funds by wire transfer to such account as may be designated by the Beneficiary in the applicable Drawing Request.

As used in this Debt Service Reserve Letter of Credit, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in the State of New York.

This Debt Service Reserve Letter of Credit shall expire on the earliest to occur of (1) our receipt of written confirmation from the Beneficiary authorizing us to cancel this Debt Service Reserve Letter of Credit accompanied by the original of this Debt Service Reserve Letter of Credit; (2) the close of business, New York City time, on the date (the “Early Expiration Date”) specified in a notice of early expiration in the form of Annex 2 hereto sent by us to the Beneficiary and a copy to the Applicant by

N-1-2

courier, mail delivery or delivery in person or electronic or facsimile transmission and stating that this Debt Service Reserve Letter of Credit shall terminate on such date, which date shall be no less than thirty (30) days after the date of such notice, with the Beneficiary remaining authorized to draw on us on or prior to such Early Expiration Date in accordance with the terms hereof; and (3) the close of business, New York City time, on the Stated Expiration Date or, if we have delivered an Extension Notice (as defined below) in accordance with the next succeeding sentence, the Extended Stated Expiration Date (as defined below) set forth in the most recently delivered Extension Notice (as so defined).

Prior to the date thirty (30) days prior to the Stated Expiration Date (or the then-current Extended Stated Expiration Date), we may extend the Stated Expiration Date (or the then-current Extended Stated Expiration Date) for a period of up to twelve (12) months (such extended expiration date, an “Extended Stated Expiration Date”) as specified in a notice of extended stated expiration date (each such notice, an “Extension Notice”) in the form of Annex 6 hereto sent by us to the Beneficiary and a copy to the Applicant by courier mail delivery, delivery in person or facsimile transmission.

This Debt Service Reserve Letter of Credit is effective immediately.

In the event that a Drawing Request fails to comply with the terms of this Debt Service Reserve Letter of Credit, we shall provide the Beneficiary prompt notice of same stating the reasons therefor and shall upon receipt of the Beneficiary’s instructions, hold any nonconforming Drawing Request and other documents at your disposal or return any non-conforming Drawing Request and other documents to the Beneficiary at the address set forth above by courier, mail delivery or delivery in person or facsimile transmission. Upon being notified that the drawing was not effected in compliance with this Debt Service Reserve Letter of Credit, the Beneficiary may attempt to correct such non-complying Drawing Request if, and to the extent that you are entitled and able to do so on or before the current Stated Expiration Date or Extended Stated Expiration Date.

This Debt Service Reserve Letter of Credit sets forth in full the terms of our undertaking and this undertaking shall not in any way be modified, amended, limited or amplified by reference to any document, instrument or agreement referred to herein, and any such reference shall not be deemed to incorporate herein by reference any document, instrument, or agreement except for Drawing Requests and certificates.

This Debt Service Reserve Letter of Credit is transferable, in its entirety upon presentation to us of a signed transfer certificate in the form of Annex 3 accompanied by this Debt Service Reserve Letter of Credit (or other evidence satisfactory to us), in which the Beneficiary irrevocably transfers to the Successor Depositary (as defined in Annex 3) all of its rights hereunder, whereupon we agree to either issue a substitute letter of credit to such Successor Depositary or endorse such transfer on the reverse of this Debt Service Reserve Letter of Credit.

Amounts drawn under this Debt Service Reserve Letter of Credit may be reinstated up to the aggregate amount of such draws by notice from us to the Beneficiary in a certificate in the form of Annex 4 hereto (such reinstatement to be in the amount set forth in such certificate), but not in excess of the then Available Amount.

Any voluntary reduction hereunder shall be in the form of Annex 5 hereto. All banking charges are for the account of the Applicant.

This Debt Service Reserve Letter of Credit shall not be amended except with the written concurrence of the Beneficiary.

We hereby engage with you that a Drawing Request drawn strictly in compliance with the terms of this Debt Service Reserve Letter of Credit and any amendments thereto shall be honored.

N-1-3

This Debt Service Reserve Letter of Credit is subject to the rules of the “International Standby Practices 1998”, International Chamber of Commerce, Publication No. 590 (“ISP 98”) and, as to matters not governed by ISP 98, shall be governed by and construed in accordance with the laws of the State of New York.

Any legal action or proceeding with respect to this Debt Service Reserve Letter of Credit shall be brought in the courts of the State of New York in the County of New York or of the United States of America in the Southern District of New York. You (by your acceptance hereof) and we irrevocably submit to the nonexclusive jurisdiction of such courts solely for the purposes of this Debt Service Reserve Letter of Credit. You (by your acceptance hereof) and we hereby waive to the fullest extent permitted by law any objection either of us may now or hereafter have to the laying of venue in any such action or proceeding in any such court.

[BANK NAME]

Authorized signature

N-1-4

ANNEX 1

[Letterhead of Depositary]

“Drawn under [BANK NAME],
Letter of Credit Number [________] dated _________, 201_”
DRAWING REQUEST
[Date]

[BANK NAME]
[ADDRESS]

Ladies and Gentlemen:

The undersigned, a duly authorized officer of Deutsche Bank Trust Company Americas, hereby draws on [BANK NAME] Irrevocable Standby Letter of Credit No. [_____] (the “Debt Service Reserve Letter of Credit”) dated _______, 201_ issued by you in favor of us. Any capitalized term used herein and not defined herein shall have its respective meaning as set forth in the Debt Service Reserve Letter of Credit or in the Depositary Agreement referred to in the Debt Service Reserve Letter of Credit.

In connection with this drawing, we hereby certify that:

A)	“This drawing in the amount of US$___________is being made pursuant to theDebt Service Reserve Letter of Credit”;

[Use one or more of the following forms of paragraph B, as applicable]

B-1)	“(x) A Debt Payment Deficiency exists and (y) the proceeds of this draw will be applied solely to such Debt Payment Deficiency in accordance with Section 3.7(e) of the Depositary Agreement,”

or

B-2)
“(i) The Debt Service Reserve Letter of Credit will expire within thirty (30) days of the date of this Drawing Request and you have failed to extend the expiration date of the Debt Service Reserve Letter of Credit and the Applicant has failed to provide a replacement Debt Service Reserve Letter of Credit from an Acceptable Letter of Credit Provider and satisfying the requirements of the Depositary Agreement; and

(ii) the proceeds of this draw will be transferred to the Debt Service Reserve Account in accordance with the Depositary Agreement”;

or

B-3)	“A Trigger Event Date as defined in the Depositary Agreement has occurred.”

or

B-4)	“(i) [BANK NAME] has delivered an Early Expiration Notice and such EarlyExpiration Notice has not been rescinded and the Applicant has failed to provide a

N-1 Annex 1-1

replacement Debt Service Reserve Letter of Credit issued by an Acceptable Letter of Credit Provider and satisfying the requirements of the Depositary Agreement; and

(ii) the proceeds of this draw will be transferred to the Debt Service Reserve Account in accordance with the Depositary Agreement”;

or

B-5)
“(i) You have ceased to be an Acceptable Letter of Credit Provider (as such term is defined in the Depositary Agreement) and the Applicant has failed to provide a replacement Debt Service Reserve Letter of Credit issued by an Acceptable Letter of Credit Provider and satisfying the requirements of the Depositary Agreement within ten (10) days of you ceasing to be an Acceptable Letter of Credit Provider; and

(ii) the proceeds of this draw will be transferred to the Debt Service Reserve Account in accordance with the Depositary Agreement;”

C)	“The amount requested to be drawn does not exceed the maximum AvailableAmount in effect as of the date hereof”; and

D)	“You are directed to make payment of the requested drawing to account no.at [insert bank name, address and account number].”

[SIGNATURE PAGE FOLLOWS]

N-1 Annex 1-2

IN WITNESS WHEREOF, the undersigned has executed and delivered this request on the date first written above.

Deutsche Bank Trust Company Americas, as Depositary

By:
Name:
Title:

CC:

Solar Star California XIII, LLC
c/o	SunPower AssetCo, LLC
1414 Harbour Way South
Richmond, California 94804 USA
Phone Number: (510) 540-0550
Facsimile No.: (510) 540-0552
Attention: Manager Representative

N-1 Annex 1-3

ANNEX 2

[Letterhead of Issuing Bank]

NOTICE OF EARLY EXPIRATION OF LETTER OF CREDIT

[Date]

Deutsche Bank Trust Company Americas,
as Depositary
60 Wall Street
16th Floor
MS NYC60-1623
New York, NY 10005
Attn: Solar Star California XIII, LLC

Solar Star California XIII, LLC
c/o	SunPower AssetCo, LLC
1414 Harbour Way South
Richmond, CA 94804
Attn: Manager Representative

Ladies and Gentlemen:

Reference is made to [BANK NAME] Irrevocable Standby Letter of Credit No. [           ] (the “Debt Service Reserve Letter of Credit”) dated ______, 201_ issued by us in favor of Deutsche Bank
Trust Company Americas, as Depositary (the “Beneficiary”). Any capitalized terms used herein and not defined shall have its respective meaning set forth in the Debt Service Reserve Letter of Credit.

This constitutes our notice to you pursuant to the Debt Service Reserve Letter of Credit that the Debt Service Reserve Letter of Credit shall terminate on _______, ____[insert a date which is thirty (30) or more days after the date of this notice of early expiration] (the “Early Expiration Date”).

Pursuant to the terms of the Debt Service Reserve Letter of Credit, the Beneficiary is authorized to draw (pursuant to one or more drawings), on or prior to the Early Expiration Date, on the Debt Service Reserve Letter of Credit in an aggregate amount that does not exceed the then Available Amount (as defined in the Debt Service Reserve Letter of Credit).

Very truly yours,

[BANK NAME]

By:
Name:
Title:

N-1 Annex 2-1

ANNEX 3

[Letterhead of Depositary]

TRANSFER OF LETTER OF CREDIT
[Date]

[BANK NAME]
[ADDRESS]

Ladies and Gentlemen:

Reference is made to [BANK NAME] Irrevocable Standby Letter of Credit No. [_____] dated ____, 201_ originally issued by you in favor of Deutsche Bank Trust Company Americas, as Depositary (the “Debt Service Reserve Letter of Credit”). Any capitalized term used herein and not defined shall have its respective meaning as set forth in the Debt Service Reserve Letter of Credit.

For value received, the undersigned, as the current beneficiary under the Debt Service Reserve Letter of Credit, hereby irrevocably transfers to (the “Transferee”) all rights of the undersigned to draw under the Debt Service Reserve Letter of Credit in its entirety. We certify that the Transferee is the successor Depositary pursuant to and in accordance with the terms of Section 4.4 of the Depositary Agreement (the “Successor Depositary”).

By this transfer, all rights of the undersigned, as beneficiary under the Debt Service Reserve Letter of Credit, are transferred to the Transferee, and the Transferee shall have the sole rights with respect to such Letter of Credit (to the exclusion of the undersigned) including without limitation all rights relating to any amendments thereof and any notices thereunder. All amendments to such Letter of Credit are to be consented to by the Transferee without necessity of any consent of or notice to the undersigned.

Simultaneously with the delivery of this notice to you, copies of this notice are being transmitted to the Transferee and the Applicant.

The original Debt Service Reserve Letter of Credit and amendment(s), if any (or other evidence satisfactory to you), is/are returned herewith, and we ask you to either issue a substitute letter of credit for the benefit of the Transferee or endorse the transfer on the reverse thereof, and forward it directly to the Transferee with your customary notice of transfer.

Very truly yours,

Deutsche Bank Trust Company Americas, as Depositary

By:
Name:
Title:

cc:	[Insert name and address of Transferee]

N-1 Annex 3-1

Solar Star California XIII, LLC
c/o	SunPower AssetCo, LLC
1414 Harbour Way South
Richmond, California 94804 USA
Phone Number: (510) 540-0550
Facsimile No.: (510) 540-0552
Attention: Manager Representative

N-1 Annex 3-2

ANNEX 4

[Letterhead of Issuing Bank]

CERTIFICATE OF REINSTATEMENT

 [Date]

Deutsche Bank Trust Company Americas,
as Depositary
60 Wall Street
16th Floor
MS NYC60-1623
New York, NY 10005
Attn: Solar Star California XIII, LLC

Ladies and Gentlemen:

Reference is made to [BANK NAME] Irrevocable Standby Letter of Credit No. [           ] (the “Debt Service Reserve Letter of Credit”) dated _____, 201_ issued by us in your favor. Any capitalized term used herein and not defined shall have its respective meaning as set forth in the Debt Service Reserve Letter of Credit.

This constitutes our notice to you pursuant to the Debt Service Reserve Letter of Credit that as of , the Available Amount is hereby reinstated by [$_________] to [$_______]; provided that in no event shall the Available Amount as hereby reinstated exceed the Stated Amount.

Very truly yours,

[BANK NAME]

By:

cc:

Solar Star California XIII, LLC
c/o	SunPower AssetCo, LLC
1414 Harbour Way South Richmond, California 94804 USA Phone Number: (510) 540-0550
Facsimile No.: (510) 540-0552
Attention: Manager Representative

N-1 Annex 4-1

ANNEX 5

VOLUNTARY REDUCTION REQUEST CERTIFICATE
[Date]

[BANK NAME]
[ADDRESS]

Ladies and Gentlemen:

The undersigned duly authorized officer of the Beneficiary, having been so directed by Solar Star California XIII, LLC (the “Applicant’) hereby refers to [BANK NAME], Irrevocable Standby Letter of Credit No. [_________] (the “Letter of Credit”) dated _______, 201_ issued by you in our favor for the account of the Applicant. Any capitalized term used herein and not defined herein shall have its respective meaning as set forth in the Letter of Credit.

We hereby request that the Stated Amount be reduced by [$__________] to [$__________].

We hereby certify that the undersigned is a duly authorized officer of the Beneficiary.

[SIGNATURE PAGE FOLLOWS]

N-1 Annex 5-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this request on this date first written above.

Deutsche Bank Trust Company Americas, as Depositary

By:
Name:
Title:

cc:
Solar Star California XIII, LLC
c/o	SunPower AssetCo, LLC
1414 Harbour Way South
Richmond, California 94804 USA
Phone Number: (510) 540-0550
Facsimile No.: (510) 540-0552
Attention: Manager Representative

N-1 Annex 5-2

ANNEX 6

[Letterhead of Issuing Bank]

NOTICE OF EXTENSION OF EXPIRATION DATE OF LETTER OF CREDIT

[Date]

Deutsche Bank Trust Company Americas,
as Depositary
60 Wall Street
16th Floor
MS NYC60-1623
New York, NY 10005
Attn: Solar Star California XIII, LLC

Solar Star California XIII, LLC
c/o	SunPower AssetCo, LLC
1414 Harbour Way South
Richmond, CA 94804
Attn: Manager Representative

Ladies and Gentlemen:

Reference is made to [BANK NAME] Irrevocable Standby Letter of Credit No. [ ] (the “Debt Service Reserve Letter of Credit”) dated _____, 201_ issued by us in favor of Deutsche Bank Trust Company Americas, as Depositary (the “Beneficiary”). Any capitalized terms used herein and not defined shall have its respective meaning set forth in the Debt Service Reserve Letter of Credit.

This constitutes our notice to you pursuant to the Debt Service Reserve Letter of Credit that [Stated Expiration Date][current Extended Stated Expiration Date] of the Debt Service Reserve Letter of Credit shall be extended by [______] [____] months to [______] [____], 20[___] (the “Extended Stated Expiration Date”). ]

Very truly yours,

[BANK NAME]

By:
Name:
Title:

cc:

Solar Star California XIII, LLC
c/o	SunPower AssetCo, LLC
1414 Harbour Way South
Richmond, California 94804 USA
Phone Number: (510) 540-0550
Facsimile No.: (510) 540-0552
Attention: Manager Representative

N-1 Annex 6-1

EXHIBIT O

FORM OF SECOND INTERCONNECTION AGREEMENT AMENDMENT

See Attached

O-1

EXHIBIT P

FORM OF CCSF MITIGATION AGREEMENT

See Attached.

P-1

EXHIBIT Q

MONTHLY INDEPENDENT ENGINEER REPORT

Q-1

SCHEDULE 1.1A

Commitments

[See attached]

ALLOCATIONS

Facility Summary
Facilties	Amounts	%
Construction Loan / Term Loan	317,973,487.16	84.24%
PPA Performance Letter of Credit / PPA Development Letter of Credit	38,651,040.00	10.24%
DSR Letter of Credit	17,488,832.59	4.63%
Decommissioning Letter of Credit	3,335,742.15	0.88%
TOTAL	377,449,101.90	100.00%

Construction Loan Commitment
Banks	Amounts
Santander Bank, N.A.	133,180,599.97	41.88%
Mizuho Bank, Ltd.	94,802,819.86	29.81%
Credit Agricole Corporate & Investment Bank	89,990,067.33	28.30%
TOTAL	317,973,487.16	100.00%

DSR LC Commitment
Issuing Banks	Amounts	%
Santander Bank, N.A.	7,116,624.44	40.69%
Mizuho Bank, Ltd.	6,000,000.00	34.31%
Credit Agricole Corporate & Investment Bank	4,372,208.15	25.00%
TOTAL	17,488,832.59	100.00%

Project LC Commitment
Issuing Banks	Amounts	%
Santander Bank, N.A. (Decomissioning LC)	3,335,742.15	7.94%
Mizuho Bank, Ltd. (PPA Performance and PPA Development LC)	38,651,040.00	92.06%
TOTAL	41,986,782.15	100.00%

Term Loan Commitment
Banks	Amounts
Santander Bank, N.A.	133,180,599.97	41.88%
Mizuho Bank, Ltd.	94,802,819.86	29.81%
Credit Agricole Corporate & Investment Bank	89,990,067.33	28.30%
TOTAL	317,973,487.16	100.00%

SCHEDULE 1.1B

Amortization Schedule

[See attached]

AMORTIZATION SCHEDULE

Semester	Date	$ Principal Repaid	$ Principal Remaining	% Principal Repaid	% Principal Remaining
	12/31/2015		317,973,487.16		100.0%
1	6/30/2016	5,041,720.96	312,931,766.20	1.6%	98.4%
2	12/31/2016	9,555,924.64	303,375,841.56	3.0%	95.4%
3	6/30/2017	5,658,969.47	297,716,872.09	1.8%	93.6%
4	12/31/2017	10,013,734.97	287,703,137.11	3.1%	90.5%
5	6/30/2018	6,064,851.45	281,638,285.67	1.9%	88.6%
6	12/31/2018	10,505,716.89	271,132,568.78	3.3%	85.3%
7	6/30/2019	6,179,891.58	264,952,677.19	1.9%	83.3%
8	12/31/2019	11,083,470.93	253,869,206.26	3.5%	79.8%
9	6/30/2020	6,265,239.59	247,603,966.67	2.0%	77.9%
10	12/31/2020	10,111,470.17	237,492,496.50	3.2%	74.7%
11	6/30/2021	3,242,468.90	234,250,027.60	1.0%	73.7%
12	12/31/2021	8,295,476.36	225,954,551.24	2.6%	71.1%
13	6/30/2022	3,618,111.28	222,336,439.96	1.1%	69.9%
14	12/31/2022	222,336,439.96	0.00	69.9%	0.0%